Exhibit 10.1

Execution Version

FACILITY AGREEMENT DATED AS OF 30 NOVEMBER 2015

TERM LOAN FACILITY OF UP TO $259,575,772.50

GENER8 MARITIME SUBSIDIARY VII INC.

as Borrower

THE COMPANIES listed in Part A of Schedule 1

as joint and several Owner Guarantors and

joint and several Hedge Guarantors

GENER8 MARITIME, INC.

as Parent Guarantor

CITIBANK, N.A.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Global Co-ordinators

CITIBANK, N.A.

as Bookrunner

CITIBANK, N.A.

THE EXPORT-IMPORT BANK OF CHINA

BANK OF CHINA, NEW YORK BRANCH

as Mandated Lead Arrangers

THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 as Original Lenders

THE BANKS AND FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 as Hedge Counterparties

CITIBANK, N.A., LONDON BRANCH

as ECA Co-ordinator and ECA Agent

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

as Facility Agent and Security Agent

Index

		Page

Clause

Section 1Interpretation		2
1	Definitions and Interpretation	2
Section 2The Facility		42
2	The Facility	42
3	Purpose	43
4	Conditions of Utilisation	44
Section 3Utilisation		46
5	Utilisation	46
Section 4Repayment, Prepayment and Cancellation		49
6	Repayment	49
7	Prepayment and Cancellation	49
Section 5Costs of Utilisation		54
8	Interest	54
9	Interest Periods	57
10	Changes to the Calculation of Interest	57
11	Fees and Sinosure Premium	58
Section 6Additional Payment Obligations		60
12	Tax Gross Up and Indemnities; FATCA	60
13	Increased Costs	63
14	Other Indemnities	65
15	Mitigation by the Finance Parties	68
16	Costs and Expenses	69
Section 7Guarantees		71
17	Guarantee and Indemnity	71
Section 8Representations, Undertakings and Events of Default		76
18	Representations	76
19	Information Undertakings	86
20	Financial Covenants	91
21	General Undertakings	91
22	Insurance Undertakings	109
23	Shipbuilding Contract Undertakings	114
24	General Ship Undertakings	115
25	Security Cover	122
26	Application of Earnings	123
27	Events of Default	125
Section 9Changes to Parties		131
28	Changes to the Lenders	131
29	Changes to the Obligors	136
Section 10The Finance Parties		137
30	The Facility Agent and the Mandated Lead Arrangers	137
31	The Security Agent	146
32	ECA Agent	160
33	sinosure Specific Provisions	161
34	Conduct of Business by the Finance Parties	169
35	Sharing among the Finance Parties	169
Section 11Administration		171
36	Payment Mechanics	171
37	Set-Off	175
38	Notices	175
39	Calculations and Certificates	177
40	Partial Invalidity	178
41	Remedies and Waivers	178
42	Settlement or Discharge Conditional	178
43	Irrevocable Payment	178
44	Amendments and Waivers	178
45	Confidential Information	180
46	Counterparts	184

Section 12Governing Law and Enforcement		185
47	Governing Law	185
48	Enforcement	185
49	PATRIOT Act Notice	185

Execution

Execution Pages		186

Schedules

Schedule 1 The Parties		195
Part AThe Obligors		195
Part BThe Original Lenders		197
Part CHedging counterparties		198
Part DThe Servicing Parties		199
Schedule 2 Conditions Precedent		200
Part AConditions Precedent to Initial Utilisation Request		200
Part BConditions Precedent to Utilisation — Advance		202
Schedule 3 Utilisation Request		205
Schedule 4 Commitments		206
Schedule 5 Form of Transfer Certificate		208
Schedule 6 Form of Assignment Agreement		211
Schedule 7 Form of Compliance Certificate		214
Schedule 8 Details of Ships		215
Schedule 9 ERISA Plans and contributions		216
Schedule 10 Subsidiaries		217
Schedule 11 Financial Indebtedness		222
Schedule 12 Insurances		223
Schedule 13 Existing Transactions		224
Schedule 14 Non-Cash Charges		225
Schedule 15 Timetables		226
Schedule 16 Form of MT 199		227

THIS AGREEMENT is dated as of 30 November 2015.

PARTIES

(1)                                 GENER8 MARITIME SUBSIDIARY VII INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as borrower (the “Borrower”);

(2)                                 The limited liability companies listed in Part A of Schedule 1 (The Parties) therein as joint and several owner guarantors (the “Owner Guarantors”) and as joint and several hedge guarantors (the “Hedge Guarantors”);

(3)                                 GENER8 MARITIME, INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 as the parent guarantor (the “Parent Guarantor”);

(4)                                 CITIBANK, N.A. and NORDEA BANK FINLAND PLC, NEW YORK BRANCH as global co-ordinators (the “Global Co-ordinators” and each, a “Global Co-ordinator”);

(5)                                 CITIBANK, N.A. as bookrunner (the “Bookrunner”);

(6)                                 CITIBANK, N.A., THE EXPORT-IMPORT BANK OF CHINA and BANK OF CHINA, NEW YORK BRANCH as mandated lead arrangers (the “Mandated Lead Arrangers” and each, a “Mandated Lead Arranger”);

(7)                                 THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders” and each, an “Original Lender”);

(8)                                 THE BANKS AND FINANCIAL INSTITUTIONS listed in Part C of Schedule 1 (The Parties) as hedge counterparties (the “Hedge Counterparties” and each a, “Hedge Counterparty”);

(9)                                 CITIBANK, N.A., LONDON BRANCH as ECA agent (the “ECA Agent”) and as ECA co-ordinator (the “ECA Co-ordinator”);

(10)                          NORDEA BANK FINLAND PLC, NEW YORK BRANCH as agent of the other Finance Parties (the “Facility Agent”); and

(11)                          NORDEA BANK FINLAND PLC, NEW YORK BRANCH as security agent for the Secured Parties (the “Security Agent”).

BACKGROUND

(A)                               The Lenders have agreed to make available to the Borrower a term loan facility of up to $259,575,772.50.

(B)                               The Hedge Counterparties may enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1                                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement:

“Acceptable Accounting Firm” means Deloitte & Touche LLP, PricewaterhouseCoopers, Ernst & Young or KPMG, or such other recognized accounting firm as the Facility Agent may, with the consent of the Required Lenders, approve from time to time in writing, such approval not to be unreasonably withheld.

“Account Bank” means Nordea Bank Finland plc acting through its office at 1211 Avenue of the Americas, 23rd Floor, New York, NY 10036.

“Accounts” means the Earnings Accounts, the Minimum Liquidity Account and the Debt Service Reserve Account.

“Account Security” means a document creating Security over any Account in agreed form.

“Additional Collateral” shall mean additional Security satisfactory to the Required Lenders created in favour of the Security Agent to cure non-compliance with Clause 25 (Security Cover) (it being understood that cash collateral comprised of Dollars (which shall be valued at par) shall be deemed satisfactory), pursuant to security documentation in agreed form, in an aggregate amount at least sufficient to cure such non-compliance.

“Advance” means the borrowing of all or part of a Vessel Loan under this Agreement.

“Affected Lender” has the meaning given to it in paragraph (b) of Clause 10.2 (Market disruption).

“Affiliate” means, with respect to any Person, any other Person (including, for purposes of Clause 21.30 (Other transactions) , all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided however, that for purposes of Clause 21.30 (Other transactions), an Affiliate of the Parent Guarantor shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent Guarantor and any officer or director of the Parent Guarantor or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, neither the Facility Agent, nor the Security Agent, the ECA Agent nor the Mandated Lead Arrangers nor any Lender (or any of their respective Affiliates) shall be deemed to constitute an Affiliate of the Parent Guarantor or its Subsidiaries in connection with the Finance Documents or its dealings or arrangements relating thereto.

“Aggregate Collateral Vessel Value” means at any time, the aggregate of the Fair Market Value of all the Ships which are, in each case, subject to a Mortgage.

“Anti-Bribery and Corruption Laws” means the US Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder, the UK Bribery Act of 2010, and/or any similar laws, rules or regulations issued, administered or enforced by the United States, United Kingdom, the European Union or any of its member states, or any other country or Governmental Agency having jurisdiction over any Finance Party, Sinosure or any Obligor.

“Appraisal” means, with respect to a Ship, a written appraisal provided by an Approved Appraiser in favour of the Facility Agent for the purposes of determining the Fair Market Value of such Ship.

“Approved Appraiser” means Fearnleys, Clarksons, Braemar Seascope, Maersk Broker K.S., Lorentzen & Stemoco and Simpson Spence & Young (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Facility Agent.

“Approved Classification” means, in relation to a Ship, as at the date of this Agreement, the dual classification with (a) China Classification Society (“CCS”) and (b) the Approved Classification Society specified in relation to that Ship in Schedule 8 (Details of the Ships) or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means American Bureau of Shipping (“ABS”), DNV GL Group (“DNV”), Lloyd’s Register (“LR”), Nippon Kaiji Kyokai (“NKK”), Bureau Veritas (“BV”)  or any other classification society approved in writing by the Facility Agent.

“Approved Commercial Manager” means, in relation to a Ship, Navig8 Pte. Ltd., Navig8 Asia Pte. Ltd., VL8 Management Inc., the Parent Guarantor, any of its Affiliates, or such other person approved in writing by the Facility Agent acting with the authorization of the Required Lenders as the commercial manager of that Ship, any of whom may also engage reputable third-parties to perform specific tasks or, if such Ship is entered into a Pool Agreement, the Pool Manager.

“Approved Flag” shall have the meaning provided in Clause 24.2 (Flag of Ships; Citizenship; Ship Classification).

“Approved Insurance Broker” means Bankserve, Willis, Aon, Marsh, Leeds and Leeds and any other firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorization of the Required Lenders.

“Approved Manager” means, in relation to a Ship, the Approved Commercial Manager or the Approved Technical Manager of that Ship.

“Approved Technical Manager” means, in relation to a Ship, Northern Marine Management Ltd., Anglo-eastern Shipmanagement (Singapore) Pte. Ltd., Anglo-eastern International (Macao Commercial Offshore) Limited, Wallem Shipmanagement Limited, Selandia Ship Management Pte. Ltd., Selandia Ship Management (India) Pvt. Ltd., Selmar Ltd, the Parent Guarantor, any of its wholly owned subsidiaries or such other person approved in writing by the Facility Agent acting with the authorization of the Required Lenders as the technical manager of that Ship, any of whom may also engage reputable third-parties to perform specific tasks.

“Assignment of Builder’s Warranties” means in relation to a Ship, the assignment of builder’s warranties in respect of that Ship entered into or to be entered into by the Owner Guarantor owning that Ship and the Security Agent in the agreed form.

“Assignment of Hedging Agreement” means a first assignment of the rights and interests of the Parent Guarantor or the Borrower (as the case may be), in any Hedging Agreement entered into or to be entered into between the Parent Guarantor or the Borrower (as the case may be) and the Security Agent, in agreed form.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization, legalization or registration.

“Availability Period” means in relation to each Vessel Loan, the period from and including the date of this Agreement up to and including,

(a)                                 the earliest of:

(i)                                     the Delivery Date of the Ship to which that Vessel Loan relates;

(ii)                                  the date falling 180 days from the Scheduled Delivery Date of the Ship to which that Vessel Loan relates; and

(iii)                               31 May, 2017, or

(b)                                 such later date as may be agreed by the Lenders and Sinosure with the Borrower.

“Available Commitment” means, in relation to a Lender in respect of a Vessel Loan, such Lender’s Commitment minus:

(a)                                 the amount of its Contribution in such outstanding Vessel Loan; and

(b)                                 in relation to any proposed Utilisation, the amount of its Contribution in any Advance that is due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment under all Vessel Loans.

“Balloon Repayment” means in relation to each Vessel Loan, an amount equal to such Vessel Loan as at the date of its Utilisation Date minus all Repayment Instalments for such Vessel Loan.

“Bank Secrecy Act” means the U.S. Bank Secrecy Act of 1970.

“Basel II” has the meaning ascribed to it under Clause 13.3 (Exceptions).

“Basel III” means:

(a)                                 the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)                                 the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                                  any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Blue Mountain Indebtedness” means unsecured Financial Indebtedness incurred by the Parent Guarantor, pursuant to that certain note and guarantee agreement, dated as of March 28, 2014, among Parent Guarantor, as borrower and Blue Mountain Capital Management, LLC and certain of its affiliates, as purchasers (as amended, restated, replaced or modified from time to time provided that after giving effect to any such amendment, restatement, replacement or modification (including in respect of any Permitted Blue Mountain Refinancing Indebtedness) the Blue Mountain Indebtedness Requirements shall be satisfied), in an initial aggregate principal amount not to exceed $131,600,000, as such amount may be (i) increased to include the amount of interest accrued after March 28, 2014 and capitalized or paid in kind in accordance with the terms thereof and other amounts payable in connection therewith and/or (ii) decreased pursuant to principal prepayments thereof permitted pursuant to Clause 21.28 (Dividends).

“Blue Mountain Indebtedness Requirements” shall mean with respect to the Blue Mountain Indebtedness or any amendment, restatement, replacement or other modification thereof that:

(a)                                 such Financial Indebtedness shall mature no earlier than March 28, 2020 and shall not require any scheduled amortization, mandatory redemption or prepayment prior to such date (other than any prepayment required (i) from the net cash proceeds from the disposition of any Equity Interests of Subsidiary V Inc., or any assets of the Subsidiary V Inc. and/or its Subsidiaries and/or (ii) upon a change of control (as defined in the documentation governing such Financial Indebtedness) or acceleration of such Financial Indebtedness following an event of default thereunder);

(b)                                 such Financial Indebtedness shall not be secured or guaranteed by any Subsidiary of the Parent Guarantor other than Subsidiary V Inc.;

(c)                                  such Financial Indebtedness shall permit the Parent Guarantor at its option to make all interest payments thereunder in kind or in cash and to the extent that the documentation governing the Financial Indebtedness contains any financial maintenance covenant (other than a collateral maintenance test) applicable to the Parent Guarantor that is more favourable to the lenders or providers thereunder than to the Lenders herein, this Agreement shall automatically be amended to include such more favourable financial maintenance covenant (including any definitions used therein) without any further action or consent of the Borrower and the Facility Agent shall be permitted to amend this Agreement to reflect such financial maintenance covenant (it being understood and agreed that the Borrower shall be deemed to have consented to such amendment and authorized the Facility Agent to effect such amendment on its behalf).

“Break Costs” means other than the CEXIM Prepayment Fee, the amount (if any) by which:

(a)                                 the interest which a Lender should have received for the period from the date of receipt of all or any part of its Contibution in the Loan or Unpaid Sum to the last day of the current Interest Period in relation to the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridging Facility” means the term loan facility of up to $60,174,000 provided by Citibank, N.A., New York Branch to Borrower to finance the payment of Delivery Instalment of Ship A to the relevant Seller.

“Bridging Facility Credit Agreement” means the credit agreement dated 21 October 2015 and executed by, inter alios, , the Parent Guarantor, the Borrower and Citibank, N.A., New York Branch as facility agent and collateral agent in respect of the Bridging Facility.

“Bridging Facility Finance Documents” means the “Credit Documents” as defined in the Bridging Facility Credit Agreement.

“Builder” means Shanghai Waigaoqiao Shipbuilding Co., Ltd., a corporation organised and existing under the laws of the PRC having its registered office at 3001 Zhouhai Road, Pudong New District, Shanghai 200137, the People’s Republic of China.

“Business Day” means a day except Saturday, Sunday and any day which shall be in London, New York, Hong Kong, Oslo and Beijing, a legal holiday or a day in which banking institutions are authorized or required by law or other government action to close.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” means:

(a)                                 securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b)                                 time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having (x) capital and surplus in excess of $200,000,000 and (y) a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person;

(c)                                  repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above;

(d)                                 commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person;

(e)                                  investments in money market funds substantially all of whose assets are comprised of the types described in clauses (a) through (d) above; and

(f)                                   such other securities or instruments as the Required Lenders shall agree in writing.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.).

“CEXIM” means The Export-Import Bank of China.

“CEXIM Prepayment Fee” means a non-refundable prepayment fee of an amount equivalent to 0.50% of any prepaid amount of CEXIM’s Contribution.

“Charter” means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence.

“Change of Control” means:

(a)                                 in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of all the Lenders results in the Parent Guarantor owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in the Borrower;

(b)                                 in respect of an Owner Guarantor and/or a Hedge Guarantor, the occurrence of any act, event or circumstance that without prior written consent of all the Lenders results in the Parent Guarantor owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in that Owner Guarantor and/or Hedge Guarantor (except as permitted under Clause 21.22(a) (Disposals); and

(c)                                  in respect of the Parent Guarantor, save with the prior written consent of the Required Lenders:

(i)                                     a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act)), is or shall be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) or otherwise have obtained ownership or control, directly or indirectly, of 35% or more on a fully diluted basis of the voting and/or economic interest in the Parent Guarantor’s Equity Interests; or

(ii)                                  the replacement of a majority of the directors on the board of directors of the Parent Guarantor over a two-year period from the directors who constituted the board of directors of the Parent Guarantor at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent Guarantor still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors were previously so approved; or

(iii)                               none of the following shall be a director of the Parent Guarantor: (a) Mr. Peter Georgiopoulous, (b) Mr. Gary Brocklesby or (c) Mr. Nicolas Busch; or

(iv)                              a “change of control” or similar event shall occur as provided in any outstanding Financial Indebtedness (excluding Financial Indebtedness with an aggregate principal amount of less than $20,000,000) of the Parent Guarantor or any of its Subsidiaries (or the documentation governing the same).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commercial Management Agreement” means, in relation to a Ship, the form of agreement entered into between the relevant Owner Guarantor and the Approved Commercial Manager regarding the commercial management of that Ship in agreed form.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

“Commitment” means:

(a)                                 in relation to an Original Lender, the amount set opposite its name in the 6th column in Part A of Schedule 4 (Commitments) and the amount of any other Commitment transferred or assigned to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount of any Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form set out in Schedule 7 (Form of Compliance Certificate) or in any other form agreed between the Parent Guarantor and the Facility Agent.

“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                 any member of the Group or any of its advisers; or

(b)                                 another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes any Funding Rate or information that:

(i)                                     is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 45 (Confidential Information); or

(ii)                                  is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                               is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in any form agreed between the Borrower and the Facility Agent.

“Compensation Notice” means a notice issued by Sinosure following (a) the application of a claim applied by the ECA Agent (on behalf of the Lenders) in connection with a Sinosure Insurance Policy and (b) the issuance of a claim opinion by Sinosure.

“Consolidated Cash Interest Expense” means, for any period,

(a)                                 the total consolidated interest expense paid or payable in cash of the Parent Guarantor and its Subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges (e.g., fees with respect to letters of credit, any Hedging Agreement, any Non-Lender Hedging Agreement or any Other Hedging Agreement) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this paragraph (a)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus

(b)                                 without duplication, that portion of Capitalized Lease Obligations of the Parent Guarantor and its Subsidiaries on a consolidated basis representing the interest factor for such period, minus

(c)                                  cash interest income.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:

(a)                                 adding thereto the following to the extent deducted in calculating such Consolidated Net Income:

(i)                                     consolidated interest expense and amortization of debt discount and commissions and other fees and charges, including, without limitation, noncash interest payments, the interest component of capitalized lease obligations, net payments, if any, made (less net payments, if any, received), pursuant to any interest rate hedging agreements (including without limitation, any Hedging Agreements) or any Other Hedging Agreements, amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses and to the extent not reflected in consolidated interest, any losses on any interest rate hedging agreements (including without limitation, any Hedging Agreements) or any Other

Hedging Agreements, associated with Financial Indebtedness for such period (whether amortized or immediately expensed),

(ii)                                  consolidated income tax expense for such period, including, without limitation, penalties and interest related to such taxes or arising from any tax examinations and tax expense in respect of repatriated funds,

(iii)                               any gross transportation tax expense for such period,

(iv)                              all amounts attributable to depreciation, amortization and impairment charges, including, without limitation, amortization of intangible assets (including goodwill) and amortization of deferred financing fees or costs for such period,

(v)                                 any extraordinary losses, expenses or charges for such period, including, without limitation, accruals and payments for amounts payable under executive compensation agreements, severance costs, relocation costs, retention and completion bonuses and losses realized on disposition of property outside of the ordinary course of business and operating expenses directly attributable to the implementation of cost savings initiatives, and losses relating to activities constituting a business that is being terminated or discontinued,

(vi)                              any non-cash management retention or incentive program payments for such period, including any accelerated charges relating to option plans,

(vii)                           non-cash restricted stock compensation, including, without limitation, any restricted stock units,

(viii)                        any non-cash charges or losses, including, without limitation, non-cash compensation expenses for such period, adjustments to bad-debt reserves, losses recognized in respect of postretirement benefits as a result of the application of FASB ASC 715, losses on minority interests owned by any person, all losses from investments recorded using the equity method and the noncash impact of accounting changes or restatements less any extraordinary gains for such period,

(ix)                              any losses from the sales of any Ship for such period,

(x)                                 all costs and expenses incurred in connection with any equity issuances permitted hereunder so long as, notwithstanding anything set forth herein to the contrary, the Net Cash Proceeds of such equity issuances are applied to the prepayment of the Loan and such prepayments are applied to reduce the relevant payments due under the Finance Documents,

(xi)                              non-recurring costs, charges, accruals, reserves and business optimization expense, including, without limitation, any severance and restructuring costs, integration costs related to acquisitions after the date of this Agreement, project start-up costs, transition costs, cost related to the opening, closure and/or consolidation of offices and facilities (including, without limitation, fees and expenses incurred in connection with the winding up of all of the Parent Guarantor and its Subsidiaries’ activities and operations in Portugal), contract termination costs, systems establishment costs, and excess pension charges,

(xii)                           all non-recurring fees, costs and expenses related to any litigation or settlements,

(xiii)                        any proceeds from business interruption insurance,

(xiv)                       any charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to the Parent Guarantor or any of its Subsidiaries within one year after the related amount is first added to Consolidated EBITDA pursuant to this paragraph (xv),

(xv)                          cash expenses relating to earn outs and similar obligations, and

(xvi)                       all costs and expenses incurred in connection with the Finance Documents, the Finance Documents (as defined in the credit agreement for the Korean Facility), the Finance Documents (as defined in the credit agreement for the Sinosure No.2 Facility) and the Credit Documents (as defined in the Re-financing Facility Credit Agreement), and

(b)                                 subtracting therefrom the following to the extent added in calculating such Consolidated Net Income:

(i)                                     any extraordinary gains for such period;

(ii)                                  any gains from the sales of any Ship for such period; and

(iii)                               any gains realized on disposition of property not in the ordinary course

Unless otherwise agreed to by the Facility Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that (x) did not occur in the ordinary course of the Parent Guarantor or its Subsidiaries’ business; (y) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future; and (z) any fees, expenses or charges related to any equity offering, investment or Financial Indebtedness or amendments thereto permitted by this Agreement, whether or not consummated.

“Consolidated Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the aggregate outstanding principal amount of the Loan under this Agreement and the loans under the Re-financing Facility, the Sinosure No. 2 Facility and the Korean Facility, plus (y) the aggregate outstanding principal amount of any other Financial Indebtedness of the Parent Guarantor or any of its Subsidiaries permitted pursuant to Clause 21.25(g) (Financial Indebtedness).

“Consolidated Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Net Indebtedness of the Parent Guarantor and its Subsidiaries on such date to Consolidated Total Capitalization of the Parent Guarantor and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent Guarantor and its Subsidiaries for such period determined in accordance with GAAP; provided that for purposes of calculating Consolidated Net Income in connection with Clause 21.28(b) (Dividends), Consolidated Net Income shall be adjusted by adding thereto the non-cash charges set forth in Schedule 14 (Non-cash charges) to the extent deducted in determining consolidated net after-tax income for such period and any gain on the sale of assets which are designated by the Parent Guarantor as being included in the Excess Asset Sale Proceeds Amount shall be excluded.

“Consolidated Net Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) Consolidated Indebtedness less (y) an amount equal to the Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries as at such date.

“Consolidated Tangible Net Worth” shall mean, at any time of determination for any Person, the Net Worth of such Person and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP minus goodwill.

“Consolidated Total Capitalization” shall mean, at any time of determination for any Person, the sum of Consolidated Net Indebtedness of such Person at such time and Consolidated Tangible Net Worth of such Person at such time.

“Constitutional Documents” with respect to any Obligor means the Memorandum of Association or Certificate of Incorporation, as the case may be, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation made prior to the date of this Agreement), By-Laws, limited liability company agreement or partnership agreement (or equivalent organizational documents).

“Contingent Extras” means, in relation to a Ship, an amount equivalent to the aggregate of unforeseen costs and expenses (including the cost of extras) as permitted by the terms of the Shipbuilding Contract relating to such Ship incurred during the period commencing from the date of this Agreement up to and including the Delivery Date of such Ship and which are documented in such form and substance acceptable to the Facility Agent (including by any relevant supplemental agreements to such Shipbuilding Contract), provided that the aggregate of such amount shall not exceed $500,000 in relation to such Ship.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.

“Contract Price” means, in relation to a Ship, the aggregate of (i) the price payable for that Ship under its Shipbuilding Contract and (ii) the Contingent Extras for that Ship, subject to adjustment as provided in such Shipbuilding Contract pursuant to the terms thereof.

“Contract Price Instalment” means, in relation to a Ship, each instalment of the Contract Price payable under the Shipbuilding Contract relating to that Ship.

“Contribution” means, in relation to a Lender, the part of the Loan, an Advance or, as the context may require, a Vessel Loan which is owing to that Lender.

“Debt Service Coverage Ratio” shall mean, for any period, the ratio of the Consolidated EBITDA for such period to the aggregate of (a) the Consolidated Indebtedness and (b) the Consolidated Cash Interest Expense for such period.

“Debt Service Reserve Account” means:

(a)                                 an account in the name of the Parent Guarantor with the Account Bank designated “Gener8 Maritime, Inc. — Debt Service Reserve Account (Sinosure)”; or

(b)                                 any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Facility Agent with the approval of the Parent Guarantor (such consent not to be unreasonably withheld or delayed), as such account for the purposes of this Agreement.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an Event of Default or a Potential Event of Default.

“Default Period” means, with respect to any Lender, the period during which such Lender is a Defaulting Lender.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delegate” means any delegate, agent, attorney, co-trustee or other person appointed by the Security Agent.

“Delivery Date” means, in relation to a Ship, the date on which that Ship is delivered by the relevant Seller to the relevant Owner Guarantor designated or to be designated as receiving delivery of such Ship pursuant to the relevant Shipbuilding Contract.

“Delivery Instalment” means, in relation to a Ship, the delivery instalment of the relevant Contract Price payable under the relevant Shipbuilding Contract.

“Disbursement Authorization” has the meaning given in paragraph (b) of Clause 5.8 (Prepositioning of funds).

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any Obligor; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Obligor preventing that, or any other, Party or, if applicable, any Obligor:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other Parties or, if applicable, any Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, any Obligor.

“Dividend” means, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members, any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such (other than common stock, and the right to purchase any of such stock of such Person), the redemption, retirement, purchase or acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), including Stock Buy-Backs, or the setting aside of any funds for any of the foregoing purposes, or the granting of permission to any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person) any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the date of this Agreement (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) except for share repurchases resulting from the unwinding of any share sale requiring the repayment of any advances in connection with such sale as a result of any default on payment on the part of the ultimate purchaser of such shares.  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.  For the avoidance of doubt, (i) any non-cash anti-dilution adjustments under the warrants listed on in Schedule 14 (Non-cash charges) shall not constitute a Dividend and (ii) payments under the indemnification provisions of the Merger Agreement shall constitute a Dividend.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the U.S.

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner Guarantor owning that Ship or the Security Agent and which arise out of the use or operation of that Ship, including (but not limited to):

(a)                                 the following, save to the extent that any of them is, as of the date of this Agreement or with the prior written consent of the Facility Agent, pooled or shared with any other person:

(i)                                     all freight, hire and passage moneys;

(ii)                                  compensation payable to the Owner Guarantor owning that Ship or the Security Agent in the event of requisition of that Ship for hire;

(iii)                               remuneration for salvage and towage services;

(iv)                              demurrage and detention moneys;

(v)                                 damages for breach (or payments for variation or termination) of any charter party or other contract for the employment of that Ship;

(vi)                              all moneys which are at any time payable under any Insurances in relation to loss of hire;

(vii)                           all monies which are at any time payable to the Owner Guarantor owning that Ship in relation to general average contribution; and

(b)                                 if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means, in relation to an Owner Guarantor:

(a)                                 an account in the name of that Owner Guarantor with the Account Bank designated “Earnings Account”; or

(b)                                 any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Facility Agent with the approval of the Parent Guarantor (such consent not to be unreasonably withheld or delayed), as such account for the purposes of this Agreement.

“ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation:

(a)                                 any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(b)                                 any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” means any applicable federal, state, foreign, or local statute, legal requirements, law, treaty, protocol, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, deed or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent Guarantor or any of its Subsidiaries, relating to the environment or to Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; any applicable state, foreign, international or local counterparts or equivalents thereof, in each case as amended from time to time; and any applicable rules, regulations or requirements of an Approved Classification Society in respect of any Ship.

“Equity Interests” of any person means:

(a)                                 any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)                                 all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.

“Equity Proceeds Amount” shall mean, on any date, the amount of Net Cash Proceeds received by the Parent Guarantor from the issuance of Equity Interests of the Parent Guarantor after the date of this Agreement less the amount of Dividends paid by the Parent Guarantor and any cash payments in respect of Blue Mountain Indebtedness made pursuant to Clause 21.28 (Dividends) prior to such date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Parent Guarantor or a Subsidiary of the Parent Guarantor would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder.

“Excess Asset Sale Proceeds Amount” means the amount of net cash proceeds received by the Parent Guarantor and its Subsidiaries from the sale of any assets consummated on or after the date of this Agreement (after the payment of any Financial Indebtedness required to be repaid as a consequence of the sale of such assets), which are designated by the Parent Guarantor at any time after such sale to be included in the Excess Asset Sale Proceeds Amount; provided that the Parent may not make such a designation if a Restricted Payment has been made under Clause 21.28 (Dividends) and such Restricted Payment would not have been permitted under such Clause if such amount of gain from the sale of such assets had been excluded from Consolidated Net Income at the time such Restricted Payment was made.

“Excluded Hedging Obligation” means, with respect to a Hedge Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the guarantee of such Hedge Guarantor of, or the grant by such Hedge Guarantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Hedge Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Hedge Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient,

(a)                                 Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having (or having had) its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof);

(b)                                 Taxes attributable to such Recipient’s failure to comply with Clause 12.2(c) (Tax Gross-up); and

(c)                                  any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning provided in paragraph (a) of Clause 18.17 (Sanctions).

“Existing Indebtedness” has the meaning provided in Clause 18.21 (Indebtedness).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, in relation to a Ship or any other vessel, at any date, the fair market value of that Ship or vessel shown by the arithmetic mean of two valuations, each:

(a)                                 as at a date not more than 14 Business Days previously;

(b)                                 prepared by Approved Appraisers which shall be selected by the Parent Guarantor;

(c)                                  for and addressed to the Facility Agent;

(d)                                 with or without physical inspection of that Ship or vessel (as the Facility Agent may require); and

(e)                                  on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter or other contract of employment (and with no value to be given to any pooling arrangements), after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale, provided that if a range of values is provided in a particular appraisal, then the Fair Market Value in such appraisal shall be deemed to be the arithmetic median of such values and if such valuations differ by more than 15% of the lower valuation, a third valuation shall be obtained from another Approved Appraiser selected by the Facility Agent) and the fair market value of that Ship or vessel shall be shown by the arithmetic mean of all three such valuations.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the Code and any legislation adopted pursuant to any intergovernmental agreement to implement the foregoing.

“Fee Letter” means any letter or letters between any of the Mandated Lead Arrangers, the ECA Co-ordinator, the Facility Agent and the Security Agent and any Obligor setting out any of the fees referred to in Clause 11 (Fees and Sinosure Premium).

“Finance Document” means:

(a)                                 this Agreement;

(b)                                 the Sinosure No.2 Facility Agreement;

(c)                                  any Fee Letter;

(d)                                 each Utilisation Request;

(e)                                  any Security Document;

(f)                                   any Hedging Agreement;

(g)                                  any other Sinosure No. 2 Finance Document;

(h)                                 any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(i)                                     any other document designated as such by the Facility Agent and the Borrower.

“Finance Party” means the Bookrunner, the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Global Co-ordinators, the ECA Co-ordinator, the ECA Agent, a Lender or a Hedge Counterparty.

“Financial Covenants” means the covenants set forth in Clause 20 (Financial Covenants).

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)                                 all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services;

(b)                                 the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit;

(c)                                  all indebtedness of the types described in paragraphs (a) to (g) of this definition secured by any Security on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (to the extent of the value of the respective property);

(d)                                 the aggregate amount required to be capitalized under leases under which such Person is the lessee;

(e)                                  all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted ( i.e. take-or-pay and similar obligations);

(f)                                   all Contingent Obligations of such Person, and

(g)                                  all obligations under any Hedging Agreement or Other Hedging Agreement,

provided that Financial Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“First Fiscal Quarter Date” means in relation to a Vessel Loan, the Fiscal Quarter Date occurring in the next Fiscal Quarter falling after the Utilisation Date of such Advance.

“Fiscal Quarter” means, in relation to each year, each period of three (3) consecutive months in such year which (a) commences on January 1 of such year and ends on March 31 of such year; (b) commences on April 1 of each year and ends on June 30 of such year; (c) commences on 1 July of such year and ends on 30 September of such year; or (d) commences on 1 October of such year and ends on 31 December of such year.

“Fiscal Quarter Date” means in relation to a Vessel Loan, 21 March, 21 June, 21 September and 21 December of each calendar year commencing from the Utilisation Date of such Vessel Loan.

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Ship from one Approved Flag to another Approved Flag in accordance with Clause 24.3 (Flag Jurisdiction Transfer).

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Guarantor or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Guarantor or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section 4(b)(4) of ERISA.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in the U.S., including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“General Assignment” means in relation to a Ship, the general assignment creating Security over the following entered into or to be entered into by the Owner Guarantor owning that Ship and the Security Agent in agreed form:

(a)                                 that Ship’s Earnings;

(b)                                 its Insurances;

(c)                                  any Requisition Compensation;

(d)                                 the relevant Pool Agreement;

(e)                                  the relevant Charter(s); and

(f)                                   the relevant Ship Management Agreement.

“Governmental Authority” means the government of the United Kingdom, the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Parent Guarantor and its Subsidiaries.

“Guarantors” means the Parent Guarantor and the Owner Guarantors (and each, a “Guarantor”).

“Hazardous Materials” means:

(a)                                 any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;

(b)                                 any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and

(c)                                  any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

“Hedging Agreement” means each ISDA master agreement (together with the schedule thereto) made between the Borrower or the Parent Guarantor (as the case may be) and a Hedge Counterparty for the hedging of the Borrower’s interest rate exposure under this Agreement.

“Hedging Obligation” means, with respect to the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Immaterial Subsidiary” means any Subsidiary of the Parent Guarantor (other than an Obligor and any Subsidiary who is an obligor or security provider in relation to the Re-financing Facility, the Sinosure No.2 Facility and/or the Korean Facility) whose aggregate assets account for less than 5.0% of the consolidated total assets of the Parent Guarantor (as determined in accordance with GAAP) and less than 5.0% of the Consolidated EBITDA of the Parent Guarantor.

“Indemnified Person” has the meaning given to it in Clause 14.2(b) (Other indemnities).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insurances” means, in relation to a Ship:

(a)                                 all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)                                 all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Intercompany Ship Delivery Agreement” means the ship delivery agreement dated 3 September 2015 entered into between amongst others, Subsidiary Inc. and the Borrower, together with the relevant assignment (and if applicable, nomination) agreement in relation to each Ship to be entered into between, amongst others, Subsidiary Inc. and the relevant Owner Guarantor.

“Interest Period” means, in relation to an Advance, the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Korean Facility” means the term loan facility of up to $963,743,455 provided by certain lenders to Gener8 Maritime Subsidiary VIII Inc. to inter alia, assist its Wholly-Owned Subsidiaries purchase of fifteen (15) x 320,000 dwt very large crude oil carriers pursuant to a facility agreement dated as of 31 August 2015.

“Leaseholds” of any person shall mean all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means:

(a)                                 any Original Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with this Agreement.

“Lender Default” means, as to any Lender:

(a)                                 the wrongful refusal (which has not been retracted) of such Lender to make available its portion of any Utilisation,

(b)                                 such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or

(c)                                  such Lender having notified the Facility Agent and/or any Obligor:

(i)                                     that it does not intend to comply with its obligations under Clause 5.4 (Lender’s participation) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Clause or

(ii)                                  of the events described in the preceding paragraph (b),

provided that, no Lender Default shall occur under paragraph (b) solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership or controlling interest does not result in or provide such Lender with immunity from the jurisdiction of courts within England or United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“LIBOR” means, in relation to any Advance, the Loan, any part of the Loan or any Unpaid Sum:

(a)                                 the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the relevant Advance, the Loan, the relevant part of the Loan or the Unpaid Sum; or

(b)                                 as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means the loan to be made available under the Facility or, as the context may require, the aggregate principal amount of Utilisations outstanding for the time being under this Agreement.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.

“Manager’s Undertaking” means, in relation to a Ship, the letter of undertaking from each of the relevant Approved Managers in respect of such Ship in agreed form.

“Margin” means 2.0% per annum.

“Margin Regulations” means the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(a)                                 the business, property, assets, liabilities, condition (financial or otherwise) of any Obligor and its Subsidiaries taken as a whole,

(b)                                 the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights and remedies of any Finance Party under any Finance Documents; or

(c)                                  the ability of any Obligor and its Subsidiaries, taken as a whole, to perform its or their obligations under any Finance Document.

“Maximum Contract Price” means, in relation to a Ship, the maximum contract price set out in the corresponding column under the heading “Maximum Contract Price” in Schedule 8 (Details of the Ships).

“Merger” means the merger of Gener8 Maritime Acquisition, Inc. into Navig8 Crude Tankers, Inc. with the Parent Guarantor as the surviving entity pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated 24 February 2015 entered into between, amongst others, General Maritime Corporation, Gener8 Maritime Acquisition, Inc. and Navig8 Crude Tankers, Inc. in connection with inter alia, the proposed reverse subsidiary merger between Navig8 Crude Tankers, Inc. and Gener8 Maritime Acquisition, Inc.

“Minimum Liquidity Account” means the account in the name of the Parent Guarantor with the Account Bank designated “Gener8 Maritime, Inc. - Minimum Liquidity Account (Sinosure)”.

‘Minimum Liquidity Amount” means $1,500,000 per delivered Ship.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                 (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” means, in relation to a Ship, a first preferred Marshall Islands ship mortgage on that Ship in agreed form.

“Multiemployer Plan” means an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and which is currently contributed to by (or to which there is a current obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code), and any such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) contributed to or had an obligation to contribute to such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) during the preceding five-year period.

“Navig8 Group” shall mean Navig8 Ltd. and its Affiliates.

“Net Cash Proceeds” means,

(a)                                 with respect to any Security Assets Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Security Assets Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Parent Guarantor or the Borrower or any of their respective Subsidiaries from such Security Assets Disposition net of

(i)                                     reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and

(ii)                                  the estimated marginal increase in income taxes and any stamp tax payable by the Parent Guarantor, the Borrower or any of its Subsidiaries as a result of such Security Assets Disposition and

(b)                                 with respect to the issuance of any Equity Interests, the aggregate cash proceeds received by the Parent Guarantor from such equity issuance net of reasonable transaction costs related thereto (including, without limitation, reasonable attorney’s fees).

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the date of this Agreement.

“Non-Defaulting Lenders” means all Lenders other than the Defaulting Lender(s).

“Non-Lender” means a bank or financial institution who is not a Lender or an Affiliate of a Lender.

“Non-Lender Designated Transaction” means, in relation to the Borrower, a transaction which fulfils the following requirements:

(a)                                 it is entered into by the Borrower pursuant to a Non-Lender Hedging Agreement with a Non-Lender; and

(b)                                 its purpose is the hedging of all or part of the Borrower’s exposure to fluctuations in:

(i)                                     LIBOR arising from the funding of the Loan, or any part thereof for a period expiring no later than the final Termination Date or

(ii)                                  currency or any other purpose or risks as agreed by a Non-Lender.

“Non-Lender Hedging Agreement” means each ISDA master agreement (together with the schedule thereto) made or to be between the Borrower and a Non-Lender and includes all Non-Lender Designated Transactions from time to time entered into and confirmations of Non-Lender Designated Transactions from time to time exchanged under such master agreement.

“Obligor” means the Borrower, the Parent Guarantor, an Owner Guarantor, an Other Owner Guarantor or a Hedge Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OPA” means the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Original Financial Statements” means, in relation to the Parent Guarantor, the audited consolidated financial statements of the Group for its Fiscal Year ended 2014.

“Other Owner Guarantor” means either or as the context may require, both of Gener8 Chiotis LLC and Gener8 Militiades LLC, each a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Other Hedging Agreement” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreement or arrangements designed to protect against fluctuations in currency and commodity values, and shall for the avoidance of doubt, exclude any agreement to hedge interest rate fluctuations.

“Other Permitted Security” has the meaning ascribed thereto in Clause 21.21(a) (Negative pledge).

“Other Taxes” has the meanings ascribed thereto in Clause 12.2(b).

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Owner Guarantor A”, “Owner Guarantor B”, “Owner Guarantor C” and “Owner Guarantor D” have the meanings set out in Schedule 8 (Details of the Ships).

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)                                 either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)                                 is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Blue Mountain Refinancing Indebtedness” shall mean any Financial Indebtedness of the Parent Guarantor issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund the Blue Mountain Indebtedness, so long as:

(a)                                 such Financial Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Blue Mountain Indebtedness;

(b)                                 such extension, refinancing, renewal, replacement or refunding does not:

(i)                                     increase the amount of the Blue Mountain Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (it being understood and agreed that any premium due under the Blue Mountain Indebtedness shall not constitute an increase in the amount of the Blue Mountain Indebtedness) ; or

(ii)                                  add guarantors, obligors or security from that which applied to the Blue Mountain Indebtedness on the date hereof, and

(iii)                               such Financial Indebtedness otherwise complies with the Blue Mountain Indebtedness Requirements.

“Permitted Encumbrance” means:

(a)                                 in relation to Real Property, easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances; and

(b)                                 in relation to any Ship or any asset which is subject to Security under a Finance Document, any Permitted Security; and

(c)                                  in relation to any other property not referred to in paragraphs (a) and (b) above, charges or encumbrances over such property arising in the ordinary course of business which do not materially diminish the value of such property.

“Permitted Security” means:

(a)                                 Security created by the Finance Documents;

(b)                                 Security created by the Bridging Facility Finance Documents;

(c)                                  any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(d)                                 liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(e)                                  liens for salvage;

(f)                                   liens for master’s disbursements incurred in the ordinary course of trading; and

(g)                                  any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship and not as a result of any default or omission by any Obligor, provided that such liens do not secure amounts more than 30 days overdue and, in the case of liens for repair or maintenance, such liens do not secure any amounts exceeding $1,000,000.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is currently maintained or contributed to by (or to which there is a current obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate and which is subject to ERISA.

“Pool Agreement” means, in relation to a Ship, a pool management for a duration of 12 months or more entered into or to be entered into by (or as may be novated to) the relevant Owner Guarantor of that Ship and a Pool Manager (as amended and/or supplemented from time to time).

“Pool Manager” means, in relation to a Ship, VL8 Pool Inc., V8 Pool Inc., Unique Tankers LLC, any Affiliate of the Parent Guarantor (provided that the requirements of Clause 21.30 (Other transactions) shall be satisfied with respect thereto) or any other reputable pool manager (provided that the Parent Guarantor shall give the Facility Agent at least 30 days’ prior written notice of the inclusion of the relevant Ship (to which such pool manager relates) in a new Pool Agreement.

“Potential Event of Default” means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“PRC” means the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Projections” means the Parent Guarantor’s forecasted consolidated and consolidating:

(a)                                 balance sheets;

(b)                                 profit and loss statements;

(c)                                  cash flow statements; and

(d)                                 capitalization statements,

all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions believed by the Parent Guarantor to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Hedge Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Preferred Stock” means any preferred stock so long as the terms of any such preferred stock:

(a)                                 do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring no earlier than one year after the last Termination Date,

(b)                                 do not require the cash payment of dividends and

(c)                                  any other preferred stock that:

(i)                                     satisfies paragraph (a) of this definition of Qualified Preferred Stock and

(ii)                                  that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent Guarantor; provided, however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Clause 21.28 (Dividends).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agencies” means:

(a)                                 S&P and Moody’s; or

(b)                                 if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Facility Agent with the consent of the Required Lenders, which will be substituted for S&P or Moody’s or both, as the case may be.

“Real Property” of any person shall mean all the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Recipient” has the meanings ascribed thereto in Clause 12.5(b).

“Re-financing Facility” means the term loan facility of up to $581,000,000 provided by certain banks and financial institutions to the Parent Guarantor and certain of its Subsidiaries to inter alia, re-finance certain loans obtained by the Parent Guarantor and certain of its Subsidiaries in respect of its existing fleet of ships.

“Re-financing Facility Credit Agreement” means the credit agreement dated 3 September 2015 and to be executed by, inter alios, the Parent Guarantor and certain of its Subsidiaries in respect of the Re-financing Facility.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Advance” has the meaning given to it in Part B of Schedule 2 (Conditions Precedent).

“Relevant Interbank Market” means the London interbank market.

“Remaining Shipyard Payments” means, as of any date:

(a)                                 the aggregate of all the Delivery Instalments payable to the relevant Seller in relation to the Ships and the delivery instalments payable to the relevant builder(s) of all vessels financed pursuant to the Korean Facility;

minus

(b)                                 the aggregate amounts paid by the Parent Guarantor or its subsidiaries to the relevant builder(s) prior to such date;

minus

(c)                                  the aggregate principal amount of Loan and aggregate Available Commitments of all Lenders under all Vessel Loans and loans and unfunded commitments under the Korean Facility.  For the avoidance of doubt, if the Remaining Shipyard Payments are negative, the Remaining Shipyard Payments shall be deemed to be zero.

“Repayment Date” means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalments” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repeating Representation” means each of the representations set out in Clause 18.2 (Corporate / Limited Liability Company/ Limited Partnership Status), 18.3 (Corporate power and authority; legal validity and enforceability), 18.4 (Pari passu ranking), 18.5 (No violation), 18.6 (Government approvals), 18.7 (Financial statements; Financial condition; Undisclosed Liabilities), 18.8 (Litigation), 18.10 (Use of proceeds, Margin Regulations), 18.12 (Subsidiaries), 18.14 (Compliance with statutes etc.), 18.16 (Anti-money laundering; anti-corruption) and 18.17 (Sanctions) and any representation of any Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan (other than any Plan maintained by a Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code or any Multiemployer Plan) that is subject to Title IV of ERISA other than those events as to which the 30-day notice period referred to in Section 4043 is waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Insurance” means insurance as set forth in Clause 22 (Insurance Undertakings) hereto.

“Required Lenders” means CEXIM and one other Lender provided, further, that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Commitment or Contribution in the Loan shall be excluded from the determination of Required Lenders for so long as such Lender is a Defaulting Lender.

“Requisition” means, in relation to a Ship:

(a)                                 any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the relevant Owner Guarantor; and

(b)                                 any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the Owner Guarantor.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any Requisition.

“Restricted Party” means any Person:

(a)                                 that is listed on any Sanctions List or against whom Sanctions are directed (whether designated by name or by reason of being included in a class of person);

(b)                                 that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to country-wide or territory wide Sanctions (including without limitation, as at the date of this Agreement, Cuba, the Crimea, Iran, Syria, Sudan and North Korea);

(c)                                  that is directly or indirectly owned or controlled by, or acting on behalf of a Person referred to in clauses (a) and/or (b) above;

(d)                                 with which any Finance Party is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions.

“Restricted Payment” shall have the meaning provided in Clause 21.28 (Dividends).

“Returns” has the meaning provided in paragraph (b) of Clause 18.11 (Tax Returns and Payments).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., and its successors.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authorities” means:

(a)                                 the United Kingdom;

(b)                                 the United States of America;

(c)                                  the European Union;

(d)                                 the member states of the European Union;

(e)                                  the United Nations; and

(f)                                   any authority acting on behalf of any of them in connection with Sanctions, including without limitation, OFAC and Her Majesty’s Treasury of the United Kingdom.

“Sanctions List” means any list of prohibited persons, vessels or entities published in connection with Sanctions by or on behalf of any Sanctions Authority.

“Scheduled Delivery Date” means, in relation to a Ship, the scheduled date of delivery of that Ship as set out in the corresponding column under the heading “Scheduled Delivery Date” in Schedule 8 (Details of the Ships).

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or such other service as may be nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available)) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purpose of this Agreement. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under or in connection with each Finance Document.

“Secured Party” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing) or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Assets Disposition” means

(a)                                 the sale, lease, transfer, bareboat charter or other disposition of Security Assets by the Parent Guarantor or any of its Subsidiaries to any Person other than the Parent Guarantor or any Subsidiary of the Parent Guarantor or

(b)                                 any Total Loss of any Ship;

provided, however, that any charter of a Ship shall not be considered a Security Assets Disposition for purposes of Clause 7.6 (Mandatory prepayment on sale or Total Loss).

“Security Document” means:

(a)                                 any Shares Security;

(b)                                 any General Assignment;

(c)                                  any Assignment of Builder’s Warranties;

(d)                                 any Assignment of Hedging Agreement;

(e)                                  any Mortgage;

(f)                                   any Account Security;

(g)                                  any Manager’s Undertaking;

(h)                                 any Sinosure No.2 Security Document;

(i)                                     any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(j)                                    any other document designated as such by the Facility Agent and the Borrower.

“Security Period” means the period starting on or about the date of this Agreement (but no later than the first Utilisation Date) and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)                                 the Transaction Security expressed to be granted in favour of the Security Agent as security agent for the Secured Parties and all proceeds of that Transaction Security;

(b)                                 the Security Agent’s interest in any trust created under the Finance Documents; and

(c)                                  any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:

(i)                                     rights intended for the sole benefit of the Security Agent; and

(ii)                                  any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

“Security Requirements” means, with respect to a Ship, each of the requirements set out in Clause 24.4(Security Requirements).

“Seller” means:

(a)                                 in relation to Ship A and Ship B, the Builder and China Shipbuilding Trading Company, Limited; and

(b)                                 in relation to Ship C and Ship D, the Builder.

“Seller’s Bank” has the meaning given in paragraph (b) of Clause 5.8 (Prepositioning of funds).

“Servicing Party” means the ECA Agent, the Facility Agent or the Security Agent.

“Shares Security” means, in relation to each of the Borrower and the Owner Guarantors, a document creating Security over the Equity Interests of the Borrower or as the case may be, such Owner Guarantor, in agreed form.

“Ship” means each of the ships set out in the corresponding column under the heading “Ship” in Schedule 8 (Details of the Ships).

“Ship A”, “Ship B”, “Ship C” and “Ship D” have the meanings out in Schedule 8 (Details of the Ships).

“Shipbuilding Contract” means, in relation to a Ship, the relevant shipbuilding contract set out in the corresponding column under the heading “Shipbuilding Contract” in Schedule 8 (Details of the Ships) entered into or to be entered into by the relevant Seller and the relevant Owner Guarantor or its Affiliate, for the construction of that Ship (as amended and supplemented from time to time with the prior written consent of the Lenders) and including without limitation, supplemented by and read together with the Intercompany Ship Delivery Agreement relating to such Ship (and any assignment and/or novation agreement referred to therein).

“Ship Management Agreement” means a Technical Management Agreement or a Commercial Management Agreement.

“Sinosure” means China Export & Credit Insurance Corporation, a state owned enterprise having its registered office at No. 11 Fenghuiyuan, Xicheng, District, Beijing, the People’s Republic of China.

“Sinosure Insurance Policy” means, in respect of a Ship, the export insurance policy to be issued by Sinosure setting out the terms and conditions of the buyer’s credit insurance, insuring at least 95 per cent of the Vessel Loan outstanding from time to time and the estimated accrued interest thereunder (such estimates to be based on calculations agreed between the ECA Agent and Sinosure) on such terms and conditions acceptable to the Lenders.

“Sinosure Matters” means all communications and dealings with Sinosure in connection with each Sinosure Insurance Policy, any Finance Document, the Borrower and/or any other Obligor or any matters relating thereto (including, without limitation, obtaining any approvals and/or instructions from Sinosure).

“Sinosure No. 2 Facility” means the term loan facility of an aggregate principal amount of approximately US$125,651,722.50 to be provided to the Borrower after the date of this Agreement to assist, inter alia, the Other Owner Guarantors with their purchase of two (2) very large crude oil carriers.

“Sinosure No. 2 Facility Agreement” means the credit agreement to be entered into between amongst others, the Borrower, the Parent Guarantor and the Other Owner Guarantors after the date of this Agreement in respect of the Sinosure No.2 Facility.

“Sinosure No. 2 Finance Documents” means the “Finance Documents” as defined in the Sinosure No.2 Facility Agreement.

“Sinosure No. 2 Security Documents” means the “Security Documents” as defined in the Sinosure No.2 Facility Agreement.

“Sinosure Premium” means in relation to an Advance, subject to Clause 33.14 (Sinosure Premium and Sinosure), 3.21% of the aggregate of the relevant Vessel Loan and the estimated accrued interest thereunder (such estimates to be based on calculations agreed between the ECA Agent and Sinosure), and which shall be paid by the date of Utilisation of that Advance.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date:

(a)                                 the sum of the fair market value of the assets, at a fair valuation, of such Person (on a stand-alone basis) and of such Person and its Subsidiaries (taken as a whole) will exceed its or their respective debts;

(b)                                 the sum of the present fair saleable value of the assets of such Person (on a stand-alone basis) and of such Person and its Subsidiaries (taken as a whole) will exceed its or their respective debts;

(c)                                  such Person (on a stand-alone basis) and such Person and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature; and

(d)                                 such Person (on a stand-alone basis) and such Person and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses, and for purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a day or time determined in accordance with Schedule 15 (Timetables).

“Stock Buy-Back” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person shall have redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common stock, Qualified Preferred Stock or the right to purchase any such stock of such Person), any shares of any class of its capital stock or membership interests outstanding on or after the date of this Agreement (or any options or warrants issued by such Persons with respect to its capital stock).

“Subsidiary” means, with respect to any person:

(a)                                 any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person; and

(b)                                 any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50% equity interest at the time.

“Subsidiary Inc.” means Gener8 Maritime Subsidiary Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands.

“Subsidiary V Inc.” means Gener8 Maritime Subsidiary V Inc. (formerly known as VLCC Acquisition I Corporation), a corporation incorporated under the laws of Marshall Islands with registered number 67634 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Taxes” means all taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties imposed with respect thereto.

“Technical Management Agreement” means, in relation to a Ship, the agreement entered into between the relevant Owner Guarantor and the Approved Technical Manager regarding the technical management of such Ship in agreed form.

“Termination Date” means in relation to a Vessel Loan, the date falling 144 Months from the Utilisation Date of that Vessel Loan.

“Test Period” means each period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on 31 March, 30 June, 30 September or 31 December.

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Commitments” means the aggregate of the Commitments, being $259,575,772.50 as at the date of this Agreement.

“Total Indebtedness” shall mean, at any time, all Financial Indebtedness of the Parent Guarantor and its Subsidiaries at such time.

“Total Loss” means any of the following events:

(a)                                 the actual or constructive total loss of a Ship or the agreed or compromised total loss of a Ship; or

(b)                                 the capture, condemnation, confiscation, expropriation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, a Ship or any arrest or detention of that Ship (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the relevant Owner Guarantor.

“Total Loss Date” means in relation to a “Total Loss” of a Ship:

(c)                                  in the event of an actual loss of a Ship, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Ship was last heard from;

(d)                                 in the event of damage which results in a constructive or compromised or arranged total loss of a Ship, at the time and on the date of the event giving rise to such damage; or

(e)                                  in the case of any other type of total loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

“Transaction Document” means:

(a)                                 a Finance Document;

(b)                                 any Shipbuilding Contract;

(c)                                  any Charter; and

(d)                                 any other document designated as such by the Facility Agent and the Borrower.

“Transaction Obligor” means an Obligor, any Approved Manager or any other member of the Group who executes a Transaction Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Certificate” means a certificate in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)                                 the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)                                 the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UCC” means the Uniform Commercial Code of the State of New York.

“Unfunded Current Liability” of any Plan means the amount, if any, as of the most recent valuation date for the applicable Plan, by which the present value of the Plan’s benefit liabilities determined in accordance with actuarial assumptions at such time consistent with those prescribed by Section 430 of the Code and Section 303 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA.

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Cash and Cash Equivalents” means, when referring to cash or Cash Equivalents of the Parent Guarantor or any of its Subsidiaries, that such cash or Cash Equivalents:

(a)                                 does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent Guarantor or of any such Subsidiary;

(b)                                 are not subject to any Security in favour of any Person other than the Security Agent for the benefit of the Finance Parties; the Security Agent (as defined in the credit agreement for the Korean Facility) and the Collateral Agent (as defined in the Re-financing Facility Credit Agreement) for the benefit of the Secured Creditors under and as defined in the Re-financing Facility Credit Agreement) (provided that any cash or Cash Equivalents of the Parent Guarantor or any Subsidiary that are subject to such Security may be included in the calculation of Minimum Liquidity Amount); or

(c)                                  are otherwise generally available for use by the Parent Guarantor or such Subsidiary.

“U.S.” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a)                                 any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vessel Loan” means in relation to a Ship, the part of the Facility made or to be made available to the Borrower of up to the lowest of (i) 67.5 per cent of the Contract Price of that Ship; (ii) 67.5 per cent of the Maximum Contract Price of that Ship; and (iii) 65 percent of the Fair Market Value of that Ship, or as the context may require, the aggregate principal amount outstanding in relation thereto.

“Wholly-Owned Subsidiary” means, as to any Person,

(a)                                 any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time directly or indirectly owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person; and

(b)                                 any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has directly or indirectly a 100% equity interest at such time.

1.2                               Construction

(a)                                 Unless a contrary indication appears, a reference in this Agreement to:

(i)                                     the “Account Bank”, any “Mandated Lead Arranger”, the “Facility Agent”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, the “ECA Agent”, either “Global Co-ordinator”, the “Bookrunner”, the “ECA Co-ordinator”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)                                  “assets” includes present and future properties, revenues and rights of every description;

(iii)                               a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)                              “document” includes a deed and also a letter, email, fax or telex;

(v)                                 “expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)                              a “Finance Document”, a “Security Document” or a “Transaction Document”  or any other agreement or instrument is a reference to that Finance Document or

Security Document or Transaction Document or other agreement or instrument as amended or novated;

(vii)                           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)                        “law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)                              “proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(x)                                 a “person” includes any individual or natural person, firm, corporation, limited liability company, partnership, government, state or agency of a state or any association, trust, joint venture, consortium unincorporated association, joint stock company and trust (whether or not having separate legal personality);

(xi)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(xii)                           a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xiii)                        a time of day is a reference to New York City time (unless otherwise indicated);

(xiv)                       any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)                          words denoting the singular number shall include the plural and vice versa; and

(xvi)                       “including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)                                 The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)                                  Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)                                 Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)                                  A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)                                   Any reference to Nordea Bank Finland plc (either directly or indirectly in its capacity as Lender, Global Co-ordinator, Facility Agent and/or Security Agent or any other capacity) in the Finance Documents shall be automatically construed as a reference to Nordea Bank AB (publ) in the event of any corporate reconstruction, merger, amalgamation, consolidation between Nordea Bank Finland plc and Nordea Bank AB (publ) where Nordea Bank AB (publ) is the surviving entity and acquires all the rights of and assumes all the obligations of Nordea Bank Finland plc and nothing in the Finance Documents shall be construed so as to restrict, limit or impose any notification or other requirement or condition on either Nordea Bank Finland plc or Nordea Bank AB (publ) in respect of the acquisition of rights to or assumption of obligations by Nordea Bank AB (publ) hereunder pursuant to such merger.

1.3                               Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 22 (Insurance undertakings), approved in writing by the Facility Agent;

“excess risks” means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“obligatory insurances” means all insurances effected, or which any Owner Guarantor is obliged to effect, under Clause 22 (Insurance undertakings) or any other provision of this Agreement or of another Finance Document;

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83) and includes all risks as set out in the amended version of the AHIS Addendum (April 1, 1984).

1.4                               Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in “agreed form” are to that Finance Document:

(a)                                 in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Facility Agent); or

(b)                                 in any other form agreed in writing between the Borrower and the Facility Agent acting with the authorization of the Required Lenders or, where Clause 44.1(a) (Required consents) applies, all the Lenders.

1.5                               Third party rights

(a)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Subject to Clause 44.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)                                  Any Receiver, Delegate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 30.11 (Exclusion of liability) or paragraph (b) of Clause 31.10 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2                                         THE FACILITY

2.1                               The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a dollar term loan facility in four Vessel Loans and all the Vessel Loans shall be in an aggregate amount not exceeding $259,575,772.50.

2.2                               Finance Parties’ rights and obligations

(a)                                 The obligations of each Finance Party under the Finance Documents are several and not joint.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  Except as otherwise provided in a Finance Document, a Finance Party may not separately sue for any Unpaid Sum due and payable to it or enforce any Security or any other right under a Finance Document.

2.3                               Borrower’s Agent

(a)                                 The Borrower by its execution of this Agreement irrevocably appoints the Parent Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorizes:

(i)                                     the Parent Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of the Borrower; and

(ii)                                  each Finance Party to give any notice, demand or other communication to the Borrower pursuant to the Finance Documents to the Parent Guarantor,

and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                                 Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent Guarantor or given to the Parent Guarantor under any Finance Document on behalf of the Borrower or in connection with the Finance Document (whether or not known to the Borrower) shall be binding for all purposes on the Borrower as if the Borrower had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Parent Guarantor and the Borrower, those of the Parent Guarantor shall prevail.

3                                         PURPOSE

3.1                               Purpose

The Borrower shall apply all amounts borrowed by it under the Facility and in relation to each Vessel Loan only for the following purposes:

(a)                                 to refinance the Bridging Facility;

(b)                                 to on-lend or contribute by way of equity to the Owner Guarantor of the Ship to which such Vessel Loan relates, to finance the payment of Delivery Instalment of that Ship to the relevant Seller or to reimburse the Parent Guarantor or any of its Subsidiaries for its payment of such Delivery Instalment;

(c)                                  to re-finance the funding of the Contract Price Instalments (other than the Delivery Instalment) of the relevant Ship; and

(d)                                 provided that the Parent Guarantor or any of its Subsidiaries has paid or has procured payment, in relation to a Ship, of an amount equivalent to the higher of (A) 32.5% of the Final Contract Price of that Ship and (B) the difference between the Final Contract Price of that Ship and 65% of the Fair Market Value of that Ship (where “Final Contract Price” means the lower of the Contract Price of that Ship and the Maximum Contract Price of that Ship), to be applied as directed by the Parent Guarantor to fund the Debt Service Reserve Account to the extent required by Clause 26.2 (Debt Service Reserve Account)), provided that each Advance shall not exceed the amount of the Vessel Loan to which it relates.

3.2                               Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.3                               Obligors and the Shipbuilding Contracts

(a)                                 Each Obligor’s obligations (including, without limitation, its payment obligations) under each Finance Document are not:

(i)                                     subject to or dependent upon the execution or performance by any Seller or any other person of its obligations under a Shipbuilding Contract (as applicable); and

(ii)                                  in any way affected, prejudiced, discharged or affected by reason of any matter affecting any Shipbuilding Contract and/or Seller,

and each Obligor hereby acknowledges that the foregoing is an essential condition of each Lender’s entry into this Agreement and the other Finance Documents.

(b)                                 Without prejudice to the generality of paragraph (a) above, each Obligor agrees that it will not claim to be relieved of the performance of any of its obligations under this Agreement or any other Finance Document by reason of any failure, delay or default whatsoever on the part of any Seller or any Obligor in the performance of its obligations under any Shipbuilding Contract.

(c)                                  Each Obligor expressly acknowledges and agrees that its obligations under this Agreement and any other Finance Document are:

(i)                                     unconditional and irrevocable; and

(ii)                                  absolutely, totally and completely independent and separate from any other Obligor’s obligations under any Shipbuilding Contract,

and each Obligor undertakes irrevocably and unconditionally to pay any and all amounts under this Agreement and any other Finance Document when they fall due and shall not raise any defences or exercise any rights against any Finance Party that it may have against any Seller in respect of any Shipbuilding Contract.

4                                         CONDITIONS OF UTILISATION

4.1                               Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received or waived in accordance with Clause 4.4 (Waiver of conditions precedent), all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.2                               Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) only if:

(a)                                 on the date of the Utilisation Request and on the proposed Utilisation Date and before the Advance is made available:

(i)                                     no Event of Default is continuing or would result from the proposed Advance;

(ii)                                  no event which would result in an Material Adverse Effect has occurred or would result from the proposed Advance;

(iii)                               the Repeating Representations to be made by each Obligor are true and correct in all material respects (it being understood and agreed that such representations and warranties shall be deemed to have been made on each of the date of the Utilisation Request and the proposed Utilisation Date with reference to the facts and circumstances existing as at such dates, except to the extent that such representations and warranties specifically refer to an earlier date, in which they shall be true and correct in all material respects as of such earlier date (but further provided that the representation made under Clause 18.7 (Financial statements; Financial Condition; Undisclosed Liabilities) which shall be made with reference to the latest financial statements provided under this Agreement and as at the last day of the financial period in relation to which such financial statements relate);

(iv)                              a Change of Control has not occurred;

(v)                                 no event described in paragraphs (a) to (d) of Clause 7.5 (Mandatory cancellation or prepayment on default under Shipbuilding Contract) has occurred in respect of the Ship or Seller or Shipbuilding Contract to which the Utilisation Request relates;

(vi)                              the provisions of paragraph (b) of Clause 10.2 (Market disruption) do not apply;

(vii)                           the ECA Agent has not received any notice from Sinosure requesting the Lenders to suspend the making of any Advance and/or the Lenders are not required by the terms of any of the Sinosure Insurance Policies to suspend the making of any Advance; and

(viii)                        no occurrence, event or circumstances exist which prohibits any of the Lenders from participating in any Advance pursuant to the terms of any of the Sinosure Insurance Policies;

(b)                                 the Facility Agent and the ECA Agent have received on or before the relevant Utilisation Date, or is satisfied that it will receive when the Advance is made available all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent to the extent such documents or other evidence have not been waived in accordance with Clause 4.4 (Waiver of conditions precedent).

4.3                               Notification of satisfaction of conditions precedent

(a)                                 The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).

(b)                                 Other than to the extent that the Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Facility Agent to give that notification.  The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4                               Waiver of conditions precedent

If the Lenders, at their discretion, permit an Advance to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that such conditions are satisfied within five (5) Business Days after the relevant Utilisation Date or such later date as the Facility Agent, acting with the authorization of the Lenders, may agree in writing with the Borrower, provided that in connection with the prepositioning of funds pursuant to Clause 5.8 (Prepositioning of funds), the Facility Agent and the Lenders agree to suspend fulfillment of certain conditions precedent set forth in paragraphs of Part B of Schedule 2 (Conditions Precedent) (the “Closing CPs”) solely for the time period commencing on the Utilisation Date and ending on the relevant Delivery Date, and the Borrower acknowledges and agrees that fulfillment of the Closing CPs to the satisfaction of the Facility Agent (acting on the instructions of the Lenders) shall be required as a condition precedent to the countersignature by a representative of the Facility Agent of the protocol of delivery and acceptance relating to the relevant Ship referred to in paragraph (b)(ii) of Clause 5.8 (Prepositioning of funds).

SECTION 3

UTILISATION

5                                         UTILISATION

5.1                               Delivery of a Utilisation Request

(a)                                 The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)                                 The Borrower may not deliver more than one Utilisation Request under each Vessel Loan.

5.2                               Completion of a Utilisation Request

(a)                                 Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     the proposed Utilisation Date is a Business Day within the relevant Availability Period relating to the relevant Vessel Loan;

(ii)                                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)                               the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)                                 Only one Advance may be requested in each Utilisation Request.

5.3                               Currency and amount

(a)                                 The currency specified in a Utilisation Request must be dollars.

(b)                                 The amount of the proposed Advance must be an amount which is not more than the relevant Vessel Loan and not more than the Maximum Contract Price.

(c)                                  The amount of the proposed Advance must be an amount which is not more than the Available Commitment of all Lenders in relation to the relevant Vessel Loan.

(d)                                 The amount of the proposed Advance must be an amount which would not oblige the Borrower or any other Obligor to provide additional security or prepay part of the Advance if the ratio set out in Clause 25 (Security Cover) were applied and notice was given by the Facility Agent under Clause 25.1 (Minimum required security cover) immediately after the Advance was made.

5.4                               Lenders’ participation

(a)                                 If the conditions set out in this Agreement have been met or waived in accordance with Clause 4.4 (Waiver of conditions precedent), each Lender shall make its Contribution in each Advance available by the Utilisation Date through its Facility Office.

(b)                                 The amount of each Lender’s Contribution in each Advance will be equal to the proportion borne by its Commitment in relation to the relevant Vessel Loan to the Commitments allocated in respect of such Vessel Loan immediately before making that Advance.

(c)                                  The Facility Agent shall notify each Lender of the amount of each Advance and the amount of its Contribution in that Advance by the Specified Time.

5.5                               Cancellation of Commitments

The Commitments allocated in respect of any Vessel Loan which are unutilised at the end of the Availability Period for such Vessel Loan shall then be cancelled at that time.

5.6                               Payment to third parties

The Facility Agent shall, on each Utilisation Date, pay to, or for the account of, the Borrower the amounts which the Facility Agent receives from the Lenders in respect of that Advance.  That payment shall be made in like funds as the Facility Agent received from the Lenders in respect of each Advance to the account of the Seller and/or such other account which the Borrower specifies in the relevant Utilisation Request.

5.7                               Disbursement of Advance to third party

A payment by the Facility Agent as directed by the Borrower under Clause 5.6 (Payment to third parties) to a person other than the Borrower shall constitute the making of the relevant Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution in that Advance.

5.8                               Prepositioning of funds

If the Lenders, at the request of the Borrower and on terms acceptable to all the Lenders and in their absolute discretion, agree to preposition funds with any bank for the purposes of any Utilisation of an Advance (such date, the “Preposition Date”):

(a)                                 each Lender agrees to fund its Contribution in such Advance on a day not more than three Business Days prior to the Delivery Date of the Ship to which that Advance relates;

(b)                                 on the relevant Preposition Date, the Facility Agent shall:

(i)                                     preposition an amount equal to the Delivery Instalment of the relevant Ship at a bank or other financial institution acceptable to the Facility Agent and the Required Lenders (where such acceptable bank shall include, for the avoidance of doubt, the Bank of China and/or the Industrial and Commercial Bank of China) (a “Seller’s Bank”) as directed by the Borrower in the relevant Utilisation Request and satisfactory to the Facility Agent (acting on instructions of the Required Lenders), which funds shall be held at the relevant Seller’s Bank in the name and under the sole control of the Facility Agent; and

(ii)                                  issue a SWIFT MT 199 or other similar communication in the form attached as Schedule 16 (Form of MT 199) of this Agreement or such other form and substance acceptable to the Facility Agent (acting on instructions of the Required Lenders) (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the relevant Seller’s Bank on the relevant Delivery Date upon receipt of a protocol of delivery and acceptance in respect of such Ship duly executed by the relevant Seller and the relevant Owner Guarantor or its Affiliates and countersigned by a representative of the Facility Agent;

(c)                                  the date on which the Lenders fund the relevant Advance constitutes the Utilisation Date in respect of such Advance and the Borrower agrees to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) and so that interest shall be paid together with the first payment of interest on such Advance after the Utilisation Date in respect of it or, if such Utilisation Date does not occur, within three Business Days of demand by the Facility Agent;

(d)                                 from the date the proceeds of the relevant Advance are deposited at the relevant Seller’s Bank to the relevant Delivery Date (or, if delivery of the relevant Ship does not occur within five (5) Business Days (or such other period as agreed by the Required Lenders) of the Delivery Date specified in the relevant Disbursement Authorization, the date on which the funds are returned to the Facility Agent for redistribution to the Lenders), the Borrower shall be entitled to interest on such Advance at the applicable rate, if any, paid by such Seller’s Bank for such deposited funds;

(e)                                  if the relevant Ship is not delivered five (5) Business Days (or such other period as agreed by the Required Lenders) of the Delivery Date specified in the relevant Disbursement Authorization and the proceeds of the relevant Advance are returned to the Facility Agent and redistributed to the Lenders, (i) the Borrower shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Facility Agent and (ii) the Available Commitment of the relevant Vessel Loan of all Lenders will be increased by an amount equal to the aggregate principal amount of the Utilised Advance so returned; and

(f)                                   the Borrower and the Parent Guarantor shall, without duplication, indemnify each Finance Party against any costs, loss or liability it may incur in connection with such prepositioning of funds arrangement (other than by reason of gross negligence or willful misconduct of any Finance Party).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6                                         REPAYMENT

6.1                               Repayment of Loan

The Borrower shall repay each Vessel Loan by equal consecutive quarterly instalments, each in an amount equal to 1 and 2/3 percent of such Vessel Loan (each, a “Repayment Instalment”) on each Fiscal Quarter Date, commencing on the First Fiscal Quarter Date of such Vessel Loan.  On the Termination Date of each Vessel Loan, the Borrower shall additionally repay the amount of the relevant Balloon Repayment relating to such Vessel Loan.

6.2                               Termination Date

On each Termination Date, the Borrower shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.

6.3                               [Intentionally deleted.]

6.4                               Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7                                         PREPAYMENT AND CANCELLATION

7.1                               Illegality

(a)                                 If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Contribution in an Advance or the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)                                     that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)                                  upon the Facility Agent notifying the Borrower, the Available Commitment in respect of any Vessel Loan of that Lender will be immediately cancelled; and

(iii)                               the Borrower shall prepay that Lender’s Contribution in any Vessel Loan on the last day of the Interest Period for such Vessel Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation prepaid.

(b)                                 Any partial prepayment under this Clause 7.1 (Illegality) shall reduce pro rata for each Vessel Loan the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

7.2                               Change of control

If a Change of Control occurs:

(a)                                 the Parent Guarantor or the Borrower shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)                                 if the Required Lenders so require, the Facility Agent shall, by not less than ten Business Days’ notice to the Borrower, cancel the Facility and declare the Loan outstanding, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all outstanding Loan and amounts will become immediately due and payable.

7.3                               Voluntary and automatic cancellation

(a)                                 The Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ prior notice, and upon payment of all relevant fees in respect of such prepayment (including without limitation, the relevant CEXIM Prepayment Fee payable under Clause 11.4 (CEXIM Prepayment Fee) in the case of CEXIM’s Contribution), cancel the whole or any part (being a minimum amount of $5,000,000, unless the cancelled amount relates solely to amounts which had been allocated for payment of Contingent Extras) of the Available Facility.

(b)                                 Any cancellation of a Vessel Loan under this Clause shall reduce the Commitments of the relevant Lenders and the amount of that Vessel Loan then unutilised pro rata.

(c)                                  The unutilised Commitment (if any) of each Lender in respect of a Vessel Loan shall be automatically cancelled at close of business on the last day of the Availability Period of that Vessel Loan.

7.4                               Voluntary prepayment of Loan

(a)                                 The Borrower may, if it gives the Facility Agent and the ECA Agent not less than ten (10) Business Days’ (or such shorter period as the Required Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000).

(b)                                 Any partial prepayment of a Vessel Loan under this Clause 7.4 (Voluntary prepayment of Loan) shall reduce in inverse chronological order the amount of each Repayment Instalment and the Balloon Repayment falling after that prepayment by the amount prepaid or such other manner as the Lenders may otherwise agree.

7.5                               Mandatory cancellation or prepayment on default under Shipbuilding Contract

If, in relation to a Ship:

(a)                                 any of the events specified in Clause 27.7 (Insolvency Event) occurs in relation to the relevant Seller; or

(b)                                 a party to the Shipbuilding Contract relating to that Ship cancels, rescinds, assigns, novates or terminates such Shipbuilding Contract or such Shipbuilding Contract otherwise ceases to remain in full force and effect for any reason; or

(c)                                  such Ship has not been delivered to, and accepted by, the relevant Owner Guarantor which either is a party to the Shipbuilding Contract relating to that Ship to receive the Ship, by the last day of the Availability Period of the Vessel Loan relating to that Ship; or

(d)                                 the relevant Owner Guarantor or its Affiliate which is a party to that Shipbuilding Contract ceases to be the sole legal and beneficial owner of all the rights of the buyer under such Shipbuilding Contract, then:

(i)                                     the Borrower shall promptly notify the Facility Agent; and

(ii)                                  if the Required Lenders so require, the Facility Agent shall cancel the Vessel Loan relating to that Ship and declare such Vessel Loan, together with interest accrued on it, and all other amounts relating to it and accrued under the Finance Documents immediately due and payable, whereupon such Vessel Loan will be cancelled and all such outstanding amounts relating thereto will become immediately due and payable.

7.6                               Mandatory prepayment on sale or Total Loss

(a)                                 If a Ship is sold, or becomes a Total Loss, the Borrower shall on the Relevant Date prepay the Vessel Loan applicable to that Ship.

(b)                                 On the Relevant Date, the Borrower shall also prepay such part of the Loan as shall eliminate any shortfall arising if the ratio set out in Clause 25.1 (Minimum required security cover) were applied immediately following the payment referred to in paragraph (a) above.

(c)                                  In this Clause 7.6 (Mandatory prepayment on sale or Total Loss):

“Relevant Date” means:

(i)                                     in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and

(ii)                                  in the case of a Total Loss of a Ship, on the earlier of:

(A)                               the date falling 120 days after the Total Loss Date; and

(B)                               the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.

7.7                               Termination etc. of Sinosure Insurance Policies

If at any time, in relation to an Advance, the relevant Sinosure Insurance Policy is cancelled, unenforceable, suspended, invalid or terminated (whether in whole or in part) while any amounts remain outstanding in relation to such Advance, the Facility Agent shall immediately cancel the Commitments relating to that Advance and declare that such Advance be payable on demand.

7.8                               Right of replacement and repayment and cancellation in relation to a single Lender

(a)                                 If:

(i)                                     any sum payable to any Lender by a Transaction Obligor is required to be increased under Clause 12.2 (Tax gross-up) or under that clause as incorporated by reference or in full in any other Finance Document; or

(ii)                                  any Lender claims indemnification from the Borrower under Clause 12.2 (Tax gross-up) or Clause 13.1 (Increased costs);

the Borrower may during, in the case of sub-paragraphs (i) and (ii) above, the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and/or its intention to procure the repayment of that Lender’s Contribution in the Loan and give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (e) below.

(b)                                 On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s Contribution in the Loan; provided that unless all Commitments have been utilised hereunder, the Borrower shall be required to replace such repaid Lender in accordance with paragraphs (e) and (f) below.

(d)                                 Any partial prepayment under this Clause 7.8 (Right of replacement and repayment and cancellation in relation to a single Lender) shall reduce pro rata the amount of each Repayment Instalment falling after that prepayment by the amount prepaid.

(e)                                  The Borrower may, in the circumstances set out in paragraph (a) above and shall, under paragraph (c) above, if required), on thirty (30) Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s Contribution in the Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(f)                                   The replacement of a Lender pursuant to paragraph (e) above shall be subject to the following conditions:

(i)                                     the Borrower shall have no right to issue the notice referred to in paragraph (a) if it results in the replacement of a Servicing Party;

(ii)                                  the Borrower shall have no right to issue the notice referred to in paragraph (a) if it results in the replacement of CEXIM acting in its capacity as a Lender;

(iii)                               neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iv)                              in no event shall the Lender replaced under paragraph (e) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;

(v)                                 the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (e) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer; and

(vi)                              the proposed replacement Lender may not be an affiliate or a subsidiary of the Parent Guarantor.

(g)                                  A Lender shall perform the checks described in sub-paragraph (v) of paragraph (f) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (e)above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

7.9                               Restrictions

(a)                                 Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and amounts (if any) payable under the Hedging Agreements in connection with that prepayment and, subject to the fee provided for in Clause 11.4 (CEXIM Prepayment Fee) and any Break Costs, without premium or penalty.

(c)                                  The Borrower may not re-borrow any part of the Facility which is prepaid.

(d)                                 The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                   If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to the Borrower or the affected Lenders and/or Hedge Counterparties, as appropriate.

7.10                        Refund of Sinosure Premium on voluntary prepayment

(a)                                 The Borrower may, upon any voluntary prepayment of the Loan (whether in whole or in part) in accordance with Clause 7.4 (Voluntary prepayment of Loan), request the ECA Agent to seek a refund from Sinosure of such portion of the Sinosure Premium paid by the Borrower in respect of the Advance prepaid pursuant to the terms of this Agreement.

(b)                                 In the event that Sinosure (in its absolute discretion) consents to such request and refunds such portion of the Sinosure Premium (which shall be determined and calculated by Sinosure pursuant to the terms of the relevant Sinosure Insurance Policy and Sinosure’s own internal regulations) to the Facility Agent, the Facility Agent shall remit such refund to the Borrower in accordance with Clause 36 (Payment Mechanics).

(c)                                  Sinosure retains the right to refuse a request by the Borrower of a refund of the Sinosure Premium in respect of an Advance once the relevant Advance is made and shall not be obliged to give any reason for such refusal, and nothing shall oblige the Facility Agent or the ECA Agent to take any further action if Sinosure refuses or fails for whatever reason to refund any portion of the Sinosure Premium once such premium is paid.

SECTION 5

COSTS OF UTILISATION

8                                         INTEREST

8.1                               Calculation of interest

The rate of interest on an Advance, the Loan, any part of the Loan or any Unpaid Sum for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)                                 the Margin; and

(b)                                 LIBOR.

8.2                               Payment of interest

(a)                                 The Borrower shall pay accrued interest on each Advance, the Loan or any part of the Loan on each Repayment Date.

(b)                                 If an Interest Period is longer than three Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the next occurring Repayment Date.

8.3                               Default interest

(a)                                 If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Agreement) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two percent per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent.  Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)                                 If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)                                     the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)                                  the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two percent per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)                                  Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4                               Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5                               Hedging

(a)                                 The Borrower or the Parent Guarantor may, but (subject to Clause 8.6 (Hedging - First right to bid and Non-Lender Hedging Agreements) is not obliged to, enter into Hedging Agreements from time to time and shall after that date maintain such Hedging Agreements in accordance with this Clause 8.5 (Hedging).

(b)                                 Each Hedging Agreement (and where applicable, each hedging transaction under such Hedging Agreement) shall:

(i)                                     be for a term ending on the relevant Termination Date in respect of each Vessel Loan;

(ii)                                  have settlement dates coinciding with the Repayment Dates;

(iii)                               be in agreed form;

(iv)                              provide for two-way payments in the event of a termination of a transaction in respect of a Hedging Agreement, whether on a Termination Event (as defined in the relevant Hedging Agreement) or on an Event of Default (as defined in the relevant Hedging Agreement); and

(v)                                 provide that the Termination Currency (as defined in the relevant Hedging Agreement) shall be dollars.

(c)                                  The rights of the Borrower or the Parent Guarantor (as the case may be) under the Hedging Agreements shall be assigned by way of security under an Assignment of Hedging Agreement.

(d)                                 The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

(e)                                  For so long as an Event of Default has occurred and is continuing, neither a Hedge Counterparty nor the Borrower may amend, supplement, extend or waive the terms of any Hedging Agreement without the consent of the Facility Agent (such consent not to be unreasonably withheld).

(f)                                   Paragraph (e) above shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.

(g)                                  If, at any time, the aggregate notional principal amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed the Loan at that time, the Borrower or the Parent Guarantor (as the case may be) must promptly notify the Facility Agent and must, at the request of the Facility Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Facility Agent so that it no longer exceeds or will not exceed the Loan then or that will be outstanding.

(h)                                 Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with paragraph (g) above will be apportioned as between those transactions pro rata.

(i)                                     Paragraph (g) above shall not apply to any transactions in respect of any Hedging Agreement under which the Borrower or the Parent Guarantor (as the case may be) does not have any actual or contingent indebtedness.

(j)                                    Subject to paragraph (k) below, neither a Hedge Counterparty nor the Borrower or the Parent Guarantor (as the case may be) may terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:

(i)                                     in accordance with paragraph (g) above,

(ii)                                  on the occurrence of an Illegality (as such expression is defined in the relevant Hedging Agreement);

(iii)                               if the Facility Agent serves notice or having served notice, makes a demand under Clause 27.20 (Acceleration);

(iv)                              with the consent of the Facility Agent (acting on instructions of the Required Lenders) if an Event of Default has occurred; or

(v)                                 If the Secured Liabilities (other than in respect of the Hedging Agreements) have been irrevocably and unconditionally paid and discharged in full;

(k)                                 If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement under sub-paragraph (iii) of paragraph (j) above, such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Agent.

(l)                                     A Hedge Counterparty may only suspend making payments under a transaction in respect of a Hedging Agreement if the Borrower or the Parent Guarantor (as the case may be) is in breach of its payment obligations under any transaction in respect of that Hedging Agreement.

(m)                             Each Hedge Counterparty consents to, and acknowledges notices of, the assigning by way of security by the Borrower or the Parent Guarantor (as the case may be) pursuant to the relevant Assignment of Hedging Agreement of its rights under the Hedging Agreements to which it is party in favour of the Security Agent.

(n)                                 Any such assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

(o)                                 Neither the Security Agent nor any other Finance Party shall be liable for or have any obligation in respect of the performance of any of the Borrower’s or as the case may be, the Parent Guarantor’s obligations under a Hedging Agreement.

8.6                               Hedging - First right to bid and Non-Lender Hedging Agreements

(a)                                 Each of the Borrower and the Parent Guarantor undertakes with the Lenders and the Hedge Counterparties, that in the event the Borrower or the Parent Guarantor (as the case may be), intends to enter into hedging transactions or agreements for the purpose of hedging against the interest rate in connection with this Agreement, it shall provide the Lenders and the Hedge Counterparties with the first right to bid in relation to such potential hedging transactions or agreements, before it concludes the same with a Non-Lender.

(b)                                 The Borrower or the Parent Guarantor may only enter into a Non-Lender Hedging Agreement pursuant to this Clause on condition that such Non-Lender does not share in any Security provided under the Finance Documents and that no Security shall be granted by any Obligor in respect of the Borrower’s or as the case may be, the Parent Guarantor’s obligations to a Non-Lender under such Non-Lender Hedging Agreement.

9                                         INTEREST PERIODS

9.1                               Interest Periods

(a)                                 Each Interest Period relating to a Vessel Loan will, subject to paragraphs (d) and (e) below, be three Months.

(b)                                 An Interest Period relating to a Vessel Loan shall not extend beyond the Termination Date relating to such Vessel Loan and shall instead end on such Termination Date.

(c)                                  In respect of a Repayment Instalment, an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it if such date is before the end of the Interest Period then current.

(d)                                 Subject to paragraph (e) below, the first Interest Period for the Loan shall start on the first Utilisation Date and each subsequent Interest Period in respect of the Loan shall start on the last day of the preceding Interest Period in respect of the Loan.

(e)                                  The first Interest Period for the second and any subsequent Advance shall start on the Utilisation Date of such Advance and end on the last day of the prevailing Interest Period applicable to the Loan.

(f)                                   Except for the purposes of paragraph (d) and paragraph (e) above, the Loan shall have one Interest Period at any time.

9.2                               Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                                  CHANGES TO THE CALCULATION OF INTEREST

10.1                        Unavailability of Screen Rate

(a)                                 If no Screen Rate is available for LIBOR for:

(i)                                     dollars; or

(ii)                                  the Interest Period of an Advance, the Loan, any part of the Loan or any Unpaid Sum,

there shall be no LIBOR for that Advance, the Loan, that part of the Loan or that Unpaid Sum and Clause 10.3 (Cost of funds) shall apply to that Advance, the Loan, that part of the Loan or that Unpaid Sum for that Interest Period.

10.2                        Market disruption

(a)                                 If before close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notification from a Lender or Lenders (whose Contribution in the relevant Advance or the Loan exceed fifty percent of the relevant Advance or the Loan as appropriate) (the “Relevant Lender(s)”) that the cost to it of funding its Contribution in that Advance or the Loan from whatever source it may reasonably select would be in excess of the LIBOR for such Interest Period, then Clause 10.3 (Costs of funds) shall apply to that Advance or the Loan (as applicable) for that Interest Period.

(b)                                 If, at least one (1) Business Day before the start of an Interest Period, the Facility Agent receives notification from the Relevant Lender(s) (the “Affected Lender(s)”) that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund its Contribution in an Advance, each such Affected Lender’s obligation to make that Advance shall be suspended while that situation continues.

10.3                        Cost of funds

(a)                                 If this Clause 10.3 (Cost of funds) applies, the rate of interest on a Lender’s share of an Advance, the Loan, any part of the Loan or any Unpaid Sum for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                     the relevant Margin; and

(ii)                                  the rate notified to the Facility Agent by that Lender as soon as practicable before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the actual cost to the relevant Lender of funding its Contribution in that Advance, the Loan, that part of the Loan or that Unpaid Sum from whatever source it may reasonably select.

(b)                                 If this Clause 10.3 (Cost of funds) applies and the Facility Agent or the Borrower so require, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)                                  Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4                        Break Costs

(a)                                 The Borrower shall, within three Business Days of demand by a Finance Party (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation, provided that no Finance Party shall be required to disclose any information that would be confidential or price sensitive), pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

11                                  FEES AND SINOSURE PREMIUM

11.1                        Commitment fee

(a)                                 The Borrower shall pay to the Facility Agent (for the account of each relevant Lender), in respect of each Vessel Loan, a fee computed at the rate of 40 percent of the Margin per annum on such Lender’s Available Commitment for that Vessel Loan for the period commencing from the date of this Agreement and up to and including, the last day of the Availability Period relating to such Vessel Loan.

(b)                                 The accrued commitment fee payable in respect of each Vessel Loan is payable on each Repayment Date which ends during the Availability Period of such Vessel Loan, on the last day of such Availability Period and, if cancelled, on the cancelled amount of each Lender’s Commitment of such Vessel Loan, at the time the cancellation is effective.

11.2                        Upfront fee

The Borrower shall pay to the ECA Agent (for the account of each Lender), an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3                        Facility Agent fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4                        CEXIM Prepayment Fee

(a)                                 Subject to paragraph (b) below, in the case of a voluntary prepayment pursuant to Clause 7.4 (Voluntary prepayment of Loan), the Borrower must pay to the Facility Agent for the account of CEXIM, the CEXIM Prepayment Fee on the date of prepayment of CEXIM’s Contribution.

(b)                                 No fee shall be payable under this Clause if the prepayment is made:

(i)                                     after the first 24 Months of the Utilisation of such Vessel Loan;

(ii)                                  under Clause 7.8 (Right of replacement and repayment and cancellation in relation to a single Lender); or

(iii)                               under Clause 25 (Security cover).

11.5                        [Intentionally deleted]

11.6                        Sinosure Premium

The Borrower shall pay Sinosure the Sinosure Premium for each Vessel Loan in the amount notified in writing to the Borrower by Sinosure on or prior to the Utilisation of the relevant Advance.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12                                  TAX GROSS UP AND INDEMNITIES; FATCA

12.1                        [Intentionally left blank]

12.2                        Tax gross-up

(a)                                 All payments made by any Obligor hereunder or under any Finance Document (other than a Hedging Agreement) will be made without setoff, counterclaim or other defence. All such payments will be made free and clear of, and without deduction or withholding for any Taxes imposed with respect to such payments unless required by applicable law. If applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable under any Finance Document, then:

(i)                                     the Borrower shall be entitled to make such deduction or withholding,

(ii)                                  the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority and

(iii)                               in the case of any Indemnified Taxes, the Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Finance Document, after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein or in such Finance Document.

The Borrower shall indemnify each Finance Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Finance Party or required to be withheld or deducted from a payment to such Finance Party, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Finance Party (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error. In the event the Borrower pays amounts deducted and withheld to the relevant taxing authority in respect of Indemnified Taxes, the Borrower will furnish to the Facility Agent within forty-five (45) days after the date of payment of any Indemnified Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Finance Party, and reimburse such Finance Party upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Finance Party.

(b)                                 Without duplicating the payments under paragraph (a) above, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise (in the nature of a documentary or similar Tax), property, intangible, filing or mortgage recording Taxes or charges or similar levies imposed by any Governmental Authority which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Finance Document excluding such amounts imposed in connection with an Assignment Agreement, a Transfer Certificate, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Finance Document, except to the extent that any such change is requested in writing by a Borrower (all such non-excluded Taxes described in this paragraph (b) of Clause 12.2 (Tax gross-up) being referred to as “Other Taxes”).

(c)                                  Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Finance Party, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Finance Party is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Finance Party’s reasonable judgment such completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Finance Party.

(d)                                 If the Facility Agent or a Lender determines in its sole discretion that it has actually received or realized a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which such Obligor has paid additional amounts pursuant to Clause 12.2(a) (Tax Gross-up), it shall pay over such refund to such Obligor (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under Clause 12.2(a) (Tax Gross-up) with respect to the Indemnified Taxes or payments of Other Taxes pursuant to Clause 12.2(a) (Tax Gross-up) giving rise to such refund), net of all reasonable out-of-pocket expenses of the Facility Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined in the sole discretion of the Facility Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  In the event the Facility Agent or such Lender is required to repay such refund to such Governmental Authority, then such Obligor, upon the written request of the Facility Agent or such Lender, agrees to promptly repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, but without any other interest, penalties or charges) to the Facility Agent or such Lender.  Nothing in this Clause 12.2(d) (Tax Gross-up) shall require a Lender to disclose any confidential information (including, without limitation, its Tax returns or its calculations).

(e)                                  Each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                                     confirm to that other Party whether or not it would be subject to withholding Tax imposed by FATCA if such Party were to fail to comply with the applicable reporting requirements of FATCA; and

(ii)                                  supply to that other Party such forms (including U.S. Internal Revenue Service Forms W-8 or W-9), documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

If a Party confirms to another Party pursuant to the foregoing that it would not be subject to withholding Tax imposed by FATCA or provides a U.S. Internal Revenue Service Form W-8 or W-9 and it subsequently becomes aware that it may be subject to withholding Tax imposed by FATCA or that the Form has ceased to be accurate or valid, that Party shall notify that other Party reasonably promptly or provide a revised Form, respectively.

Without duplication of the foregoing, if a payment made to a Lender under any Finance Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Party may make any deduction it is required to make by FATCA, and any payment required in connection with that FATCA deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA deduction or otherwise compensate the recipient of the payment for that FATCA deduction. Each Party shall promptly, upon becoming aware that it must make a deduction under FATCA (or that there is any change in the rate or the basis of such FATCA deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

(f)                                   Each Lender shall severally indemnify the Facility Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes excluded in Clause 12.2(a) (Tax Gross-up) attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document (other than a Hedging Agreement) or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this paragraph (f).

(g)                                  Each Party’s obligations under this Clause 12.2(Tax Gross-up) shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.

12.3                        [Intentionally left blank]

12.4                        [Intentionally left blank]

12.5                        VAT

(a)                                 All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                     (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                  (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                                  Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13                                  INCREASED COSTS

13.1                        Increased costs

(a)                                 Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of written demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)                                  compliance with any law or regulation made,

after the date of this Agreement.  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) Basel III, and all requests, rules, regulations, guidelines and directives promulgated pursuant to the foregoing, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

(b)                                 In this Agreement, “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                        Increased cost claims

(a)                                 A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower (and such notification shall, to the extent commercially practicable, contain reasonable details of the calculation for such additional amounts).

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                        Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)                                 attributable to an Excluded Tax or a change in the rate of tax on the overall net income of a Finance Party;

(b)                                 compensated for by Clause 12.2 (Tax gross-up)

(c)                                  compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost);

(d)                                 attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)                                  incurred by a Hedge Counterparty in its capacity as such; or

(f)                                   attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14                                  OTHER INDEMNITIES

14.1                        Currency indemnity

(a)                                 If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify each Secured Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)                                  This Clause 14.1 (Currency indemnity) does not apply to any sum due to a Hedge Counterparty in its capacity as such.

14.2                        Other indemnities

(a)                                 Each Obligor shall, upon written request, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(i)                                     the occurrence of any Event of Default;

(ii)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

(iii)                               funding, or making arrangements to fund, its Contribution in an Advance requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(iv)                              the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)                                 Each Obligor shall, on demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory inquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents (other than a Hedging Agreement), having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or willful misconduct of that Indemnified Person.

(c)                                  Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)                                     arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)                                  in connection with any Environmental Claim.

(d)                                 Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(e)                                  Notwithstanding the foregoing, this Clause 14.2 (Other indemnities) shall not cover the types of costs, loss or liability covered by Clause 10.2 (Market disruption), Clause 12 (Tax gross-up and indemnities, FATCA), Clause 13 (Increased costs), Clause 16 (Costs and expenses) and the other provisions of this Clause 14 (Other indemnities).

14.3                        Mandatory Cost

Each Obligor shall, on demand by the Facility Agent, pay to the Facility Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Facility Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)                                 in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)                                 in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the U.K. Financial Conduct Authority and/or the U.K. Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s Contribution in the Loan.

14.4                        Indemnity to the Facility Agent

Each Obligor shall, on demand, jointly and severally indemnify the Facility Agent against:

(a)                                 any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)                                     investigating any event which it reasonably believes is a Default; or

(ii)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or

(iii)                               instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents (other than a Hedging Agreement ); and

(b)                                 any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents (other than a Hedging Agreement).

14.5                        Indemnity to the Security Agent

(a)                                 Each Obligor shall, on demand, jointly and severally indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)                                     in relation to or as a result of:

(A)                               any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(B)                               acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;

(C)                               the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)                               the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents (other than a Hedging Agreement) or by law;

(E)                                any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents (other than a Hedging Agreement);

(F)                                 any action by any Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)                               instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents (other than a Hedging Agreement).

(ii)                                  acting as Security Agent, Receiver or Delegate under the Finance Documents (other than a Hedging Agreement) or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (other than a Hedging Agreement) (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)                                 The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.5 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15                                  MITIGATION BY THE FINANCE PARTIES

15.1                        Mitigation

(a)                                 Each Finance Party shall, in consultation with the Borrower, take all commercially reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities; FATCA), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost) including (but not limited to) transferring its rights and obligations under the Finance Documents (other than a Hedging Agreement) to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2                        Limitation of liability

(a)                                 Each Obligor shall, on demand, jointly and severally indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)                                     a Default has occurred and is continuing; or

(ii)                                  in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any economic, legal or regulatory respect.

15.3                        Defaulting Lender

(a)                                 Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, so long as such Lender is a Defaulting Lender, fees pursuant to Clause 11.1 (Commitment fee) shall cease to accrue on such Defaulting Lender’s unused Commitment until such time as such Lender is no longer a Defaulting Lender, at which time fees pursuant to Clause 11.1 (Commitment fee) shall resume to accrue and be payable in accordance with Clause 11.1 (Commitment fee).

(b)                                 Each Defaulting Lender shall indemnify the Borrower, the Facility Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable legal fees and, in the case of the Facility Agent or any Non-Defaulting Lender, funds (if any) advanced by the Facility Agent or by any Non-Defaulting Lender, on account of such Defaulting Lender’s failure to timely fund its applicable Commitment of an Advance or to otherwise perform its obligations under the Finance Documents (other than a Hedging Agreement).

(c)                                  In the event that the Facility Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Contribution of the Lenders in the Loan shall be readjusted to reflect the inclusion of such Lender’s Contribution in the Loan and on such date such Lender shall purchase at par such of the Loan or Contribution therein of the other Lenders as the Facility Agent shall determine may be necessary in order for such Lender to hold its pro rata share of the Contribution in the Loan and/or the Commitments.

(d)                                 At any time during a Default Period, the Borrower may, upon three (3) Business Days prior notice to the applicable Defaulting Lender (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Lender to assign all right, title and interest that it may have in, and its Contribution in the Loan and any other obligations of the Borrower under this Agreement and the Finance Documents to another Lender (if another Lender will consent to purchase such right, title and interest and participations) or another Person in accordance with and subject to the terms of Clause 28 (Changes to the Lenders) of this Agreement, if such Person can be found by the Borrower, for a purchase price equal to 100% of the principal amount of Contribution in the Loan plus the amount of any interest and fees accrued and owing to such Defaulting Lender as of the date of such assignment.

16                                  COSTS AND EXPENSES

16.1                        Transaction expenses

The Obligors shall, jointly and severally on demand, pay the Facility Agent, the Security Agent, the ECA Agent (for the account of Sinosure) and the Mandated Lead Arrangers the amount of all documented costs and expenses (including reasonable legal fees) reasonably incurred by any Secured Party and/or Sinosure in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)                                 this Agreement and any other documents referred to in this Agreement;

(b)                                 the Transaction Security;

(c)                                  each of the Sinosure Insurance Policies and any other documents which may at any time be required by Sinosure to give effect to the terms of any Sinosure Insurance Policy or which Sinosure is entitled to call for or obtain pursuant to the terms of any Sinosure Insurance Policy; and

(d)                                 any other Finance Documents executed after the date of this Agreement.

16.2                        Amendment costs

If:

(a)                                 an Obligor requests an amendment, waiver or consent; or

(b)                                 an amendment is required pursuant to Clause 36.9 (Change of currency); or

(c)                                  an Obligor requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, jointly and severally on demand, reimburse each of the Facility Agent, the ECA Agent (for the account of Sinosure)  and the Security Agent for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by each Secured Party and/or Sinosure in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                        Enforcement and preservation costs

The Obligors shall, jointly and severally on demand, pay to:

(a)                                 each Secured Party the amount of all costs and expenses (including reasonable legal fees) incurred by that Secured Party in connection with any step taken with a view to the protection, the enforcement of, or the preservation of any rights under, any Finance Document (other than a Hedging Agreement) or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document (other than a Hedging Agreement), taking or holding the Transaction Security, or enforcing those rights; and

(b)                                 each Lender and the ECA Agent (for the account of Sinosure) the amount of all costs and expenses (including reasonable legal fees) incurred by a Lender and/or Sinosure in connection with or incidental to the enforcement or exercise of, or the preservation of, its rights, powers, discretions and remedies under any Sinosure Insurance Policy and any proceedings instituted by or against any Lender and/or Sinosure in connection thereto.

SECTION 7

GUARANTEES

17                                  GUARANTEE AND INDEMNITY

17.1                        Joint and several liability

All liabilities and obligations of the Guarantors under this Agreement shall, whether expressed to be so or not, be joint and several.

17.2                        Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Hedge Guarantor to honor all of its obligations under this Clause 17 (Guarantee and Indemnity) in respect of the Hedging Obligations guaranteed hereby (provided that each Qualified ECP Guarantor shall be liable under this Clause 17.2 (Keepwell) only for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 17 (Guarantee and Indemnity), or otherwise under the guarantee under this Clause, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Each Qualified ECP Guarantor intends that this Clause 17.2 (Keepwell) constitute, and this Clause 17.2 (Keepwell) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Hedge Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

17.3                        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)                                 guarantees to each Finance Party, as a primary obligor and not merely as a surety, punctual payment and performance by each Obligor (other than itself) of all such other Obligor’s obligations under the Finance Documents;

(b)                                 undertakes with each Finance Party that whenever an Obligor (other than itself) does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it were the primary obligor; and

(c)                                  agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor (other than itself) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by it under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

Notwithstanding the foregoing, such obligations guaranteed by the Guarantors under this Clause 17 (Guarantee and Indemnity) shall not include any Excluded Hedging Obligations.

17.4                        Continuing guarantee

This guarantee is a continuing guarantee that shall remain in full force and effect until the irrevocable payment and performance in full by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.  This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection.

17.5                        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is rescinded, discharged, avoided or reduced, or must be restored or returned, upon insolvency, bankruptcy, reorganization, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.6                        Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security are irrevocable, absolute and unconditional and shall not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.6 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including (and each of the Guarantors hereby irrevocably waives any defences it may now have or hereafter acquire in any way relating to):

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any Security Asset;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure, shareholders, members or status of an Obligor or any other person (including without limitation any change in the holding of such Obligor’s or other person’s Equity Interests);

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                  any bankruptcy, insolvency or similar proceedings.

17.7                        Guarantor Intent

Without prejudice to the generality of Clause 17.6 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.8                        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity).This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.9                        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from each Guarantor or on account of such Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.10                 Deferral of Guarantor’s rights

All rights which a Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any third party providing security for, or any other guarantor of, any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17 (Guarantee and Indemnity);

(e)                                  to exercise any right of set-off against any Obligor; and/or

(f)                                   to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

17.11                 Additional security

This guarantee and any other Security given by a Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.12                 Independent obligations

The obligations of each Guarantor under or in respect of this guarantee are independent of any other obligations of any other Obligor under or in respect of the Finance Documents, and a separate action or actions may, with the consent of the Security Agent or the Facility Agent (in each case, acting with the authorization of the Required Lenders) be brought against any Guarantor to enforce this guarantee irrespective of whether any action is brought against any other Obligor or whether any other Obligor is joined in any such action or actions.

17.13                 Bankruptcy

Additionally, the Guarantors unconditionally and irrevocably guarantee the payment of any and all of the Secured Liabilities (including, without limitation, all interest accruing subsequent to the commencement of any case, proceeding or other action relating to any other Obligor under any Debtor Relief Laws, and all interest which, but for any such case, proceeding or other action would otherwise accrue) to the Finance Parties whether or not due or payable by the Borrower or any Obligor upon the occurrence of any of the events specified in Clause 27.7(Insolvency Event), and irrevocably, unconditionally and jointly and severally promises to pay such indebtedness to the Finance Parties, or order, on demand, in lawful money of the U.S.

17.14                 Reliance

It is not necessary for any Finance Party to inquire into the capacity or powers of any Guarantor or any of their respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any of the Secured Liabilities made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

17.15                 Subordination

Any Financial Indebtedness of the Borrower now or hereafter owing to any Guarantor is hereby subordinated to the Secured Liabilities of the Borrower owing to the Finance Parties; and if the Facility Agent so requests at a time when an Event of Default exists, all such Financial Indebtedness of the Borrower to any Guarantor shall be collected, enforced and received by such Guarantor for the benefit of the Finance Parties and be paid over to the Facility Agent on behalf of the Finance Parties on account of the Secured Liabilities to the Finance Parties, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guarantee.  Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any such Financial Indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Guarantors hereby agrees with the Finance Parties that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the U.S. Bankruptcy Code or otherwise) until all the Secured Liabilities have been irrevocably paid in full in cash.  If and to the extent required in order for the Secured Liabilities of the Guarantors to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of each Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor, under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Clause 17.15(Subordination).

17.16                 Applicability of provisions of Guarantee to other Security

Clauses 17.4 (Continuing guarantee), 17.5 (Reinstatement), 17.6 (Waiver of defences), 17.7 (Guarantor Intent), 17.8 (Immediate recourse), 17.9 (Appropriations), 17.10 (Deferral of Guarantor’s rights), 17.11 (Additional security), 17.12 (Independent obligations), 17.13 (Bankruptcy), 17.14 (Reliance) and 17.15 (Subordination), shall apply, with any necessary modifications, to any Security which an Owner Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18                                  REPRESENTATIONS

18.1                        General

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

18.2                        Corporate/Limited Liability Company/Limited Partnership Status

(a)                                 Each Obligor is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation.

(b)                                 Each Obligor has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage.

(c)                                  Each Obligor is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

18.3                        Corporate Power and Authority; Legal Validity and Enforceability

(a)                                 Each Obligor has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Transaction Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Transaction Documents.

(b)                                 Each Obligor has duly executed and delivered each of the Transaction Documents to which it is party, and each of such Transaction Documents constitutes the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)                                  Each of the Security Documents creates in favour of the Security Agent for the benefit of the Secured Parties a legal, valid and enforceable fully perfected first priority security interest in and Security on all right, title and interest of the Obligors party thereto in the Security Assets described therein, subject only to Other Permitted Security.  No filings or recordings are required in order to perfect the security interests created under any Security Document or to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document in each case, except for filings or recordings which shall have been made or will be made, in accordance with Schedule 2 (Conditions Precedent).

(d)                                 None of the Obligors has a place of business in any jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless all such filings and registrations have been made or will be made, in accordance with Schedule 2 (Conditions Precedent).

18.4                        Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.5                        No Violation

Neither the execution, delivery or performance by any Obligor of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will:

(a)                                 contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, judgment, writ, injunction or decree of any court or governmental instrumentality;

(b)                                 conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Security (except Other Permitted Security) upon any of the material properties or assets of such Obligor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which such Obligor is a party or by which it or any of its material property or assets is bound or to which it may be subject; or

(c)                                  violate any provision of the Constitutional Documents of such Obligor.

18.6                        Governmental Approvals

No Authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings in respect of the Security Documents, will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with:

(a)                                 the execution, delivery and performance by any Obligor of any Finance Document to which it is a party; or

(b)                                 the legality, validity, binding effect or enforceability of any Finance Document to which it is a party.

18.7                        Financial Statements; Financial Condition; Undisclosed Liabilities

(a)                                 (i) The audited consolidated balance sheets of the Parent Guarantor as at December 31, 2014 and the related consolidated statements of income and cash flows for the fiscal year ended on such date and (ii) the unaudited consolidated balance sheets of the Parent Guarantor as at September 30, 2015 and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period, reported on by and accompanied by, in the case of the audited annual financial statements, an unqualified report from an Acceptable Accounting Firm, present fairly the consolidated financial condition of the Parent Guarantor as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved

(except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Parent Guarantor nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)                                 Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Clause 19.2 (Financial statements), there were as of the date of this Agreement no liabilities or obligations with respect to the Parent Guarantor or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent Guarantor and its Subsidiaries taken as a whole.  As of the date of this Agreement, none of the Obligors knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Clause 19.2 (Financial statements) which, either individually or in the aggregate, could reasonably be expected to be materially adverse to the Parent Guarantor and its Subsidiaries taken as a whole.

(c)                                  The Projections delivered by the Parent Guarantor to the Facility Agent and the Lenders prior to the date of this Agreement have been prepared in good faith and are based on GAAP and reasonable assumptions, and there are no statements or conclusions in such Projections which are based upon or include information known to the Parent Guarantor on the date of this Agreement to be misleading in any material respect or which fail to take into account material information known to the Parent Guarantor on the date of this Agreement regarding the matters reported therein.  On the date of this Agreement, the Parent Guarantor believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(d)                                 Since December 31, 2014 (or as the case may be, the date of the latest audited consolidated balance sheets of the Parent Guarantor provided to the Facility Agent pursuant to this Agreement), nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

18.8                        Litigation

Except as set forth in the most recent S-1 Registration Statement of the Parent Guarantor (filed with the SEC on June 22, 2015), there are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent Guarantor or the Borrower, threatened against the Parent Guarantor or any of its Subsidiaries (i) with respect to the Finance Documents; or (ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

18.9                        True and Complete Disclosure

All factual information (taken individually or as a whole) furnished by or on behalf of the Parent Guarantor or the Borrower in writing to the Facility Agent or any Lender (including, without limitation, all information contained in the Transaction Documents and the Merger

Agreement and any financial statement referred to in Clause 19.2 (Financial statements) for purposes of or in connection with this Agreement, the other Finance Documents or any transaction contemplated herein or therein is, and all other such factual information (taken individually or as a whole) hereafter furnished by or on behalf of the Parent Guarantor or the Borrower in writing to the Facility Agent or any Lender will be, true and accurate in all material respects and did not fail to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided and copies of the Shipbuilding Contracts and the Merger Agreement are the full, complete and true copies of such documents and do not omit any addenda, amendments or supplements thereto.

18.10                 Use of Proceeds; Margin Regulations

(a)                                 All proceeds of the Loan shall be used in accordance with Clause 3.1 (Purpose).

(b)                                 No part of the proceeds of the Loan shall be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of the Loan nor the use of the proceeds thereof will violate or be inconsistent with the Margin Regulations.

(c)                                  No proceeds of the Loan shall be made available directly or indirectly to or for the benefit of a Restricted Party in a manner that would result in a violation of Sanctions, nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions.

(d)                                 No payment in connection with a Finance Document shall be funded out of proceeds derived from any action which is in breach of Sanctions.

18.11                 Tax Returns and Payments

(a)                                 All payments which an Obligor is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any Tax payable under any law of any relevant jurisdiction applicable as of the date of this Agreement.

(b)                                 The Parent Guarantor and each of its Subsidiaries has timely filed with the appropriate taxing authorities all material U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S., the United Kingdom, and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent Guarantor and/or any of its Subsidiaries (the “Returns”).  All such Returns accurately reflect in all material respects all liability for taxes of the Parent Guarantor and its Subsidiaries as a whole for the periods covered thereby.  The Parent Guarantor and each of its Subsidiaries have paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all Taxes shown as due on all such Returns and all other material U.S. federal, state and the United Kingdom and non-U.S. Taxes that have become due and payable.

(c)                                  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Parent Guarantor or any of its Subsidiaries, threatened by any authority regarding any Taxes relating to the Parent Guarantor or any of its Subsidiaries.

(d)                                 As of the date of this Agreement, neither the Parent Guarantor nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Parent Guarantor or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent Guarantor or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

(e)                                  Neither the Parent Guarantor nor any of its Subsidiaries (i) has engaged in any “listed transaction” within the meaning of Section 6011 of the Code or (ii) has any actual or potential liability for the taxes of any person (other than the Parent Guarantor or any of its present or former Subsidiaries) under the United States Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law).

18.12                 Compliance with ERISA

(a)                                 Schedule 9 (ERISA Plans and contributions) sets forth, as of the date of this Agreement, each Plan.

(b)                                 With respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect.

(c)                                  Each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the United States Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code. No Reportable Event has occurred.

(d)                                 To the best knowledge of an Obligor or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization.

(e)                                  No Plan has an Unfunded Current Liability in an amount material to an Obligor or any ERISA Affiliate’s operation.  No Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

(f)                                   With respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made.

(g)                                  Neither any Obligor nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan.

(h)                                 No condition exists which presents a material risk to any Obligor or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code.

(i)                                     No proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of any Obligor or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA.

(j)                                    No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of any Obligor or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect.

(k)                                 Using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, each of the Obligors and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect.

(l)                                     Neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA.

(m)                             Each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the any Obligor, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code.

(n)                                 No lien imposed under the Code or ERISA on the assets of any Obligor or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan.

(o)                                 Each Obligor and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither any Obligor nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither any Obligor nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

18.13                 Subsidiaries

(a)                                 On the first Utilisation Date, the Parent Guarantor has no Subsidiaries other than those Subsidiaries listed on Schedule 10 (Subsidiaries) (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).  On the first Utilisation Date, all outstanding capital stock, membership interests, partnership interests, units or other form of equity, of each class outstanding, of each of the Subsidiaries listed on Schedule 10 (Subsidiaries) has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Parent Guarantor, is owned beneficially and of record by a Obligor free and clear of all Security other than Other Permitted Security.

(b)                                 Each of the Owner Guarantors is a wholly-owned Subsidiary of the Borrower.

18.14                 Compliance with Statutes, etc.

The Parent Guarantor and each of its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

18.15                 Investment Company Act

Neither the Parent Guarantor, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

18.16                 Anti-Money Laundering; Anti-Corruption

(a)                                 Each Obligor, as well as their respective subsidiaries, directors and officers, have conducted and are conducting its businesses in compliance with Anti-Bribery and Corruption Laws and in particular:

(i)                                     no part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended; and

(ii)                                  no Obligor, nor their subsidiaries, respective directors, officers, or to the knowledge (actual, implied or constructive) of each such Obligor after making due and careful enquiries, employees, agents or representatives has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction.

(b)                                 Each Obligor as well as their respective directors and officers, complies with any applicable law or regulation implemented to combat “money laundering”, including without limitation the PATRIOT Act and the Bank Secrecy Act.

18.17                 Sanctions

(a)                                 To the extent applicable, each Obligor is in compliance, in all material respects, with:

(i)                                     all United States laws relating to terrorism or money laundering, including Executive order NO. 13224 on Terrorist Financing, effective September 24, 2011 (the “Executive Order”); and

(ii)                                  the PATRIOT Act.

(b)                                 The Parent Guarantor does not (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (ii) engage in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempting to violate any of the prohibitions set forth in any United States anti-terrorism laws.

(c)                                  Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by each such Obligor, its subsidiaries and their respective directors, officers, and to the knowledge (actual, implied or constructive) of each such Obligor after making due and careful enquiries, its employees, agents and representatives with all Sanctions and each Obligor, its subsidiaries and their respective directors, officers and to the knowledge (actual, implied or constructive) of each such Obligor after making due and careful enquiries, its employees, agents and representatives, are in compliance with Sanctions and are not engaged in any activity that would reasonably be expected to result in such Obligor being designated as a Restricted Party or otherwise violate or contravene any Sanctions.

(d)                                 No Obligor, nor any of an Obligor’s respective directors, officers, or to the knowledge (actual, implied or constructive) of each such Obligor after making due and careful enquiries, employees, agents or representatives (i) is a Restricted Party, is involved in any transaction through which it is reasonably likely to become a Restricted Party, or is involved in any transaction involving any Restricted Party, or (ii) is owned or controlled by or is acting directly or indirectly on or on behalf of a Restricted Party, (iii) owns or controls a Restricted Party or (iv) has received notice of or is aware of any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.18                 Pollution and Other Regulations

(a)                                 Each of the Parent Guarantor and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent Guarantor nor any of its Subsidiaries is, to the knowledge of the Parent Guarantor or the Borrower, liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures as are not reasonably likely to have a Material Adverse Effect.

(b)                                 All licenses, permits, registrations or approvals required for the business of the Parent Guarantor and each of its Subsidiaries, as conducted as of the date of this Agreement, under any Environmental Law have been secured and each of the Parent Guarantor and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.

(c)                                  Neither the Parent Guarantor nor any of its Subsidiaries is in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree pursuant to any Environmental Law, to which the Parent Guarantor or such Subsidiary is a party or which would affect the ability of the Parent Guarantor or such Subsidiary to operate any Ship, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, as such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.

(d)                                 There are, as of the date of this Agreement, no Environmental Claims pending or, to the knowledge of the Parent Guarantor or the Borrower, threatened, against the Parent

Guarantor or any of its Subsidiaries in respect of which an unfavourable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.

(e)                                  There are no facts, circumstances, conditions or occurrences on any Ship, Real Property or other facility owned or operated by the Parent Guarantor or any of its Subsidiaries that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent Guarantor, any of its Subsidiaries or any Ship, Real Property or other facility owned by the Parent Guarantor or any of its Subsidiaries, or (ii) to cause such Ship, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case for clauses (i) and (ii) above, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(f)                                   Hazardous Materials have not at any time prior to the date of this Agreement, been (i) generated, used, treated or stored on, or transported to or from, any Ship, Real Property or other facility at any time owned or operated by the Parent Guarantor or any of its Subsidiaries or (ii) released on or from any such Ship, Real Property or other facility, except in each case for clauses (i) and (ii) above where such occurrence or event, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

This Clause 18.18 (Pollution and Other Regulations) contains the sole and exclusive representations and warranties of the Obligors with respect to environmental, health and safety matters, including any relating to or arising under Environmental Laws, Environmental Claims or Hazardous Materials.

18.19                 Labor Relations

Neither the Parent Guarantor nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (a) no unfair labor practice complaint pending against the Parent Guarantor or any of its Subsidiaries or, to the Parent Guarantor’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent Guarantor or any of its Subsidiaries or, to the Parent Guarantor’s knowledge, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Parent Guarantor or any of its Subsidiaries or, to the Parent Guarantor’s knowledge, threatened against the Parent Guarantor or any of its Subsidiaries and (c) no union representation proceeding pending with respect to the employees of the Parent Guarantor or any of its Subsidiaries, except (with respect to the matters specified in clauses (a), (b) and (c) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

18.20                 Patents, Licenses, Franchises and Formulas

The Parent Guarantor and each of its Subsidiaries owns, or has the right to use, and has the right to enforce and prevent any third party from using, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

18.21                 Financial Indebtedness

Schedule 11 (Financial Indebtedness) sets forth a true and complete list of all Financial Indebtedness of the Parent Guarantor and its Subsidiaries as of the first Utilisation Date (other than Financial Indebtedness under the Korean Facility, the Re-financing Facility, the Bridging Facility and the Blue Mountain Indebtedness and which is to remain outstanding after giving effect to the date of this Agreement) (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt.

18.22                 Insurance

Schedule 12 (Insurances) sets forth a true and complete listing of all insurance maintained by each Obligor with respect of the Ships, as of the date of this Agreement, with the amounts insured (and any deductibles) set forth therein.

18.23                 Concerning the Ships

The registered owner and jurisdiction of registration and flag (which shall be in an Approved Flag) of each Ship is set forth in Schedule 8 (Details of the Ships). Each Ship is and will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a material diminution in the value of such Ship.

18.24                 Citizenship

The Parent Guarantor and each other Obligor which owns or operates, or will own or operate, one or more Ships is, or will be, qualified to own and operate such Ships under the relevant Approved Flag, or will be permitted, to be flagged in accordance with the terms of the respective Ship’s Mortgage.

18.25                 Ship Classification Flag

Each Ship:

(a)                                 is or will be, classified in the highest class available for ships of its age and type with an Approved Classification Society, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Ship’s Mortgages, and

(b)                                 flagged in an Approved Flag jurisdiction.

18.26                 No Immunity

The Parent Guarantor does not, nor does any other Obligor or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Finance Documents by the Obligors and the performance by them of their respective obligations thereunder constitute commercial transactions.

18.27                 Flags and Enforcement

No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Finance Documents other than recording taxes which have been, or will be, paid by the Parent Guarantor or any of its Subsidiaries as and to the extent due.  Under the laws of any Approved Flag jurisdiction,

(a)                                 the choice of English laws as set forth in the Finance Documents (other than the Accounts Security)] which are stated to be governed by English laws; and

(b)                                 the choice of the laws of the State of New York as set forth in the Accounts Security which are stated to be governed by the laws of the State of New York,

is a valid choice of law, and the irrevocable submission by each Obligor to jurisdiction and consent to service of process and, where necessary, appointment by such Obligor of an agent for service of process, in each case as set forth in such Finance Documents, is legal, valid, binding and effective.

18.28                 Form of Documentation

Each of the Finance Documents is, or when executed will be, in proper legal form under the laws of the jurisdiction of the applicable Approved Flag for the enforcement thereof under such laws.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Finance Document in applicable Approved Flag jurisdiction, it is not necessary that any Finance Document or any other document be filed or recorded with any court or other authority in such applicable Approved Flag jurisdiction, or notarized or executed under seal, or physically executed in any such jurisdiction, except as have been made, or will be made, in accordance with Clause 46(Counterparts).

18.29                 Solvency

After giving effect to:

(a)                                 the Loan outstanding,

(b)                                 the consummation of the transactions contemplated hereunder; and

(c)                                  the payment and accrual of all transaction costs in connection with the foregoing,

the Parent Guarantor and its Subsidiaries, taken as a whole, and the Borrower and its Subsidiaries, taken as a whole, are Solvent.

18.30                 Overseas companies

No Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Facility Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry.

19                                  INFORMATION UNDERTAKINGS

19.1                        General

The undertakings in this Clause 19 (Information Undertakings) remain in force throughout the Security Period unless the Facility Agent, acting with the authorization of the Required Lenders (or, where specified, all the Lenders), may otherwise permit.

19.2                        Financial statements

The Parent Guarantor shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)                                 within 90 days after the close of each fiscal year of the Parent Guarantor (i) the audited consolidated balance sheets of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Facility Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent Guarantor and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to the Financial Covenants, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(b)                                 Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent Guarantor, (i) the unaudited consolidated balance sheets of the Parent Guarantor and its Subsidiaries as at the end of such quarterly accounting period and the related unaudited consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent Guarantor, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(c)                                  As soon as available but not more than 30 days after the commencement of each fiscal year of the Parent Guarantor, cash flow projections (including a balance sheet and statement of profit and loss and cash flow) of the Parent Guarantor and its Subsidiaries in reasonable detail for the fiscal year in which such cash flow projections are actually delivered and the following three fiscal years.

(d)                                 Together with delivery of the compliance certificates described in Clause 19.3(a) (Compliance certificate) required in connection with each fiscal quarter in each fiscal year of the Parent Guarantor, and at any other time within thirty-three (33) days of the written request of the Facility Agent, valuations of each of the Ships dated no more than 14 Business Days prior to the delivery thereof, in form and substance reasonably satisfactory to the Facility Agent and from two Approved Appraisers stating the then current Fair Market Value of each of the Ships. All such valuations shall be conducted by, and made at the expense of, the Borrower (it being understood that the Facility Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such valuations and that the cost of all such valuations will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for more than four Appraisals of each Ship obtained by the Facility Agent (which shall for the avoidance of doubt, not include any valuations required to be provided by the Borrower under this Clause) pursuant to this paragraph (d) in any single fiscal year of the Borrower, with the cost of any such Appraisals obtained by the Facility Agent in excess thereof to be paid by the Lenders on a pro rata basis.

Notwithstanding the foregoing, the required financial statements of the Parent Guarantor shall be deemed to have furnished to the Facility Agent if the Parent Guarantor has filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available.

19.3                        Compliance Certificate

(a)                                 At the time of the delivery of the financial statements provided for in Clauses 19.2(a) and (b) (Financial Statements), a certificate of the senior financial officer of the Parent Guarantor in the form of Schedule 7 (Compliance Certificate) to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall:

(i)                                     set forth the calculations required to establish whether the Parent Guarantor was in compliance with the Financial Covenants at the end of such fiscal quarter or year, as the case may be; and

(ii)                                  certify that there have been no changes to Schedule 10 (Subsidiaries) since the first Utilisation Date or, if later, since the date of the most recent certificate delivered pursuant to this Clause 19.3 (Compliance Certificate) or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this paragraph (ii).

(b)                                 At the time of a disposal of any Ship, a certificate of a senior financial officer of the Parent Guarantor which certificate shall:

(i)                                     certify on behalf of the Parent Guarantor the last valuation received pursuant to Clause 19.2(d) (Financial Statements) determining the Aggregate Collateral Vessel Value, after giving effect to such disposition(s) and/or showing the individual Fair Market Value of all Ships owned by the Owner Guarantors which have not been sold, transferred, lost or otherwise disposed of at such time; and

(ii)                                  set forth the calculations required to establish whether the Parent Guarantor is in compliance with the provisions of Clause 25.1 (Minimum required security cover)after giving effect to such disposition.

19.4                        Information: miscellaneous

Each Obligor shall and shall procure that each other Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders and to Sinosure, if the Facility Agent so requests):

(a)                                 promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent Guarantor or any of its Subsidiaries shall file with the SEC (or any successor thereto) or deliver to holders of its Financial Indebtedness pursuant to the terms of the documentation governing such Financial Indebtedness (or any trustee, agent or other representative therefor).

(b)                                 promptly upon, and in any event within five Business Days after, without duplication of any other reporting requirements herein, receipt of any notices of default, financial reporting and collateral reporting under the Re-financing Facility, and copies of all effectuated additions, amendments, restatements, supplements or other modifications in respect of the Re-financing Facility documents.

(c)                                  promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may reasonably request so as to enable such Finance Party to comply with any laws applicable to it (including without limitation compliance with FATCA) or as may be required by any regulatory authority.

(d)                                 promptly upon, and in any event within fifteen Business Days after, the Parent Guarantor obtains knowledge thereof, written notice of any of the following environmental matters occurring after the date of this Agreement, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)                                     any Environmental Claim pending or threatened in writing against the Parent Guarantor or any of its Subsidiaries or any Ship or property owned or operated or occupied by the Parent Guarantor or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Ship or property owned or operated or occupied by the Parent Guarantor or any of its Subsidiaries that (a) results in material noncompliance by the Parent Guarantor or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent Guarantor or any of its Subsidiaries or any such Ship or property;

(iii)                               any condition or occurrence on any Ship or property owned or operated or occupied by the Parent Guarantor or any of its Subsidiaries that could reasonably be expected to cause such Ship or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent Guarantor or such Subsidiary of such Ship or property under any Environmental Law;

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Ship or property owned or operated or occupied by the Parent Guarantor or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent Guarantor shall deliver to the Facility Agent all material notices received by the Parent Guarantor or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA; and

(v)                                 all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent Guarantor’s or such Subsidiary’s response thereto. In addition, the Parent Guarantor will provide the Facility Agent with copies of all material communications with any government or governmental agency and all material communications with any person relating to any Environmental Claim of which notice is required to be given pursuant to this Clause 21.4 (Ownership of Subsidiaries), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Facility Agent or the Required Lenders;

(e)                                  promptly after Parent Guarantor’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto;

(f)                                   promptly and in any event within five Business Days after any Obligor obtains actual knowledge thereof, the relevant party shall supply to the Facility Agent (i) the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any

Sanctions Authority against it, any of its Subsidiaries, any of its direct or indirect owners, or any of their respective directors, officers, employees, agents or representatives as well as information on what steps are being taken to answer or oppose such inquiry, claim, action, suit, proceeding or investigation and (ii) notice that any Obligor, any of its Subsidiaries or any of its direct or indirect owners, or any of their respective directors, officers, employees agents or representatives has become or is likely to become a Restricted Party or becomes involved in any transaction involving a Restricted Party; and

(g)                                  from time to time, such other information or documents (financial or otherwise) with respect to the Parent Guarantor or its Subsidiaries as the Facility Agent or the Lenders (through the Facility Agent) may reasonably request in writing.

19.5                        “Know your customer” checks

(a)                                 If:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                  any change in the status of an Obligor (including, without limitation, a change of ownership of an Obligor) after the date of this Agreement; or

(iii)                               a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) (such documentation and evidence to include without limitation, constitutional documents and certificates of good standing of a company, officer’s certificates setting out the names of a company’s directors and/or officers, copies of passports and address proofs of such directors and/or officers) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                                 Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.6                        Notification of Event of Default

Promptly, and in any event within three Business Days after the Parent Guarantor obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent Guarantor proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against the Parent Guarantor or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on any Finance Document and (iii) any Total Loss in respect of any Ship.

20                                  FINANCIAL COVENANTS

20.1                        General

The undertakings in this Clause 20 (Financial Covenants) remain in force throughout the Security Period except as the Facility Agent, acting with the authorization of the Required Lenders (or, where specified, all the Lenders) may otherwise permit.

20.2                        Debt Service Coverage Ratio

The Parent Guarantor will not permit the Debt Service Coverage Ratio for any Test Period ending on or after 31 December 2015 to be less than 1.10:1.00.

20.3                        Minimum Consolidated Liquidity

The Parent Guarantor will not permit at any time the cash and Cash Equivalents (which shall include funds on deposit in (i) any Debt Service Reserve Account, (ii) the debt service reserve account under the Sinosure Facility No.2 and (iii) the debt service reserve account under the Korean Facility (if any), each valued at 50% of par) held by the Parent Guarantor and its Subsidiaries to be less than the greatest of:

(a)                                 $50,000,000;

(b)                                 5.0% of Total Indebtedness; and

(c)                                  $1,500,000 per delivered Ship,

provided that, at all times, Unrestricted Cash and Cash Equivalents shall be no less than $25,000,000.

20.4                        Maximum Consolidated Leverage

The Parent Guarantor will not permit the Consolidated Leverage Ratio to be greater than 0.65 to 1.00 on the last day of any Test Period ending on or after 31 December 2015.

21                                  GENERAL UNDERTAKINGS

21.1                        General

The undertakings in this Clause 21 (General Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorization of the Required Lenders (or, where specified, all the Lenders) may otherwise permit.

21.2                        Corporate Franchises

The Parent Guarantor will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business, except, in the case of any Subsidiary of the Parent Guarantor that is not an Owner Guarantor, which could not be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Clause 21.2 (Corporate Franchises) shall prevent:

(a)                                 sales or other dispositions of assets, consolidations or mergers by or involving the Parent Guarantor or any of its Subsidiaries which are permitted in accordance with Clause 21.23 (Merger) or Clause 21.22 (Disposals);

(b)                                 any Owner Guarantor from changing the jurisdiction of its organization to the extent permitted by Clause 21.31(c)(vii) (Limitation on Certain Requirements on Subsidiaries); or

(c)                                  the abandonment by the Parent Guarantor or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

21.3                        Compliance with laws

Each Obligor will:

(a)                                 comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, (i) in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) applicable to each Ship, its ownership, employment, operation, management and registration, including the ISM Code, ISPS Code, all material Environmental Laws, all Sanctions and the laws of the relevant Approved Flag;

(b)                                 obtain, comply with, and do all that is necessary to maintain in full force and effect any approvals required by any Environmental Law except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)                                  without limiting paragraph (a) above, not employ any Ship, nor allow its employment, operation or management in any manner contrary to any applicable law or regulation, including, but not limited to the ISM Code, the ISPS Code, all applicable Environmental Laws except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and all Sanctions.

21.4                        Ownership of Subsidiaries

(a)                                 Other than “director qualifying shares”, the Parent Guarantor shall at all times directly or indirectly own 100% of the Equity Interests of the Borrower and each of the Owner Guarantors.

(b)                                 The Parent Guarantor shall cause each Owner Guarantor to at all times be directly owned by one or more of Obligors.

(c)                                  The Parent Guarantor will cause each Ship to be owned at all times by a single Owner Guarantor that owns no other Ships.

21.5                        Environmental claims

(a)                                 The Parent Guarantor will, and will cause each of its Subsidiaries to, comply with all Environmental Laws applicable to the ownership or use of any Ship or any other ship or property now or hereafter owned or operated by the Parent Guarantor or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Ships or other ships or property free and clear of any Securities imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Parent Guarantor, any of Subsidiaries of the Parent Guarantor will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Ship or other ship or property now or hereafter owned or operated or occupied by the Parent Guarantor, any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent Guarantor will, and will cause each of its Subsidiaries to, maintain insurance on the Ships and any other Ship in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)                                 At the written request of the Facility Agent or the Required Lenders, the Parent Guarantor or the Borrower will provide, at the Parent Guarantor or the Borrower’s sole cost and expense, an environmental assessment of any Ship by an Approved Classification Society.  If said classification society, in its assessment, indicates that such Ship is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request for an assessment may be made only if:

(i)                                     there has occurred and is continuing an Event of Default;

(ii)                                  the Facility Agent or the Required Lenders reasonably and in good faith believe that the Parent Guarantor, any of its Subsidiaries or any such Ship is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect; or

(iii)                               the Facility Agent or the Required Lenders reasonably and in good faith believe that circumstances exist that reasonably could be expected to form the basis of an material Environmental Claim against the Parent Guarantor or any of its Subsidiaries or any such Ship.  If the Parent Guarantor or the Borrower fails to provide the same within ninety (90) days after such request was made, the Facility Agent may order the same and the Parent Guarantor or the Borrower shall grant and hereby grants to the Facility Agent and the Lenders and their agents reasonable access to such Ship and specifically grants the Facility Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Parent Guarantor or the Borrower’s expense.

21.6                        Maintenance of Property; Insurance

The Parent Guarantor will, and will cause each of its Subsidiaries to:

(a)                                 keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted);

(b)                                 maintain insurance with respect to property that is not Ships in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds;

(c)                                  maintain the Required Insurance with respect to the Ships at all times; and

(d)                                 furnish to the Facility Agent, at the written request of the Facility Agent or any Lender (through the Facility Agent), a complete description of the material terms of insurance carried, or, at the Borrower’s option, copies of such policies.

21.7                        Taxation

The Parent Guarantor will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments and governmental charges or levies that become due and payable which are imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Security not otherwise permitted under Clause 21.21 (Negative pledge), provided that neither the Parent Guarantor nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

21.8                        Performance of obligations

The Parent Guarantor will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Finance Documents) by which it is bound except to the extent waived by the parties thereto and where such non-compliance could reasonably be expected to have a Material Adverse Effect.

21.9                        Use of Proceeds; Margin Regulations

The Parent Guarantor will procure that:

(a)                                 all proceeds of the Loan shall be used in accordance with Clause 3.1 (Purpose);

(b)                                 no part of the proceeds of the Loan shall be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of the Loan nor the use of the proceeds thereof will violate or be inconsistent with the Margin Regulations;

(c)                                  no proceeds of the Loan shall be made available directly or indirectly to or for the benefit of a Restricted Party in a manner that would result in a violation of Sanctions, nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions; and

(d)                                 no payment in connection with a Finance Document shall be funded out of proceeds derived from any action which is in breach of Sanctions.

21.10                 [Intentionally Deleted]

21.11                 Books, Records and Inspections

The Parent Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent Guarantor will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Facility Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent Guarantor or any of its Subsidiaries, any of the properties of the Parent Guarantor or its Subsidiaries, and to examine the books of account of the Parent Guarantor or such Subsidiaries and discuss the affairs, finances and accounts of the Parent Guarantor or such Subsidiaries with, and be advised as to the same by, its and their officers and, in the presence of the Parent Guarantor, independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Facility Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Facility Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent Guarantor.

21.12                 Conduct of business

The Parent Guarantor will, and will procure that each Owner Guarantor will:

(a)                                 maintain its books, financial records and accounts, including checking and other bank accounts, and custodian and other securities safekeeping accounts, separate and distinct from those of the other Owner Guarantors;

(b)                                 maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify their assets and liabilities separate and distinct from the assets and liabilities of the other Owner Guarantors;

(c)                                  not commingle any of its assets, funds or liabilities with the assets, funds or liabilities of the other Owner Guarantors;

(d)                                 observe all requisite organizational procedures and formalities, including the holding of meetings of the boards of directors as required by its Constitutional Documents, the recordation and maintenance of minutes of such meetings, and the recordation of and maintenance of resolutions adopted at such meetings;

(e)                                  except as permitted by Clause 21.23(Merger), not be consensually merged or consolidated with the other Owner Guarantors (other than for financial reporting purposes);

(f)                                   procure that all transactions, agreements and dealings between the Parent Guarantor and the Owner Guarantors (including, in each case, transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other), will reflect the separate identity and legal existence of each such Person;

(g)                                  ensure that transactions between any of the Borrower and the Owner Guarantors, on the one hand, and any third parties, on the other hand, will be conducted in the name of the Borrower or such Owner Guarantor, as applicable, as an entity separate and distinct from the Borrower or such Owner Guarantor, as applicable; and

(h)                                 in respect of each Owner Guarantor, refer to the Parent Guarantor as a department or division of such Owner Guarantor and will not otherwise refer to the Parent Guarantor in a manner inconsistent with its status as a separate and distinct legal entity.

21.13                 [Intentionally left blank]

21.14                 Loan proceeds

The Borrower will use the proceeds of the Loan only as provided in Clause 3.1 (Purpose).

21.15                 Charters

In connection with any Charter in respect of a Ship having an indicated duration of at least 12 months (including any optional extensions or renewals) entered or to be entered into by the relevant Owner Guarantor owning that Ship with a charterer (other than a member of Group) or any Charter of any duration entered into or to be entered into by the relevant Owner Guarantor owning that Ship with a charterer who is a member of the Group, the relevant Owner Guarantor shall, at its own cost and expense, promptly and duly execute and deliver to the Security Agent a notice of the assignment in respect of such charter contained in the General Assignment, and will procure that such charterer executes and deliver to the Security Agent a consent and acknowledgement to such assignment in form and substance reasonably satisfactory to the Facility Agent (in the case where such charterer is a member of the Group) and in all other cases, use all commercially reasonable efforts to procure that such charterer executes and delivers to the Security Agent such consent and acknowledgment to such assignment.

21.16                 Sanctions

(a)                                 Each Obligor shall ensure that none of it, nor any of its directors or officers, and shall use its best efforts to ensure that none of its employees, agents or representatives or any other person acting on any of their behalf is or will become a Restricted Party, or is or will become involved in any transaction involving a Restricted Party.

(b)                                 Each Obligor shall to the best of its knowledge and ability, ensure that it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of a Restricted Party, does not and will not own or control a Restricted Party, and is not and will not become involved in any transaction involving a Restricted Party.

(c)                                  Each Obligor shall ensure that its assets (including without limitation, each Ship) shall not be used directly or indirectly:

(i)                                     by or for the direct or indirect benefit of a Restricted Party;

(ii)                                  in any trade which is prohibited under Sanctions or which could expose any Obligor, any such Obligor’s assets, or any Secured Party to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

21.17                 [Intentionally left blank]

21.18                 [Intentionally left blank]

21.19                 ERISA

(a)                                 As soon as reasonably possible and, in any event, within ten days after the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent Guarantor will deliver to the Facility Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent Guarantor setting forth the full details as to such occurrence and the action, if any, that the Parent Guarantor, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent Guarantor, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

(i)                                     that a Reportable Event has occurred (except to the extent that the Parent Guarantor has previously delivered to the Facility Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof);

(ii)                                  that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)                               that a failure to satisfy minimum funding requirements, within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required instalment payments) or an extension of any amortization period under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan;

(iv)                              that the actuary of a Plan (other than a Multiemployer Plan) has or will certify that the Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(v)                                 that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA;

(vi)                              that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent Guarantor or any of its Subsidiaries;

(vii)                           that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent Guarantor or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability;

(viii)                        that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA;

(ix)                              that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or

(x)                                 that the Parent Guarantor, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA)

that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.

(b)                                 Upon request, the Parent Guarantor will deliver to the Facility Agent with sufficient copies to the Lenders:

(i)                                     a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service; and

(ii)                                  copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.

(c)                                  In addition to any certificates or notices delivered to the Lenders pursuant to subclauses (a) and (b), copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent Guarantor, such Subsidiary or such ERISA Affiliate, as applicable.

21.20                 [Intentionally left blank]

21.21                 Negative pledge

(a)                                 The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Security upon or with respect to any Security Assets, whether now owned or hereafter acquired, or sell any such Security Assets subject to an understanding or agreement, contingent or otherwise, to repurchase such Security Assets (including sales of accounts receivable with recourse to the Parent Guarantor or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC describing such Security or any other similar notice of Security under any similar recording or notice statute; provided that the provisions of this Clause 21.21(Negative Pledge) shall not prevent the creation, incurrence, assumption or existence of the following (any Security referred to in paragraphs (i) to (vii) (“Other Permitted Security”):

(i)                                     any inchoate Security for taxes, assessments or governmental charges or levies not yet due and payable or Securities for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)                                  any Permitted Encumbrance, and in the case where such Permitted Encumbrance is a Security imposed by law, such Security was incurred in the ordinary course of business and does not secure any Financial Indebtedness (such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Security arising in the ordinary course of business) and:

(A)                               does not in the aggregate materially detract from the value of the Security Assets and does not materially impair the use thereof in the operation of the business of the Parent Guarantor or such Subsidiary; or

(B)                               which is being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Security Assets subject to any such Security);

(iii)                               any Security (other than any Security imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any Security arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this paragraph (iii) shall not exceed $5,000,000;

(iv)                              any Security in respect of seamen’s wages which are not past due and other maritime Security for amounts arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Mortgages; and

(v)                                 any bankers’ Security, rights of setoff and other similar Security existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Obligor or any of its Subsidiaries, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(vi)                              any Permitted Security; and

(vii)                           any Security arising out of any judgments, awards, decrees or attachments in respect of which the Parent Guarantor or its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not exceed $10,000,000.

(b)                                 Each Obligor or any of its Subsidiaries, the Facility Agent and the Security Agent shall be authorized to take any actions deemed appropriate by it in connection with the granting of any Other Permitted Security (including, without limitation, by executing appropriate lien subordination agreements in favour of the holder or holders of such Security, in respect of the item or items of equipment or other assets subject to such Security).

21.22                 Disposals

(a)                                 The Parent Guarantor shall not, and shall not permit any of its Subsidiaries to convey, sell, lease or otherwise dispose of any of the Security Assets, or enter into any sale-leaseback transactions involving any of the Security Assets, except that:

(i)                                     the Borrower and each Owner Guarantor may sell, lease or otherwise dispose of any Ship or 100% of the Equity Interest (but not part) of the Owner Guarantor owning that Ship), provided that:

(A)                               such sale is made on market terms at no less than Fair Market Value (as determined in accordance with the Appraisals most recently delivered to the Facility Agent (or obtained by the Facility Agent) pursuant to Clause 19.2(d)(Financial Statements) or delivered at the time of such sale to the Facility Agent by the Parent Guarantor);

(B)                               at least 75% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower, or to the respective Owner Guarantor which owned such Ship, on the date of consummation of such sale; and

(C)                               the Borrower shall prepay the relevant Vessel Loans as required by Clause 7.6 (Mandatory prepayment on sale or Total Loss) with the proceeds of such sale, and provided that no Default or Event of Default pursuant to Clause 27.3 (Specific obligations) exists, such prepayment may be made with the proceeds of such sale together with such other cash of the Borrower;

(ii)                                  the Parent Guarantor and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale); and

(iii)                               the Borrower and any Owner Guarantor may transfer any Security Assets (other than a ship) to any other Owner Guarantor, so long as:

(A)                               no Default or Event of Default then exists; and

(B)                               the Security Requirement are satisfied after giving effect to such transfer to the satisfaction of the Facility Agent (acting on instructions of the Required Lenders).

(b)                                 To the extent the Required Lenders (or to the extent required pursuant to Clause 44 (Amendments and Waivers) all Lenders) waive the provisions of this Clause 21.22 with respect to the sale of any Security Assets, or any Security Assets is sold as permitted by this Clause 21.22 (Disposals), such Security Assets (unless sold to the Parent Guarantor or a Subsidiary of the Parent Guarantor) shall be sold free and clear of the Securities created by the Security Documents, and the Facility Agent and Security Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

(c)                                  Save to the extent permitted under this Agreement or otherwise permitted by the Facility Agent (acting on instructions of the Required Lenders), nothing in this Clause shall be deemed to permit an Obligor from disposing all or substantially all of its assets.

21.23                 Merger

The Parent Guarantor will not, and will not permit any of its Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation or convey, sell, lease or otherwise dispose of all or substantially all of its assets, except that:

(a)                                 (i) any Owner Guarantor may be merged, consolidated or amalgamated with, or convey or sell all or substantially all of its assets to any other Owner Guarantor, so long as (x) no Default or Event of Default then exists and (y) the Security Requirements are satisfied after giving effect to such transfer to the satisfaction of the Facility Agent and (ii) any Subsidiary of the Parent Guarantor (other than the Borrower, any Owner Guarantor and any subsidiary thereof) may be merged, consolidated or amalgamated with, or convey or sell all or substantially all of its assets to any other Subsidiary (other than the Borrower, any Owner Guarantor and any subsidiary thereof) of the Parent Guarantor or the Parent Guarantor;

(b)                                 following a Security Assets Disposition permitted by this Agreement, the Owner Guarantor which owned the Ship that is the subject of such Security Assets Disposition may dissolve, provided that (i) the Borrower shall prepay the relevant Vessel Loan as required by Clause 7.6 (Mandatory prepayment on sale or Total Loss), (ii) all of the proceeds of such dissolution shall be paid only to an Obligor and (iii) no Default or Event of Default is continuing unremedied at the time of such dissolution; and

(c)                                  any Subsidiary which is not an Obligor may wind up, liquidate or dissolve.

21.24                 Change of business

(a)                                 The Parent Guarantor and its Subsidiaries will not engage in any business other than the businesses in which any of them is engaged in as of the date of this Agreement (or, in the case of any Subsidiary that is formed or incorporated after the date of this Agreement, any business in which the Parent Guarantor or any other Subsidiary is engaged as of the date of this Agreement) and activities directly related thereto, and similar or related maritime businesses.

(b)                                 The Borrower and Owner Guarantors will not engage in any operating or business activities other than (i) ownership, management or operation of the Ships, (ii) maintenance of legal existence (including the ability to incur fees, costs, expenses and taxes relating to such management), (iii) the entering into and performance of its obligations under this Agreement and the other Finance Documents and its Constitutional Documents, (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantor and its Subsidiaries, (v) holding any cash, Cash Equivalents and other property necessary or desirable in connection with or incidental to, the ownership, management and operation of the Ships, (vi) payment of Dividends, incurring Financial Indebtedness and any other activities to the extent permitted hereunder and under the other Finance Documents, (vii) providing indemnification to officers and directors and (viii) any activities incidental or reasonably related to the foregoing.

21.25                 Financial Indebtedness

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Financial Indebtedness other than:

(a)                                 Financial Indebtedness incurred pursuant to this Agreement and the other Finance Documents;

(b)                                 Financial Indebtedness of the Obligors incurred pursuant to (i) the Re-financing Facility in an aggregate principal amount not to exceed $581,000,000 at any time outstanding, less any repayments thereof made after the date hereof, (ii) the Sinosure Facility No. 2 in an aggregate principal amount not to exceed US$125,651,722.50, less any repayments thereof made after the date hereof and (iii) the Korean Facility in an aggregate principal amount not to exceed $963,743,455 at any time outstanding, less any repayments thereof made after the date hereof, in each case including, for the avoidance of doubt, any swap or hedge agreement permitted thereunder in accordance with the terms thereof (including, without limitation, any swap or hedge agreement entered into by the relevant Obligor(s) for the purposes of hedging interest rate exposure thereunder);

(c)                                  any Hedging Agreement and Other Hedging Agreement entered into in the ordinary course of business and consistent with past practices; provided that (x) in the case of any Hedging Agreement, the term thereof does not extend beyond the relevant Termination Date and (y) in the case of any Other Hedging Agreement, the term thereof does not exceed six months and additionally, where such Hedging Agreement is an agreement to hedge interest rate fluctuations, such agreement is entered into in accordance with Clauses 8.5 (Hedging) to 8.6 (Hedging — First Right to Bid and Non-Lender Hedging Agreements) of this Agreement;

(d)                                 intercompany loans and advances (i) among the Obligors and (ii) made by Subsidiaries of the Parent Guarantor (other than the Obligors) to the Parent Guarantor or any other Subsidiary of the Parent; provided that any such loans or advances to an Obligor pursuant to this Clause 21.25(d) (Financial Indebtedness) shall be unsecured and subordinated to the obligations incurred hereunder of the respective Obligor pursuant to written subordination provisions on terms reasonably acceptable to the Facility Agent (acting on instructions of the Required Lenders);

(e)                                  the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness);

(f)                                   additional Financial Indebtedness incurred by the Parent Guarantor or any Subsidiary (other than the Borrower or any Owner Guarantor) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(g)                                  the Parent Guarantor or any Subsidiary (other than the Borrower or any Owner Guarantor) may incur and remain liable for Financial Indebtedness not otherwise permitted under this Clause 21.25 (Financial Indebtedness) so long as (i) no Default or Event of Default exists at the time of such incurrence and after giving effect thereto and (ii) the Parent Guarantor and its Subsidiaries shall be in pro forma compliance with the financial covenants under this Agreement both before and after giving effect to the incurrence of such Financial Indebtedness; and

(h)                                 before the Utilisation of Vessel Loan A, the Financial Indebtedness of the Obligors incurred pursuant to the Bridging Facility in an original aggregate principal amount $60,174,000 plus interest, fees, commission and any other amounts at any time outstanding thereunder, less any repayments thereof made after the date hereof.

21.26                 Share capital

(a)                                 The Parent Guarantor will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than Qualified Preferred Stock.

(b)                                 The Parent Guarantor will not permit the Borrower or any Owner Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except:

(i)                                     for transfers and replacements of then outstanding shares of capital stock,

(ii)                                  for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent Guarantor or any of its Subsidiaries in any class of the capital stock of such Subsidiary,

(iii)                               to qualifying directors to the extent required by applicable law,

(iv)                              to such Person’s shareholders or in connection with any investment permitted under this Agreement, and

(v)                                 to the Borrower or another Owner Guarantor, in the case of an Owner Guarantor, or to the Parent Guarantor, in the case of the Borrower.

All capital stock of the Borrower or any Owner Guarantor issued in accordance with this Clause 21.26 (Share Capital) shall be delivered to the Security Agent pursuant to the Shares Security.

21.27                 Jurisdiction of Employment

The Parent Guarantor will not, and will not permit the Owner Guarantors or any third party charterer of a Ship to, employ or cause to be employed any Ship in any country or jurisdiction in which (i) the Borrower, the Owner Guarantors or such third party charterer of a Ship is prohibited by law from doing business, (ii) the Security created by the applicable Mortgage will be rendered unenforceable or (iii) the Security Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

21.28                 Dividends

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Parent Guarantor or any of its Subsidiaries or make any payment (other than customary out-of-pocket fees and expenses)  in respect of Blue Mountain Indebtedness (collectively, a “Restricted Payment”), except that:

(a)                                 (i) any Wholly-Owned Subsidiary of the Parent Guarantor (other than the Borrower, any Owner Guarantor and any subsidiary thereof) may pay Dividends to the Parent Guarantor or any Wholly-Owned Subsidiary of the Parent Guarantor, (ii) any Owner Guarantor may pay Dividends to the Borrower or any other Owner Guarantor and (iii) if the respective Subsidiary (other than the Borrower or an Owner Guarantor) is not a Wholly-Owned Subsidiary of the Parent Guarantor, such Subsidiary may pay Dividends to its shareholders generally so long as the Parent Guarantor and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such cash Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b)                                 the Parent Guarantor may pay Dividends and cash payments may be made in respect of the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness), provided that:

(i)                                     no Default or Event of Default exists at the time of declaration of any Dividend and no Default or Event of Default pursuant to Clauses 27.2 (Non-payment), 27.3 (Specific obligations) (with respect to Clause 20 (Financial Covenants) only) or Clause 27.7 (Insolvency Event) exists at the time of payment of such Dividend or cash payment in respect of Blue Mountain Indebtedness,

(ii)                                  the aggregate amount of Restricted Payments made during the period commencing on the date of this Agreement and ending on any date of determination does not exceed 50% of the Consolidated Net Income of the Parent Guarantor for the period commencing on the date of this Agreement and ending on the last day of the fiscal quarter most recently ended for which financial statements have been provided pursuant to Clause 19.2 (Financial statements) (taken as one accounting period);

(iii)                               after giving effect to such Restricted Payments, the Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries on a consolidated basis shall be no less than (A) the minimum amount required under Clause 20.3 (Minimum Consolidated Liquidity) plus (B) the Remaining Shipyard Payments plus (C) $25,000,000; and

(iv)                              the Aggregate Collateral Vessel Value plus the aggregate fair market value of the ships acting as security under the Korean Facility, the Sinosure No.2 Facility and the Re-Financing Facility shall be at least 200% of the sum of (A) the then aggregate outstanding principal amount of the Loan (plus the outstanding loans under the Korean Facility, the Sinosure No.2 Facility and the Re-Financing Facility) minus (B) any cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries plus (C) the Remaining Shipyard Payments under the this Agreement, the Sinosure No.2 Facility and the Korean Facility; and

(c)                                  the Borrower may pay or make any Dividends, provided that:

(i)                                     no Default or Event of Default exists at the time of such Dividend or would result after giving effect thereto, and

(ii)                                  before and immediately after giving effect to such Dividend, the Parent Guarantor shall be in pro forma compliance with the Financial Covenants; and

(d)                                 the Parent Guarantor may make Restricted Payments provided that (i) no Default or Event of Default exists at the time of the payment thereof and (ii) such payments do not exceed the Equity Proceeds Amount at the time of such payments;

(e)                                  interest payments in respect of the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness) may be paid through the issuance of additional Blue Mountain Indebtedness (or Permitted Blue Mountain Refinancing Indebtedness) in accordance with the terms thereof;

(f)                                   interest cash payments may be made in respect of the Blue Mountain Indebtedness with proceeds from any Permitted Blue Mountain Refinancing Indebtedness;

(g)                                  cash payments may be made in respect of the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness) on the final maturity date of such Indebtedness;

(h)                                 payments in connection with the Merger in an amount not to exceed $5,000,000;

(i)                                     so long as no cash, Financial Indebtedness or other property of the Parent Guarantor and its Subsidiaries is being paid by the Parent Guarantor to such employees, former employees, directors or former directors in connection with such repurchase:

(i)                                     the Parent Guarantor may repurchase its outstanding Equity Interests held by its or any of its Subsidiary’s employees, former employees, directors and former directors pursuant to:

(A)                               that certain stock option grant agreement dated as of July 8, 2014, by and between Navig8 Group and L. Spenser Wells, as amended, supplemented or modified from time to time,

(B)                               that certain General Maritime, Inc. 2012 Equity Incentive Plan (as amended) and

(C)                               any grants or awards issued under any future management incentive plan entered into by Parent Guarantor or any of its Subsidiaries,

in each case, in connection with any exercise by such employees, former employees, directors or former directors to purchase the Parent Guarantor’s Equity Interest; and

(ii)                                  the Parent Guarantor may repurchase its outstanding Equity Interests in an amount equal to the value of any withholding taxes in connection with the vesting of any Equity Interests granted to its employees, former employees, directors and former directors; and

(j)                                    the Parent Guarantor may make cash payments in respect of the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness), provided that:

(i)                                     no Default or Event of Default exists at the time of declaration of such cash payment,

(ii)                                  the aggregate amount of cash payments made pursuant to this clause (j) made during the period commencing on the date of this Agreement and ending on any date of determination does not exceed the Excess Asset Sale Proceeds Amount,

(iii)                               after giving effect to such cash payments, the Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries on a consolidated basis shall be no less than (A) the minimum amount required under Clause 20.3 (Minimum consolidated liquidity) plus (B) the Remaining Shipyard Payments plus (C) $25,000,000, and

(iv)                              the Aggregate Collateral Vessel Value plus the aggregate Fair Market Value of all ships then acting as security under the Korean Facility, the Sinosure No.2 Facility and the Re-Financing Facility be at least 200% of the sum of (A) the then aggregate outstanding principal amount of Loans (plus the outstanding loans under the Korean Facility, the Sinosure No.2 Facility and the Re-Financing Facility) minus (B) any cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries plus (C) the Remaining Shipyard Payments under this Agreement, the Sinosure No.2 Facility Agreement and the credit agreement for the Korean Facility.

21.29                 Chartering Arrangements

(a)                                 The Parent Guarantor will, and procure that each Owner Guarantor shall, only charter out the Ship owned or to be owned by it under the relevant Pool Agreement, provided that any Ship may exit such Pool Agreement and be employed under a Charter either directly with a charterer (such direct Charter, an “Other Charter”) or through entering into another Pool Agreement without the prior written consent of the Facility Agent, if, such Other Charter is for a period of at least twelve (12) months (with or without optional extensions). No such Other Charter shall be entered into by an Owner Guarantor in relation to the Ship owned by it for a period less than twelve (12) months except with the prior written consent of the

Facility Agent (acting on the instructions of Lender(s) whose Contribution or Commitments in the relevant Vessel Loan relating to that Ship is at least fifty percent of such Vessel Loan or the Commitments relating thereto, as the case may be).

(b)                                 The Parent Guarantor will and procure that each Owner Guarantor shall (i) provide the Facility Agent with a true, and complete copy of any Pool Agreement entered into by such Owner Guarantor in relation to the Ship owned by it; (ii) ensure that each Pool Agreement entered into by the relevant Owner Guarantor shall constitute legal and valid and binding obligations of the Owner Guarantor party thereto and shall use commercially reasonable endeavours to ensure that such Pool Agreement shall constitute the legal and valid and binding obligations of the relevant Pool Manager which is party thereto, (iii) and ensure that each Pool Agreement is assignable, and shall be assigned, to the Security Agent pursuant to the relevant General Assignment, (iv) use commercially reasonable endeavours to procure that the relevant Pool Manager to such Pool Agreement shall provide an acknowledgement in such form and substance as set out in such General Assignment (or such other form as the Security Agent may approve.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement and any other Finance Documents, with respect to any charter of a Ship through a Pool Manager, such charter may only be entered into between the Owner Guarantor which owns such Ship and such Pool Manager and in no event shall the Parent Guarantor or any Subsidiary thereof (other than the Owner Guarantor owning such Ship) have any obligations thereunder.

21.30                 Other transactions

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any of its Affiliate, other than on terms and conditions no less favourable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(a)                                 Restricted Payments may be paid to the extent provided in Clause 21.28 (Dividends);

(b)                                 loans and investments may be made and other transactions may be entered into between the Parent Guarantor and its Subsidiaries to the extent permitted by Clause 21.28 (Dividends);  and Clause 21.25 (Financial Indebtedness);

(c)                                  as long as the Parent Guarantor has an independent compensation committee, directors’ fees as determined by such independent compensation committee and, at any time the Parent Guarantor does not have an independent compensation committee, the Parent Guarantor may pay reasonable directors’ fees;

(d)                                 the Parent Guarantor and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(e)                                  the Parent Guarantor and its Subsidiaries may pay management fees which have been pre-approved by the Facility Agent (acting on instructions of the Required Lenders) to Wholly-Owned Subsidiaries of the Parent Guarantor in the ordinary course of business;

(f)                                   the Parent Guarantor and its Subsidiaries may enter into an Intercompany Ship Delivery Agreement;

(g)                                  the transactions in existence on the date of this Agreement which are listed on Schedule Schedule 13 (Existing Transactions)  shall be permitted; and

(h)                                 the Ship Management Agreements and the Pool Agreement.

21.31                 Limitation on Certain Restrictions on Subsidiaries

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to:

(a)                                 pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent Guarantor or any Subsidiary of the Parent Guarantor, or pay any Financial Indebtedness owed to the Parent Guarantor or a Subsidiary of the Parent Guarantor,

(b)                                 make loans or advances to the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries; or

(c)                                  transfer any of its properties or assets to the Parent Guarantor or any of the Parent Guarantor’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)                                     applicable law;

(ii)                                  this Agreement and the other Finance Documents;

(iii)                               the Korean Facility and the Re-financing Facility to the extent applicable, or any refinancing thereof or amendments thereto, and the other documents related thereto;

(iv)                              customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Guarantor or a Subsidiary of the Parent Guarantor;

(v)                                 customary provisions restricting assignment of any agreement entered into by the Parent Guarantor or a Subsidiary of the Parent Guarantor in the ordinary course of business;

(vi)                              restrictions which are not more restrictive than those contained in this Agreement for any documents governing any Financial Indebtedness incurred after the date of this Agreement in accordance with the terms of this Agreement; and

(vii)                           the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness).

21.32                 Jurisdiction of incorporation or formation; Amendment of constitutional documents

(a)                                 The Parent Guarantor will not, and will not permit the Borrower or any Owner Guarantor to, amend, modify or change its (i) Constitutional Documents from that provided to the Facility Agent as at the date of this Agreement or (ii) any agreement entered into by it with respect to its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

(b)                                 Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Facility Agent and so long as no Default or Event of Default exists and is continuing, any Owner Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Facility Agent (acting on the instructions of the Required Lenders), provided that any Owner Guarantor that has entered into the Security Documents hereunder shall promptly take all actions reasonably deemed necessary by the Security Agent to preserve, protect and maintain, without interruption, the security interest and Security of the Security Agent in any Security Assets owned by such Owner Guarantor to the satisfaction of the Security Agent, and such Owner Guarantor shall have provided to the Facility Agent and the Lenders such opinions of counsel as may be reasonably requested by the Facility Agent to assure itself that the conditions of this proviso have been satisfied.

21.33                 End of Fiscal Year; Fiscal Quarter

The Parent Guarantor shall cause:

(a)                                 each of its, and each of its Subsidiaries’ fiscal years to end on December 31; and

(b)                                 each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

21.34                 Further assurance

(a)                                 The Parent Guarantor will, and will cause each of the Subsidiaries to, cause the Security Requirement to be satisfied at all times.

(b)                                 The Parent Guarantor, on behalf of itself and each other Obligor, will at any time and from time to time, at the expense of the Parent Guarantor or such other Obligor, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Facility Agent may reasonably require, to perfect and protect any Security granted or purported to be granted hereby or by the other Finance Documents, or to enable the Security Agent to exercise and enforce its rights and remedies with respect to any Security Assets.  Without limiting the generality of the foregoing, the Parent Guarantor will, and will cause each Obligor, execute (to the extent applicable) and file, or cause to be filed, such financing or continuation statements under any applicable law, or amendments thereto, such amendments or supplements to the Mortgages (including any amendments required to maintain Securities granted by such Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Facility Agent may reasonably require, to protect and preserve the Securities granted or purported to be granted hereby and by the other Finance Documents.

(c)                                  The Parent Guarantor, Borrower and Owner Guarantors hereby authorize the Security Agent to file one or more financing or continuation statements under any applicable law, and amendments thereto, relative to all or any part of the Collateral, without the signature of the Parent Guarantor, Borrower or any Owner Guarantor, where permitted by law.  The Security Agent will promptly send the Parent Guarantor a copy of any financing or continuation statements which it may file without the signature of the Parent Guarantor, Borrower or any Owner Guarantor and the filing or recordation information with respect thereto.

(d)                                 At the reasonable written request of any counterparty to Hedging Agreement entered into after the date of this Agreement (to the extent permitted under this Agreement to be entered into and secured but would not result in or create any Excluded Hedging Obligation)

with one or more Lenders or any Affiliate thereof (even if, after the entry into such Hedging Agreement, the respective Lender subsequently ceases to be a Lender for any reason), the applicable Obligor and, at the written direction of the Security Agent, the mortgagee, shall promptly execute an amendment to each Mortgage adding obligations under such Hedging Agreement as an additional secured obligation under each Mortgage (and allowing such obligations to be secured on such basis as set forth in this Agreement), and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Security Agent.

21.35                 Special Provisions Relating to the Blue Mountain Indebtedness

Notwithstanding anything to the contrary set forth in this Agreement and any other Finance Documents, the Parent Guarantor will not, and will not permit any Subsidiary to:

(a)                                 amend, modify, refinance or replace the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness) in a manner such that the Blue Mountain Indebtedness (or such Permitted Blue Mountain Refinancing Indebtedness) will not comply with the Blue Mountain Indebtedness Requirements; or

(b)                                 pay any interest in respect of the Blue Mountain Indebtedness (or any Permitted Blue Mountain Refinancing Indebtedness) in cash or make any other prepayment or redemption thereof, other than as permitted pursuant to Clause 21.28 (Dividends); or

(c)                                  permit any vessels other than the Ships on the date hereof to be owned by Subsidiary V Inc. or any of its Subsidiaries; or

(d)                                 permit Subsidiary V Inc. or any of its Subsidiaries to hold cash and Cash Equivalents in excess of an amount reasonably determined by the Parent Guarantor to be necessary to fund operations of Subsidiary V Inc. and its Subsidiaries in the ordinary course of business.

21.36                 Overseas companies

Each Obligor shall promptly inform the Facility Agent if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Facility Agent regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22                                  INSURANCE UNDERTAKINGS

22.1                        General

The undertakings in this Clause 22 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Facility Agent, acting with the authorization of the Required Lenders (or, where specified, all the Lenders) may otherwise permit.

22.2                        Maintenance of obligatory insurances

(a)                                 The Borrower and each Owner Guarantor shall keep each Ship insured with insurers and protection and indemnity clubs or associations of internationally recognized reputation, and placed in such markets, on such terms and conditions, and through an Approved Insurance Broker and under forms of policies approved by the Security Agent against the risks indicated below and such other risks as the Security Agent may reasonably specify from time to time; however, in no case shall the Security Agent specify insurance in excess of the customary insurances purchased by first-class owners of comparable vessels:

(i)                                     marine and war risk, including terrorism, confiscation, London Blocking and Trapping Addendum and Missing Collateral Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance (in each case, on an agreed value basis), together in an amount in Dollars at all times equal to or greater than the greater of (x) the then Fair Market Value of such Ship and (y) an amount which when aggregated with such insured value of the insurances for other Ships which are then subject to a Mortgage, is equal to one-hundred twenty per cent (120%) of the aggregate principal amount of the Loan outstanding under this Agreement at such time. The insured value for hull and machinery insurances required under this clause (i) for a Ship shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Fair Market Value of such Ship and (y) an amount which, when aggregated with the insured value of the hull and machinery insurances of the other Ships which are then subject to a Mortgage is equal to the aggregate principal amount of the Loan outstanding under this Agreement at such time, and the remaining marine and war risk insurance required by this paragraph (i) may be taken out as hull and freight interest insurance;

(ii)                                  marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of such Ship, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) and freight, demurrage & defense insurance in such amounts approved by the Security Agent; provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(A)                               $1,000,000,000;

(B)                               the maximum amount reasonably available from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners engaged in similar trades; and

(C)                               the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which such Ship may be trading from time to time.

(iii)                               mortgagee’s interest insurance and mortgagee’s additional perils insurance on such conditions as the Security Agent may reasonably require and mortgagee’s interest insurance for pollution risks as from time to time agreed, satisfactory to the Security Agent and for an amount in U.S. dollars approved by the Security Agent but not being less than 120% of the sum of the aggregate principal amount of the Loan outstanding pursuant to this Agreement, the Borrower and such Owner Guarantor having no interest or entitlement in respect of such policies; all such mortgagee’s interest insurance cover shall be obtained directly by the Security Agent and the Security Agent undertakes to use its best endeavors to match the premium level that the Borrower or such Owner Guarantor would have paid if they had arranged such cover on such conditions (as demonstrated by the reasonable satisfaction of the Security Agent), provided that in no event shall the Borrower or such Owner

Guarantor be required to reimburse the Security Agent for any such costs in excess of the premium level then available to the Security Agent in the market; and

(iv)                              while such Ship is idle or laid up, at the option of the Borrower and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring such Ship against the usual risks encountered by like vessels under similar circumstances.

(b)                                 The marine and commercial war-risk insurance required in this Clause 22.2 (Maintenance of Obligatory Insurances) for such Ship shall have deductibles and franchises in amounts reasonably satisfactory to the Security Agent. All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Security Agent.  The policy of marine and war risk hull and machinery insurance with respect to each Ship shall, if so requested by the Security Agent, provide that the Security Agent shall be a named insured in its capacity as mortgagee and as loss payee.  The entry in a marine and war risk protection indemnity club with respect to each Ship shall note the interest of the Security Agent.  The Facility Agent, the Security Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Borrower, any of the Borrower’s Subsidiaries, the Owner Guarantor or any other Person.  In addition, the Borrower shall reimburse the Facility Agent for the commercially reasonable cost of mortgagee’s interest insurance and mortgagee’s additional perils insurance, which the Facility Agent will take out on each Ship upon such terms and in such amounts as the Facility Agent shall deem appropriate.

(c)                                  The Security Agent shall from time to time obtain a detailed report signed by an Approved Broker with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Ship, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Clause 22.2 (Maintenance of Obligatory Insurances).  At the Borrower’s expense, the Borrower will instruct its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the Approved Insurance Broker referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Clause 22.2 (Maintenance of Obligatory Insurances), to agree to advise the Facility Agent by electronic mail of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Borrower or Owner Guarantor of which the Borrower or such Owner Guarantor has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on each Ship, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Security Agent on each Ship on an individual and not on a fleet basis.  In addition, the Borrower and each Owner Guarantor shall promptly provide the Security Agent with any information which the Security Agent reasonably requests for the purpose of obtaining or preparing any report from the Security Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Clause 22.2 (Maintenance of Obligatory Insurances) as of the date hereof or in connection with any renewal thereof, and the Borrower and each Owner Guarantor shall upon demand indemnify the Security Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Security Agent in connection with any such report, provided that the Security Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

(d)                                 The underwriters or brokers shall furnish the Security Agent with a letter or letters of undertaking to the effect that:

(i)                                     they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Security Agent in accordance with the terms of the loss payable clause referred to in the Assignment of Insurances;

(ii)                                  they will have endorsed on each and every policy as and when the same is issued the loss payable clause, to be in the excess of an amount equivalent to the Major Casualty, and the notice of assignment referred to in the relevant Assignment of Insurances for such Ship; and

(iii)                               they will not set off against any sum recoverable in respect of a claim against any Ship under the said underwriters or brokers or any other Person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

(e)                                  All policies of insurance required hereby shall provide for not less than fourteen (14) days prior written notice (seven (7) days in respect of war risks) to be received by the Security Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Clause 22.2 (Maintenance of Obligatory Insurances) for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured, only to the extent such underwriters agree to so waive rights of subrogation (provided that it is understood and agreed that the Borrower and each Owner Guarantor shall use commercially reasonable efforts to obtain such waivers).  The Borrower and each Owner Guarantor shall assign to the Security Agent its full rights under any policies of insurance in respect of each Ship in accordance with the terms contained herein (and, for the avoidance of doubt, such assignments shall include any additional value of any insurance that exceeds the values expressly required herein in respect of such Ship).  Each of the Borrower and each Owner Guarantor agrees that it shall deliver unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Facility Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Borrower or such Owner Guarantor, receipts showing payment of premiums for Required Insurance and also of demands from each Ships P & I underwriters to the Security Agent at least two (2) days before the risk in question commences.

(f)                                   Unless the Security Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Security Agent for distribution first to itself and thereafter to the Borrower, relevant Owner Guarantor or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Security Agent by notice to the underwriters upon the occurrence and continuance of an Event of Default hereunder, (i) amounts payable under any insurance on a Ship with respect to protection and indemnity risks may be paid directly to (x) the Borrower or relevant Owner Guarantor reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred, and (ii) amounts payable under any insurance with respect to such Ship involving any damage to such Ship not constituting an Total Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Borrower or such Owner Guarantor shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Borrower or such Owner Guarantor as reimbursement therefor; provided, however, that if such amounts (including any franchise or deductible) are in excess of an amount equivalent to the Major Casualty, the underwriters shall not make such payment without first obtaining the written consent thereto of the Security Agent and the loss payable clauses pertaining to such insurances shall be endorsed to that effect.

(g)                                  All amounts paid to the Security Agent in respect of any insurance on each Ship shall be disposed of as follows (after deduction of the expenses of the Security Agent in collecting such amounts):

(i)                                     any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Borrower, Owner Guarantor or others shall be paid by the Security Agent to, or as directed by, the Borrower;

(ii)                                  all amounts paid to the Security Agent in respect of a Total Loss of such Ship shall be applied by the Security Agent to the payment of the Financial Indebtedness hereby secured pursuant to Clause 7.6(b) (Mandatory Prepayment on Sale or Total Loss) of this Agreement; and

(iii)                               all other amounts paid to the Security Agent in respect of any insurance on such Ship may, in the Security Agent’s sole discretion, be held and applied to the prepayment of the Secured Liabilities or to making of needed repairs or other work on such Ship, or to the payment of other claims incurred by the Borrower or Owner Guarantor relating to such Ship, or may be paid to the Borrower, Owner Guarantor or whosoever may be entitled thereto.

(h)                                 In the event that any claim or lien is asserted against a Ship for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Borrower or Owner Guarantor to obtain a bond or supply other security to prevent arrest of such Ship or to release such Ship from arrest on account of such claim or lien, the Security Agent, on request of the Borrower, may, in the sole discretion of the Security Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release such Ship from such arrest, all right, title and interest of the Security Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(i)                                     The Borrower shall deliver to the Security Agent certified copies and, whenever so reasonably requested by the Security Agent, if available to the Borrower, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Clause 22 (Insurance Undertakings) for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Security Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(j)                                    Neither the Borrower nor any Owner Guarantor will execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow any Ship to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Security Agent in writing and insured such Ship by additional coverage to extend to such voyages, risks, passengers or cargoes.

(k)                                 In case any underwriter proposes to pay less on any claim than the amount thereof, the Borrower shall forthwith inform the Security Agent, and if a Default, Event of Default or a Total Loss has occurred and is continuing, the Security Agent shall have the exclusive right to negotiate and agree to any compromise.

(l)                                     The Borrower and each Owner Guarantor will comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Borrower, Owner Guarantor or each Ship with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which such Ship is from time to time engaged and the cargo carried by it.

23                                  SHIPBUILDING CONTRACT UNDERTAKINGS

23.1                        General

The undertakings in this Clause 23 (Shipbuilding Contract Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorization of the Required Lenders (or, where specified, all the Lenders) may otherwise permit.

23.2                        Performance of Shipbuilding Contracts

The Borrower and the Parent Guarantor shall procure that the relevant Owner Guarantor or Subsidiary Inc., as applicable, shall:

(a)                                 observe and perform all its obligations and meet all its liabilities under or in connection with each Shipbuilding Contract to which it is a party to which non-compliance of would lead to a breach or default under such Shipbuilding Contract; and

(b)                                 take any action, or refrain from taking any action, which the Facility Agent may reasonably request in connection with any breach of the Shipbuilding Contract to which it is a party to, by it.

23.3                        No variation, release etc. of Shipbuilding Contracts

The Borrower and the Parent Guarantor shall procure that no relevant Owner Guarantor or Subsidiary Inc., as applicable, shall whether by a document, by conduct, by acquiescence or in any other way:

(a)                                 vary, amend or waive the Shipbuilding Contract which it is a party to in a manner materially adverse to the Lenders;

(b)                                 terminate the Shipbuilding Contract to which it is a party to or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under the Shipbuilding Contract to which it is a party to without the consent of the Facility Agent, only if it is hereby agreed that an Owner Guarantor or Subsidiary Inc., may assign, novate or transfer all of (but not part of) its rights, title, interest and benefit under a Shipbuilding Contract to which it is a party to, only if, prior to any such assignment, novation or transfer, the Facility Agent has been provided by the Borrower, in advance, with satisfactory documentary evidence that the Vessel Loan relating to such Shipbuilding Contract has been or will be fully prepaid and/or the relevant portion of the Commitments relating to such Vessel Loan has been or will be fully cancelled in compliance with Clause 7.6 (Mandatory prepayment on Sale or Total Loss ).

23.4                        Action to protect validity of Shipbuilding Contracts

The Borrower and the Parent Guarantor shall procure that the relevant Owner Guarantor or Subsidiary Inc., as applicable, shall use its best endeavors to ensure that all interests and rights conferred by the Shipbuilding Contract to which it is a party to remain valid and enforceable in all respects and retain the priority which they were intended to have.

23.5                        No assignment etc. of Shipbuilding Contracts

Save as permitted by the Finance Documents, no Owner Guarantor shall, and the Borrower and the Parent Guarantor shall procure that no Owner Guarantor shall assign, novate,

transfer or dispose of any of its rights or obligations under the Shipbuilding Contract to which it is a party to.

23.6                        Provision of information relating to Shipbuilding Contracts

Without prejudice to Clause 19.4 (Information: miscellaneous), the Borrower and the Parent Guarantor shall procure that the relevant Transaction Obligor shall:

(a)                                 promptly inform the Borrower and Parent Guarantor if any breach of the Shipbuilding Contract to which it is a party occurs or a serious risk of such a breach arises and of any other event or matter affecting that Shipbuilding Contract, the Intercompany Ship Delivery Agreement to which it is a party, which has or is reasonably likely to have a Material Adverse Effect and the Borrower and Parent Guarantor shall promptly inform the Facility Agent of any incurrence of Clause (a);

(b)                                 provide the Borrower and Parent Guarantor, promptly after service, with copies of all material notices served on or by it or any other Obligor under or in connection with the Shipbuilding Contract to which it is a party to and the Borrower and the Parent Guarantor shall promptly provide the Facility Agent with all notices received pursuant to this paragraph (b); and

(c)                                  provide the Borrower and Parent Guarantor with any information which the Facility Agent reasonably requests about any interest or right of any kind which any Owner Guarantor or Subsidiary Inc. has at any time to, in or in connection with, the Shipbuilding Contract to which it is a party to or in relation to any matter arising out of or in connection with that Shipbuilding Contract including the progress of the construction of the Ship relating to such Shipbuilding Contract, and the Borrower and Parent Guarantor shall provide the Facility Agent with all information received pursuant to this paragraph (c).

24                                  GENERAL SHIP UNDERTAKINGS

24.1                        General

The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of the relevant Delivery Date of a Ship and throughout the rest of the Security Period except as the Facility Agent, acting with the authorization of the Lenders (or, where specified, and the ECA) may otherwise permit.

24.2                        Flag of Ships; Citizenship; Ship Classification

(a)                                 The Parent Guarantor shall, and shall cause each Owner Guarantor that owns a Ship to, cause each Ship to be registered under the laws and flag of (i) the Bahamas, (ii) the Republic of Malta; (iii) the Republic of Liberia, (iv) the Republic of the Marshall Islands, (v) the Republic of Panama; (vi) Bermuda; (vii) the United Kingdom; (viii) the Republic of Singapore or (ix) such other jurisdiction acceptable to the Lenders and Sinosure (each jurisdiction in clauses (i) through and including (v), an “Approved Flag”).  Notwithstanding the foregoing, any Obligor may transfer a Ship to another Approved Flag in accordance with Clause 24.3 (Flag Jurisdiction Transfer).

(b)                                 The Parent Guarantor will, and will cause each Owner Guarantor which owns or operates a Ship to, be qualified to own and operate such Ship under the laws of the applicable Approved Flag in accordance with the terms of the related Mortgage.

(c)                                  The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to keep such Ship in a good and sufficient state of repair consistent with the ship-ownership and management practice employed by first class owners of vessels of similar size and type and so as to ensure that each Ship is classified in the highest class available for vessels of its age and type with an Approved Classification Society, free of any overdue conditions or recommendations affecting the seaworthiness of such Ship, provided that if the classification of any of the Ships shall be subject to any such recommendations, the Borrower will and will cause each Owner Guarantor which operates such Ship to provide a written report to the Facility Agent describing the recommendations and assessing the steps required to be taken to prevent such recommendations from becoming overdue recommendations and it is hereby further agreed that there shall be no change in the classification of any of the Ships, save with the prior written consent of the Required Lenders.

(d)                                 The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to:

(i)                                     comply with and satisfy in all material respects all applicable legal requirements of the jurisdiction of such Ship’s home port, now or hereafter from time to time in effect, in order that such Ship shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Ship for participation in the trades and services to which it may be dedicated from time to time; or

(ii)                                  not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

(e)                                  The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to:

(i)                                     make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Ship will not be materially impaired; and

(ii)                                  except as otherwise contemplated by this Agreement, not remove any material part of, or item of, equipment owned by the Obligors installed on such Ship except in the ordinary course of the operation and maintenance of such Ship unless:

(A)                               the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security (other than any Other Permitted Security) in favour of any Person other than the Security Agent and becomes, upon installation on such Ship, the property of the Obligors and subject to the security constituted by the Mortgage; or

(B)                               the removal will not materially diminish the value of such Ship.

(f)                                   The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to submit such Ship to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Security Agent, supply to the Security Agent copies of all survey reports and classification certificates issued in respect thereof.

(g)                                  The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Security (other than any Other Permitted Security) on, or claims enforceable against, such Ship other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Ship pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Security or claim as aforesaid, procure, if possible, the release of such Ship from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(h)                                 The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to maintain, or cause to be maintained by the charterer or lessee of any Ship, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable legal requirements for any Ship and such other similar certificates as may be required in the course of the operations of any Ship pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable legal requirements.

(i)                                     The Parent Guarantor will and will cause each Owner Guarantor which operates a Ship to cause such Ships to be managed by Approved Managers, provided that nothing herein shall be construed so as to prohibit such Approved Manager from sub-contracting its management duties. The Parent Guarantor and such Owner Guarantor will use all commercially reasonable endeavours to procure that such Approved Manager shall enter into a Manager’s Undertaking.

24.3                        Flag Jurisdiction Transfer

Each Owner Guarantor of a Ship shall, and each other Obligor shall procure that such Owner Guarantor shall only change the flag of the Ship which is owned by it from its initial Approved Flag to a new Approved Flag (the “Transferred Ship”) and further upon fulfillment of the following conditions:

(a)                                 on or prior to each Flag Jurisdiction Transfer Date, the Facility Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Owner Guarantor owning that Transferred Ship, certifying that:

(i)                                     all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on the Jurisdiction Transfer Date and otherwise referred to herein shall have been obtained and remain in effect;

(ii)                                  there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement; and

(iii)                               copies of resolutions approving the Flag Jurisdiction Transfer of such Owner Guarantor owning that Ship and any other matters the Facility Agent may reasonably request have been provided to the Facility Agent;

(b)                                 on a date no later than by the Flag Jurisdiction Transfer Date:

(i)                                     the Owner Guarantor owning the Transferred Ship shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry of the new Approved Flag, a new Mortgage (which shall to the extent possible, be registered as a “continuation mortgage” to the original Mortgage recorded in the initial Approved Flag) with respect to such Transferred Ship and such Mortgage shall be effective to create in favour of the Security Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Ship, subject only to any Other Permitted Security;

(ii)                                  all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Security Agent to perfect and preserve such security interests shall have been duly effected and the Security Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Security Agent;

(iii)                               the Facility Agent shall have received from counsel to the Owner Guarantor owning that Transferred Ship reasonably satisfactory to the Facility Agent practicing in those jurisdictions in which the Transferred Ship is to be registered and/or the Owner Guarantor owning such Transferred Ship is organized, opinions which shall be addressed to the Facility Agent and each of the Lenders, and dated on such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Facility Agent and (y) cover the perfection of the security interests granted pursuant to the new Mortgage registered over the Transferred Ship and such other matters incident thereto as the Facility Agent may reasonably request;

(iv)                              the Facility Agent shall have received:

(A)                               a certificate of ownership issued by the registry of the new Approved Flag showing the registered ownership of the Transferred Ship in the name of the relevant Owner Guarantor owning that Transferred Ship; and

(B)                               a certificate of ownership and encumbrance or, as applicable a transcript of registry issued by the registry of the new Approved Flag with respect to the Transferred Ship, indicating no recorded mortgages, encumbrances or liens over the Transferred Ship other than any Security in favour of the Secured Parties and any Other Permitted Security, and

(C)                               a certificate satisfactory to the Facility Agent, from an Approved Insurance Broker with respect to the insurance maintained in respect of the Transferred Ship certifying that such insurances (x) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Security Agent as mortgagee and (y) conform with the insurance requirements of the Mortgage and this Agreement;

(v)                                 the Security Requirements, as applicable, for the Transferred Ship shall have been satisfied; and

(vi)                              that:

(A)                               no Event of Default has occurred and is continuing; and

(B)                               all representations and warranties contained in this Agreement or in any other Finance Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

24.4                        Security Requirements

Each Owner Guarantor of a Ship which is to be subject to a Flag Jurisdiction Transfer shall, and each other Obligor shall procure that such Owner Guarantor shall comply with the following conditions in relation to such Ship for the purposes of such Flag Jurisdiction Transfer:

(a)                                 the Owner Guarantor owning the Transferred Ship shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate ship registry, a Mortgage with respect to such Ship and such Mortgage shall be effective to create in favour of the Security Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Ship;

(b)                                 the Facility Agent shall have received each of the following:

(i)                                     class certificates from an Approved Classification Society indicating that such Ship meets the criteria specified in Clause 24.2 (Flag of Ships; Citizenship; Ship Classification);

(ii)                                  certified copies of all agreements related to the Ship Management Agreements and, if applicable, the Pool Agreement or other applicable Charter, for such Ship;

(iii)                               certified copies of all ISM Code and ISPS Code documentation for each Ship; and

(c)                                  a report, in form and scope reasonably satisfactory to the Facility Agent, from an Approved Insurance Broker with respect to the insurance maintained by the Parent Guarantor, the Borrower or the Owner Guarantors in respect of such Ship, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Facility Agent, the Security Agent and/or the Lenders as mortgagee, (ii) otherwise conform with the insurance requirements of each respective Mortgage (it being understood that, except as required by applicable law, the insurance requirements of such Mortgage shall not exceed the Required Insurance) and (iii) include copies of the Required Insurance;

(d)                                 the Facility Agent shall have received from counsels (acting for the Lenders) (i) of the Marshall Islands, (ii) in the jurisdiction of the flag of the Ship and (iii) in such other relevant jurisdictions as the Facility Agent may require, an opinion addressed to the Facility Agent and each of the Lenders, in each case which shall (x) be in form and substance reasonably acceptable to the Facility Agent and (y) cover the matters set forth in the relevant Exhibit, including the perfection of the security interests (other than those to be covered by opinions delivered pursuant to the other opinions above) granted pursuant to the Security Documents, and such other matters incidental to the transactions contemplated herein as the Facility Agent may reasonably request;

(e)                                  the Facility Agent shall have received a certificate, dated on or about the date of this Agreement and reasonably acceptable to the Facility Agent, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Parent Guarantor, the Borrower and Owner Guarantors, and attested to by the Secretary or any Assistant Secretary (or, to the extent such entity does not have a Secretary or Assistant Secretary, the analogous Person within such entity) of such entity, as the case may be, with appropriate insertions, together with copies of the Constitutional Documents of such entity and the resolutions of such entity referred to in such certificate authorizing the consummation of the transactions contemplated by the Finance Documents; and

(f)                                   the Facility Agent shall have received copies of governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Facility Agent may have reasonably requested in connection with any matters set out in this Clause, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

24.5                        Classification society undertaking

Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and use all commercially reasonable efforts to procure that the Approved Classification Society undertakes with the Security Agent):

(a)                                 to send to the Security Agent, following receipt of a written request from the Security Agent, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)                                 to allow the Security Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner Guarantor and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)                                  to notify the Security Agent immediately in writing if the Approved Classification Society:

(i)                                     receives notification from that Owner Guarantor or any person that that Ship’s Approved Classification Society is to be changed; or

(ii)                                  becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner Guarantor or that Ship’s membership of the Approved Classification Society;

(d)                                 following receipt of a written request from the Security Agent:

(i)                                     to confirm that that Owner Guarantor is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)                                  to confirm that that Owner Guarantor is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.6                        Modifications

No Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that no Owner Guarantor shall, make any modification or repairs to, or replacement of, the Ship owned by it, or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.7                        Removal and installation of parts

(a)                                 Subject to paragraph (b) below, no Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that no Owner Guarantor shall, remove any material part of any Ship, or any item of equipment installed on any Ship unless:

(i)                                     the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)                                  the replacement part or item is free from any Security in favour of any person other than the Security Agent; and

(iii)                               the replacement part or item becomes, on installation on that Ship, the property of that Owner Guarantor and subject to the security constituted by the Mortgage on that Ship.

(b)                                 An Owner Guarantor may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Owner Guarantor.

24.8                        Surveys

Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Facility Agent acting with the authorization of the Required Lenders or the ECA, provide the Facility Agent, with copies of all survey reports.

24.9                        Ship inspections

(a)                                 Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, permit the Security Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times, to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

(b)                                 Any inspection of a Ship to be conducted by the Security Agent (or its agents) shall be:

(i)                                     without undue interference with the operations of that Ship;

(ii)                                  made upon the giving of at least 15 Business Days’ prior written notice by the Facility Agent; and

(iii)                               at the cost of the Owner Guarantor owning that Ship provided, that the Owner Guarantor shall not be required to bear the cost of more than one inspection in each calendar year unless an Event of Default has occurred and is continuing.

24.10                 Prevention of and release from arrest

(a)                                 Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, in respect of the Ship owned by it, promptly discharge:

(i)                                     all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;

(ii)                                  all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and

(iii)                               all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)                                 Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, upon receiving notice of the arrest or seizure of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim:

(i)                                     no later than within seven days of receiving such notice, notify the Facility Agent (who shall promptly notify the Lenders) and provide a report to the Facility Agent (for its forwarding to the Lenders) containing such information as the Lenders may require on such arrest, seizure or detention; and

(ii)                                  promptly procure its release by providing bail or otherwise as the circumstances may require.

24.11                 Restrictions on chartering etc.

No Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that no Owner Guarantor shall, in relation to the Ship owned by it:

(a)                                 let that Ship on demise charter for any period save with the prior written consent of the Lenders and upon such conditions as the Lenders may require (including without limitation, an assignment of the insurances of such demise owner in favour of the Security Agent);

(b)                                 de activate or lay up that Ship; or

(c)                                  put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.12                 Notice of Mortgage

Each Owner Guarantor shall, and the Parent Guarantor and the Borrower shall procure that such Owner Guarantor shall, keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or as the case may be, first preferred mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Agent.

25                                  SECURITY COVER

25.1                        Minimum required security cover

(a)                                 The Parent Guarantor will not permit the aggregate of (i) Aggregate Collateral Vessel Value, as determined by the most recent Appraisals delivered by the Borrower to the Facility Agent or obtained by the Facility Agent and (ii) the Aggregate Collateral Vessel Value (as defined and determined under the Sinosure No.2 Facility Agreement), to be, at any time, less than

135% of an amount equal to the aggregate of (A) the aggregate principal amount of the Loan outstanding hereunder and (B) the aggregate principal amount of the Loan (as defined under the Sinosure No.2 Facility Agreement) outstanding under the Sinosure No.2 Facility Agreement, at such time, and provided that any non-compliance with this Clause 25.1 (Minimum required security cover) shall not constitute an Event of Default (but shall constitute a Default), so long as within thirty (30) days of such non-compliance, the Borrower has either (x) provided Additional Collateral (and shall during such period, and prior to satisfactory completion thereof, be diligently carrying out such actions) or (y) prepaid such portion of the Loan outstanding hereunder, or the Loan (as defined under the Sinosure No.2 Facility Agreement) outstanding under the Sinosure No., to cure such non-compliance.

(b)                                 Any prepayment pursuant to this Clause 25.1 (Minimum required security cover) shall be applied to reduce in inverse chronological order the amount of each Repayment Instalment falling after that prepayment by the amount prepaid, pro rata in respect of each Vessel Loan outstanding.

26                                  APPLICATION OF EARNINGS

26.1                        Payment of Earnings and Minimum Consolidated Liquidity

(a)                                 Each Obligor shall cause the Earnings and any other income derived from each of the respective Ships, to the extent constituting Requisition Compensation, Earnings and Insurances, to be deposited by the respective account debtor in respect of such earnings into one or more of the Earnings Accounts maintained for such Obligor from time to time.  Without limiting any Obligor’s obligations in respect of this Clause 26.1 (Payment of Earnings and Minimum Consolidated Liquidity), each of the Obligors agrees that, in the event it receives any earnings and other income constituting Requisition Compensation, Earnings, and Insurances in relation to a Ship, and such other proceeds are deposited into any account other than the Earnings Account relating to that Ship, it shall promptly notify the Facility Agent and immediately deposit all such proceeds into the Earnings Account relating to that Ship.

(b)                                 The Parent Guarantor and the Borrower shall ensure that commencing from the first Utilisation Date, there shall be deposited in the Minimum Liquidity Account (which shall be subject to an Accounts Security executed by the Parent Guarantor in favour of the Security Agent) an amount equivalent to the Minimum Liquidity Amount and shall further procure that such amount is maintained in the Minimum Liquidity Account until the Secured Liabilities have been fully and irrevocably repaid.

(c)                                  All payments by a Hedge Counterparty to the Borrower or the Parent Guarantor under a Hedging Agreement shall be paid to the Minimum Liquidity Account, and the Borrower and the Parent Guarantor (as the case may be) hereby irrevocably authorises such Hedge Counterparty to direct such payments into the Minimum Liquidity Account.

26.2                        Debt Service Reserve Account

Each Obligor shall ensure that, on the Utilisation Date of each Vessel Loan, there shall be maintained in the Debt Service Reserve Account a credit balance of no less than the aggregate of:

(a)                                 the full amount of the Repayment Instalment falling due under Clause 6.1 (Repayment of Loan) on the next Repayment Date (for the avoidance of doubt, excluding the relevant Balloon Payment) relating to such Vessel Loan; and

(b)                                 the amount of interest on such Vessel Loan which is payable on the next due date for payment of interest on such Vessel Loan under this Agreement,

provided that it is hereby agreed that after the first Repayment Date of each Vessel Loan, each Obligor may be required to top up such amount in the Debt Service Reserve Account in an amount necessary to ensure that the amount of the next Repayment Instalment and amount of interest payable on the next due date for payment in relation to such Vessel Loan, shall at all times reflect the aggregate amount of the next Repayment Instalment and amount of interest next due for payment in respect of each Vessel Loan, at the relevant time.

26.3                        Shortfall in Earnings

(a)                                 If the aggregate of the credit balance on the Debt Service Reserve Account falls below the amounts required under Clause 26.2 (Debt Service Reserve Account ), the Parent Guarantor shall promptly make up the amount of the insufficiency and in any event, immediately on demand from the Facility Agent.

(b)                                 Without prejudicing the Facility Agent’s right to make such demand at any time, the Facility Agent may, if so authorized by the Required Lenders, permit the Borrower to make up all or part of the insufficiency from the Earnings received in the Earnings Account.

26.4                        Interest accrued on Debt Service Reserve Account

Any credit balance on the Debt Service Reserve Account shall bear interest at the rate from time to time offered by the Account Bank to its customers for dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Account Bank likely to remain on the Debt Service Reserve Account.

26.5                        Release of accrued interest

Interest accruing under Clause 26.4 (Interest accrued on Debt Service Reserve Account) shall be credited to the Debt Service Reserve Account, shall be released to the Parent Guarantor at the end of the Security Period.  For the avoidance of doubt, such interest shall count towards the amounts in the Debt Service Reserve Account required to be maintained under Clause 26.2 (Debt Service Reserve Account).

26.6                        Withdrawals from Accounts.

No withdrawals may be made from any Account without the prior written consent of the Facility Agent unless:

(a)                                 Clause 26.1(b) (Payment of Earnings and Minimum Consolidated Liquidity) and Clause 26.2 (Debt Service Reserve Account) are fully complied with; and

(b)                                 no Event of Default has occurred and is continuing.

26.7                        Location of Accounts

Each Obligor shall promptly execute any documents which the Facility Agent specifies is necessary to create or maintain in favour of the Security Agent Security over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Debt Service Reserve Account.

27                                  EVENTS OF DEFAULT

27.1                        General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.19 (Acceleration).

27.2                        Non-payment

Any Obligor shall default in the payment when due of any amounts due under any Finance Document (including without limitation, any Sinosure Premium) unless its failure to pay is caused by:

(a)                                 administrative or technical error; or

(b)                                 a Disruption Event,

and payment is made within three (3) Business Days of the payment due date.

27.3                        Specific obligations

Any Obligor shall default in the due performance or observance by it of any term, covenant or agreement contained in Clauses 19.2 (Financial statements), 19.3 (Compliance certificate), 20 (Financial covenants), 21.2 (Corporate Franchises), 21.4 (Ownership of subsidiaries), 21.21 (Negative pledge), 21.22 (Disposals), 21.23 (Merger), 21.24 (Change of business), 21.25 (Financial Indebtedness), 21.26 (Share capital), 21.27 (Jurisdiction of employment), 21.28 (Dividends), 21.29 (Chartering arrangements), 21.30 (Other transactions), 21.31 (Limitation on certain restrictions on Subsidiaries), 21.32 (Jurisdiction of incorporation or formation; Amendment of constitutional documents), 21.33 (End of fiscal year; Fiscal quarter), 21.34 (Further assurance) and 25.1 (Minimum required security cover).

27.4                        Other obligations

(a)                                 An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations).

(b)                                 No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) days of the Facility Agent giving notice to the Borrower or (if earlier) any Obligor becoming aware of the failure to comply.

27.5                        Misrepresentation

Any representation, warranty or statement made by any Obligor herein or in any other Finance Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

27.6                        Cross default

(a)                                 The Parent Guarantor or any of its Subsidiaries shall default in any payment of any Financial Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Financial Indebtedness was created; or

(b)                                 The Parent Guarantor or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Financial Indebtedness (other than the obligations created hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Financial Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Financial Indebtedness to become due prior to its stated maturity; or

(c)                                  Any Financial Indebtedness (other than the obligations created hereunder) of the Parent Guarantor or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased, other than by a regularly scheduled required prepayment or in connection with an asset sale, casualty or condemnation or other similar mandatory prepayment prior to the stated maturity thereof;

provided that it shall not be a Default or Event of Default under this Clause 27.6 (Cross Default) unless the aggregate principal amount of all Financial Indebtedness as described in preceding clauses (a) through (c), inclusive, exceeds $1,000,000 (in the case of each of the Obligors (other than the Parent Guarantor)) and $10,000,000 (in the case of the Parent Guarantor and its Subsidiaries (other than the Obligors) on a consolidated basis).

27.7                        Insolvency Event

(a)                                 Either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary):

(i)                                     is unable or admits inability to pay its debts as they fall due;

(ii)                                  is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)                               suspends or threatens to suspend making payments on any of its debts; or

(iv)                              by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary).  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.8                        Insolvency proceedings

(a)                                 Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary), other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)                                  a composition, compromise, assignment or arrangement with any creditor of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary);

(iii)                               the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator,

administrative receiver, compulsory manager or other similar officer in respect of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary) or any of its respective assets; or

(iv)                              enforcement of any Security over any assets of either the Parent Guarantor or any of its Subsidiaries (other than any Immaterial Subsidiary); or

(v)                                 any analogous procedure or step is taken in any jurisdiction.

(b)                                 Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious or is being contested in good faith, with appropriate financial reserves and due diligence and is discharged, stayed or dismissed within 30 days of commencement of, if earlier, the date on which it is advertised.

27.9                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor having an aggregate value of $10,000,000 and is not discharged within 60 days.

27.10                 ERISA

(a)                                 Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA; or

(b)                                 a Reportable Event shall have occurred; or

(c)                                  a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; or

(d)                                 any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan; or

(e)                                  any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA; or

(f)                                   any Plan shall have an Unfunded Current Liability, its actuary has certified that a determination has been made that a Plan (other than a Multiemployer Plan) is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or

(g)                                  a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(h)                                 a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made; or

(i)                                     the Parent Guarantor or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or

(j)                                    the Parent Guarantor, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; or

(k)                                 there shall result from any of the foregoing event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, or such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect.

27.11                 Guaranties

After the execution and delivery thereof, any guaranty pursuant to Clause 17 (Guarantee and Indemnity) of this Agreement, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Guarantor is no longer a Subsidiary of the Parent Guarantor by virtue of a liquidation, sale, merger or consolidation permitted by Clauses 21.23 (Merger) and/or 21.24 (Change of Business)) or any Guarantor (or person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the guaranty to which it is a party beyond any grace period (if any) provided therefor.

27.12                 Security imperiled

At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Security Agent for the benefit of the Secured Parties the Security, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Security on, all of the Security Assets), in favour of the Security Agent, superior to and prior to the rights of all third Persons (except in connection with any Other Permitted Security), and subject to no other Security (except any Other Permitted Security), or any Obligor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Mortgage) shall occur in respect of any Mortgage.

27.13                 Cessation or change of business

Except in connection with the sale of a Ship by the Owner Guarantor that owns it or save to the extent permitted under this Agreement, any Obligor:

(a)                                 suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business; or

(b)                                 changes the nature of its business from that conducted as at the date of this Agreement.

27.14                 Repudiation and rescission of agreements

Save to the extent permitted under this Agreement, an Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

27.15                 Restricted Party and non-compliance with Sanctions and/or Anti-Bribery and Corruption Laws

A Transaction Obligor or any Subsidiary of it or any of their respective directors or officers becomes a Restricted Party or any Obligor or its Subsidiary fails to comply with any Sanctions and/or any Anti-Bribery and Corruption Laws applicable to it, and in particular to the extent required under Clause 21.3 (Compliance with laws).

27.16                 Arrest etc.

Any Ship which is subject to a Mortgage is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Owner Guarantor owning such Ship fails to procure the release of such Ship within a period of 30 Business Days thereafter (the “30 Days Period”) unless the Borrower has prepaid the Vessel Loan in full (together with all interest, fees and other related amounts payable in relation thereto) on or before the last day of the 30 Days Period.

27.17                 Transaction Documents.

(a)                                 It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents.

(b)                                 Any obligation of a Transaction Obligor under the Transaction Documents is not or ceases to be legal, valid, binding or enforceable.

(c)                                  Any Transaction Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Document is alleged by a party to it (other than a Finance Party) to be ineffective.

27.18                 Stock Exchange Listing

The shares of the Parent Guarantor cease to remain listed, or are suspended from trading on the New York Stock Exchange for a consecutive period of more than fourteen (14) days.

27.19                 Sinosure Insurance Policies

(a)                                 Any default (howsoever described) occurs under the terms of any Sinosure Insurance Policy.

(b)                                 Any Sinosure Insurance Policy is terminated, repudiated or ceases to be in full force and effect.

27.20                 Acceleration

Upon the occurrence and during the continuance of an Event of Default, the Facility Agent may and, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Facility Agent, any Lender to enforce its claims against any Obligor (provided that, if an Event of Default specified in Clause 27.7 (Insolvency Event) shall occur in respect of any Obligor, the result which would occur upon the giving of written notice by the Facility Agent to the Borrower as specified in paragraphs (a) and (b) below shall occur automatically without the giving of any such notice):

(a)                                 cancel the Total Commitments, whereupon they shall immediately be cancelled and/or declare the outstanding principal of and any accrued interest in respect of the Loan and all Secured Liabilities owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and

(b)                                 enforce, as Security Agent, all of the Security and security interests created pursuant to the Security Documents.

27.21                 No impairment of rights.

Nothing in this Clause 27 (Events of Default) shall be taken to impair or restrict the exercise of any right given to individual Finance Parties under a Finance Document.

SECTION 9

CHANGES TO PARTIES

28                                  CHANGES TO THE LENDERS

28.1                        Assignments and transfers by the Lenders

Subject to this Clause 28 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)                                 assign all of its rights (or if less than all, a portion equal to at least $20,000,000 in principal amount in the aggregate for the Existing Lender); or

(b)                                 transfer by novation all of its rights and obligations (or if less than all, a portion equal to at least $20,000,000 in principal amount in the aggregate for the Existing Lender), under the Finance Documents to another bank or financial institution, Sinosure or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”); provided that if all of any Existing Lender’s rights are less than $20,000,000 in principal amount and any Affiliates of such Existing Lender hold any rights under this Agreement, then such Existing Lender and its Affiliates must assign or transfer all of their rights and obligations (or if less than all, a portion equal to at least $20,000,000 in principal amount in the aggregate for the Existing Lender and such Affiliates) to the New Lender.

28.2                        Conditions of assignment or transfer

(a)                                 The consent of the Borrower or any Owner Guarantor is not required for an assignment or transfer by an Existing Lender. The written consent of Sinosure is required for any assignment or transfer by an Existing Lender. The consent of the Parent Guarantor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)                                     to another Lender or an Affiliate of a Lender;

(ii)                                  if the Existing Lender is a fund, to a fund which is a Related Fund; or

(iii)                               made at a time when any Event of Default is continuing.

(b)                                 The consent of the Parent Guarantor to an assignment or transfer must not be unreasonably withheld or delayed.  The Parent Guarantor will be deemed to have given its consent ten (10) days after the Existing Lender has requested it unless consent is expressly refused by the Parent Guarantor within that time.

(c)                                  The consent of the Parent Guarantor to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to any amount payable under Clause 14.3 (Mandatory Cost) if the Existing Lender agrees to indemnify the Borrower against any such additional amount payable by the Borrower under such Clause.

(d)                                 An assignment will only be effective on:

(i)                                     receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it were an Original Lender; and

(ii)                                  performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                                  Each Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrower or any other Obligor had against the Existing Lender.

(f)                                   A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(g)                                  If:

(i)                                     a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (g) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(h)                                 Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3                        Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $5,000.

28.4                        Limitation of responsibility of Existing Lenders

(a)                                 Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities throughout the Security Period.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

28.5                        Procedure for transfer

(a)                                 Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

(b)                                 The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                               the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iv)                              the New Lender shall become a Party as a “Lender”.

28.6                        Procedure for assignment

(a)                                 Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                                 The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                                  Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                     the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                  the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)                               the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                                 Lenders may utilise procedures other than those set out in this Clause 28.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 28.5

(Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

28.7                        Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

28.8                        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                 any charge, assignment, pledge or other Security to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment, pledge or Security shall:

(i)                                     release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)                                  require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.9                        Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                                 any interest or fees in respect of the relevant Contribution which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)                                 the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)                                     when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)                                  the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(c)                                  In this Clause 28.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

29                                  CHANGES TO THE OBLIGORS

29.1                        Assignment or transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2                        Release of security

(a)                                 If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)                                     the disposal is permitted by the terms of any Finance Document;

(ii)                                  all Lenders agree to the disposal;

(iii)                               the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)                              the disposal is being effected by enforcement of a Security Document,

the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Security Document.  However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)                                 If the Security Agent is satisfied that a release is allowed under this Clause 29.2 (Release of security) (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release.  Each other Finance Party irrevocably authorizes the Security Agent to enter into any such document.  Any release will not affect the obligations of any other Obligor under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

30                                  THE FACILITY AGENT AND THE MANDATED LEAD ARRANGERS

30.1                        Appointment of the Facility Agent

(a)                                 Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each other Finance Party authorizes the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                                  Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by any Obligor with any Hedge Counterparty in connection with the Facility, and references to a Finance Parties or a Finance Party in this Clause do not include a Hedge Counterparty.

30.2                        Instructions

(a)                                 The Facility Agent shall:

(i)                                     unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)                               all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                               in all other cases, the Required Lenders; and

(ii)                                  not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)                                 The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                  Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                                 The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(e)                                  Without prejudice to the remainder of this Clause 30.1(c), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties.  The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(f)                                   The Facility Agent is not authorized to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

30.3                        Duties of the Facility Agent

(a)                                 The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                                 Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)                                  Without prejudice to Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)                                 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                                  If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)                                   If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)                                  The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.4                        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

30.5                        No fiduciary duties

(a)                                 Nothing in any Finance Document constitutes the Facility Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)                                 Neither the Facility Agent nor the Mandated Lead Arrangers shall be bound to account to other Finance Party for any sum or the profit element of any sum received by it for its own account.

30.6                        Application of receipts

Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 36.5 (Application of receipts; partial payments).

30.7                        Business with the Group

The Facility Agent and the Mandated Lead Arrangers may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

30.8                        Rights and discretions

(a)                                 The Facility Agent may:

(i)                                     rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;

(ii)                                  assume that:

(A)                               any instructions received by it from the Required Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)                               unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                               rely on a certificate from any person:

(A)                               as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                               to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                                 The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27 (Events of Default);

(ii)                                  any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)                               any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)                                  The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)                                 Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.

(e)                                  The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)                                   The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)                                     be liable for any error of judgment made by any such person; or

(ii)                                  be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was caused by the Facility Agent’s gross negligence or willful misconduct.

(g)                                  Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(h)                                 Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)                                     Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.9                        Responsibility for documentation

Neither the Facility Agent nor the Mandated Lead Arrangers is responsible or liable for:

(a)                                 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Mandated Lead Arrangers, an Obligor

or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; or

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)                                  any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.10                 No duty to monitor

Neither the Facility Agent nor any Mandated Lead Arranger shall be bound to inquire:

(a)                                 whether or not any Default has occurred;

(b)                                 as to the performance, default or any breach by any Obligor of its obligations under any Transaction Document; or

(c)                                  whether any other event specified in any Transaction Document has occurred.

30.11                 Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 36.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)                                     any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)                                  exercising, or not exercising ,any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)                               any shortfall which arises on the enforcement or realization of the Security Property; or

(iv)                              without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)                               any act, event or circumstance not reasonably within its control; or

(B)                               the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                                 No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property (other than any claim based on, or any act or omission resulting from gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)                                  The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Facility Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out:

(i)                                     any “know your customer” or other checks in relation to any person; or

(ii)                                  any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arrangers.

(e)                                  Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss.  In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

30.12                 Lenders’ indemnity to the Facility Agent

(a)                                 Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)                                 Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)                                  Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

30.13                 Resignation of the Facility Agent

(a)                                 The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                 Alternatively, the Facility Agent may resign by giving 15 days’ notice to the other Finance Parties and the Borrower, in which case the Required Lenders may appoint a successor Facility Agent with the consent of the Borrower (not to be unreasonably withheld or delayed).

(c)                                  If the Required Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 15 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent (with effect from its written acceptance) with the consent of the Borrower (not to be unreasonably withheld or delayed).

(d)                                 If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 30 (The Facility Agent and the Mandated Lead Arrangers ) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)                                  The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.  The Borrower shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) incurred by it in making available such documents and records and providing such assistance.

(f)                                   The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)                                  Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Facility Agent) and this Clause 30 (The Facility Agent and the Mandated Lead Arrangers ) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent.  Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)                                 The Required Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Facility Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)                                     The consent of the Borrower, the Parent Guarantor or any other Obligor, is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.

30.14                 Confidentiality

(a)                                 In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

30.15                 Relationship with the other Finance Parties

(a)                                 Subject to Clause 28.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender or Hedge Counterparty at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office or, as the case may be, the Hedge Counterparty:

(i)                                     entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                  entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

(c)                                  Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that

Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.5 (Electronic communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 38.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.16                 Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)                                  whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)                                 the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)                                  the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

30.17                 Facility Agent’s management time

Any amount payable to the Facility Agent under Clause 14.4 (Indemnity to the Facility Agent) and Clause 16 (Costs and Expenses) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees and Sinosure Premium).

30.18                 Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19                 Reliance and engagement letters

Each Secured Party confirms that each of the Mandated Lead Arrangers and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arrangers or the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.20                 Full freedom to enter into transactions

Without prejudice to Clause 30.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)                                 to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);

(b)                                 to deal in and enter into and arrange transactions relating to:

(i)                                     any securities issued or to be issued by any Obligor or any other person; or

(ii)                                  any options or other derivatives in connection with such securities; and

(c)                                  to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

31                                  THE SECURITY AGENT

31.1                        Appointment and trust

(a)                                 Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted or required under any applicable law) trustee in connection with the Security

Property and confirms that the Security Agent shall have a lien on the Security Property and the proceeds of the enforcement of the Security Documents for all moneys payable to the beneficiaries of the Security Documents.

(b)                                 The Security Agent accepts its appointment under paragraph (a) above as trustee of the Security Property with effect from the date of this Agreement and declares that it holds the Security Property in trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 31 (The Security Agent) and the other provisions of the Finance Documents.

(c)                                  Each other Finance Party authorizes the Security Agent to (i) perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions, and (ii) execute each of the Security Documents and all other documents that may be approved by the Facility Agent and/or the Required Lenders for execution by it.

(d)                                 Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by any Obligor with any Hedge Counterparty in connection with the Facility, and references to a Finance Parties or a Finance Party in this Clause do not include a Hedge Counterparty.

31.2                        Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

31.3                        Instructions

(a)                                 The Security Agent shall:

(i)                                     unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent acting on the instructions of:

(A)                               all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)                               in all other cases, the Required Lenders; and

(ii)                                  not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)                                 The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Facility Agent acting on the instructions of the Required Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)                                  Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Facility Agent acting on the instructions of the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                                 The Security Agent may refrain from acting in accordance with any instructions of the Facility Agent acting on the instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(e)                                  Without prejudice to the remainder of this Clause 31.3 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

(f)                                   The Security Agent is not authorized to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

31.4                        Duties of the Security Agent

(a)                                 The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                                 The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)                                  Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                                 If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)                                  The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.5                        No fiduciary duties

(a)                                 Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

(b)                                 The Security Agent shall not be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account.

31.6                        Business with the Group

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

31.7                        Rights and discretions

(a)                                 The Security Agent may:

(i)                                     rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;

(ii)                                  assume that:

(A)                               any instructions received by it from the Facility Agent acting on the instructions of the Required Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)                               unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                               rely on a certificate from any person:

(A)                               as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                               to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)                                 The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Secured Parties) that:

(i)                                     no Default has occurred;

(ii)                                  any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)                               any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)                                 Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)                                  The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)                                   The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)                                     be liable for any error of judgment made by any such person; or

(ii)                                  be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was caused by the Security Agent’s gross negligence or willful misconduct.

(g)                                  Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.

(h)                                 Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)                                     Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.8                        Responsibility for documentation

The Security Agent is not responsible or liable for:

(a)                                 the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Mandated Lead Arrangers, an Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; or

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)                                  any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.9                        No duty to monitor

The Security Agent shall not be bound to inquire:

(a)                                 whether or not any Default has occurred;

(b)                                 as to the performance, default or any breach by any Obligor of its obligations under any Transaction Document; or

(c)                                  whether any other event specified in any Transaction Document has occurred.

31.10                 Exclusion of liability

(a)                                 Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable for:

(i)                                     any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless caused by its gross negligence or willful misconduct;

(ii)                                  exercising, or not exercising ,any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)                               any shortfall which arises on the enforcement or realization of the Security Property; or

(iv)                              without prejudice to the generality of paragraphs (i)  to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)                               any act, event or circumstance not reasonably within its control; or

(B)                               the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                                 No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and

any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights).

(c)                                  The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Security Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)                                     any “know your customer” or other checks in relation to any person; or

(ii)                                  any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(e)                                  Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss.  In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

31.11                 Lenders’ indemnity to the Security Agent

(a)                                 Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) duly justified in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)                                 Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)                                  Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

31.12                 Resignation of the Security Agent

(a)                                 The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                 Alternatively, the Security Agent may resign by giving 15 days’ notice to the other Finance Parties and the Borrower, in which case the Required Lenders may appoint a successor Security Agent with the consent of the Borrower (not to be unreasonably withheld or delayed).

(c)                                  If the Required Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 15 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent with the consent of the Borrower (not to be unreasonably withheld or delayed).

(d)                                 The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.  The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) incurred by it in making available such documents and records and providing such assistance.

(e)                                  The Security Agent’s resignation notice shall only take effect upon:

(i)                                     the appointment of a successor; and

(ii)                                  the transfer of all the Security Property to that successor.

(f)                                   Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 31.23 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of Clause 14.5 (Indemnity to the Security Agent) and this Clause 31 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent.  Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                  The Required Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)                                 The consent of the Borrower (or any other Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.

31.13                 Confidentiality

(a)                                 In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

31.14                 Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)                                 the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)                                  whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)                                 the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)                                  the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

31.15                 Security Agent’s management time

(a)                                 Any amount payable to the Security Agent under Clause 14.5 (Indemnity to the Security Agent) and Clause 16 (Costs and Expenses) shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Security Agent under Clause 11 (Fees and Sinosure Premium).

(b)                                 Without prejudice to paragraph (a) above, in the event of:

(i)                                     a Default;

(ii)                                  the Security Agent being requested by an Obligor or the Facility Agent acting on the instructions of the Required Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)                               the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (c) below.

(c)                                  If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

31.16                 Reliance and engagement letters

Each Secured Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.17                 No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)                                 require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Assets; or

(b)                                 obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security; or

(c)                                  require any further assurance in relation to any Security Document.

31.18                 Insurance by Security Agent

(a)                                 The Security Agent shall not be obliged:

(i)                                     to insure any of the Security Assets;

(ii)                                  to require any other person to maintain any insurance; or

(iii)                               to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)                                 Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent acting on the instructions of the Required Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

31.19                 Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it with reasonable care under this Agreement or be bound to supervise the proceedings or acts of any person.

31.20                 Delegation by the Security Agent

(a)                                 Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)                                 That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit and commercially reasonable in the interests of the Secured Parties.

(c)                                  No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate selected by it with reasonable care.

31.21                 Additional Security Agents

(a)                                 The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)                                     if it considers that appointment to be in the best interests of the Secured Parties; or

(ii)                                  for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)                               for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)                                 Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)                                  The commercially reasonable remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

31.22                 Acceptance of title

The Security Agent shall be entitled to accept without inquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

31.23                 Winding up of trust

If the Security Agent, with the approval of the Facility Agent determines that:

(a)                                 all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)                                 no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then

(i)                                     the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)                                  any Security Agent which has resigned pursuant to Clause 31.12 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

31.24                 Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

31.25                 Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents.  Where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

31.26                 Application of receipts

(a)                                 Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Agent receives or recovers and which are, or are attributable to, Security Property (for the purposes of this Clause 31 (The Security Agent), the “Recoveries”) shall be transferred to the Facility Agent for application in accordance with Clause 36.5 (Application of receipts; partial payments).

(b)                                 Paragraph (a) above is without prejudice to the rights of the Security Agent, each Receiver and each Delegate:

(i)                                     under Clause 14.5 (Indemnity to the Security Agent) or any other indemnity in favour of the Security Agent under the Finance Documents to be indemnified out of the Security Assets; and

(ii)                                  under any Finance Document to credit any moneys received or recovered by it to any suspense account.

(c)                                  Any transfer by the Security Agent to the Facility Agent in accordance with paragraph (a) above shall be a good discharge, to the extent of that payment, by the Security Agent.

(d)                                 The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) of this Clause 31.26 (Application of receipts) in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

31.27                 Deductions from receipts

(a)                                 Before transferring any moneys to the Facility Agent under Clause 31.26 (Application of receipts), the Security Agent may, in its discretion:

(i)                                     deduct any sum then due and payable under this Agreement or any other Finance Documents to the Security Agent or any Receiver or Delegate and retain that sum for itself or, as the case may require, pay it to another person to whom it is then due and payable;

(ii)                                  set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(iii)                               pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

(b)                                 For the purposes of sub-paragraph (i) of paragraph (a) above, if the Security Agent has become entitled to require a sum to be paid to it on demand, that sum shall be treated as due and payable, even if no demand has yet been served.

31.28                 Prospective liabilities

Following enforcement of any of the Transaction Security, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 36.5 (Application of receipts; partial payments) in respect of:

(a)                                 any sum to the Security Agent, any Receiver or any Delegate; and

(b)                                 any part of the Secured Liabilities,

that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

31.29                 Investment of proceeds

Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 36.5 (Application of receipts; partial payments) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 31.29 (Investment of proceeds).

31.30                 Currency conversion

(a)                                 For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)                                 The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

31.31                 Good discharge

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

31.32                 Full freedom to enter into transactions

Without prejudice to Clause 31.6 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:

(a)                                 to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Obligor or any person who is party to, or referred to in, a Finance Document);

(b)                                 to deal in and enter into and arrange transactions relating to:

(i)                                     any securities issued or to be issued by any Obligor or any other person; or

(ii)                                  any options or other derivatives in connection with such securities; and

(c)                                  to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

32                                  ECA AGENT

32.1                        The ECA Agent

(a)                                 Each Lender appoints and authorizes the ECA Agent to act as its agent under and in connection with this Agreement and the other Finance Documents, in relation to each Sinosure Insurance Policy and all Sinosure Matters with power to take such actions as:

(i)                                     are specified under any Finance Document as being for the ECA Agent to take on behalf of the Lenders insured under the Sinosure Insurance Policy;

(ii)                                  are specifically delegated to the ECA Agent by the terms of the Sinosure Insurance Policy; or

(iii)                               are reasonably incidental thereto,

and if expressly authorized in writing by each Lender, the ECA Agent may execute and deliver on its behalf the Sinosure Insurance Policy and all documents that are necessary or desirable in connection with such agreement, and where the ECA Agent has acted in accordance with the express written instructions of the Lenders, each Lender agrees severally to be bound by the terms and conditions of each Sinosure Insurance Policy as if it had executed and delivered such agreement for and in its own name.

(b)                                 Without limiting the foregoing:

(i)                                     each Lender authorizes the ECA Agent to exercise those rights, powers and discretions which are expressly given to the ECA Agent by this Agreement and the other Finance Documents, together with any other reasonably incidental rights, powers and discretions; and

(ii)                                  each Lender appoints the ECA Agent solely for the purpose of:

(A)                               providing, revealing and disclosing, such information and details relating to any Obligor, the Finance Documents and the facilities granted pursuant thereto, to Sinosure as Sinosure may require from time to time for the purpose of issuing and administering the Sinosure Insurance Policies; and

(B)                               making a claim on behalf of the Lenders under the Sinosure Insurance Policies and directing payment of the insurance proceeds under the Sinosure Insurance Policies which shall be held by the Security Agent in trust for the Lenders and for application by the Facility Agent in accordance with Clause 36 (Payment Mechanics) of this Agreement.

32.2                        Lenders’ indemnity to the ECA Agent

(a)                                 Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the ECA Agent, within three Business Days of demand, against any cost, loss or liability incurred by it (otherwise than by reason of the ECA Agent’s gross negligence or wilful misconduct) duly justified in acting as ECA Agent under the Finance Documents (unless the ECA Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)                                 Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the ECA Agent pursuant to paragraph (a) above.

(c)                                  Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the ECA Agent to an Obligor.

33                                  SINOSURE SPECIFIC PROVISIONS

33.1                        No actions without Lender consent

(a)                                 Except where the ECA Agent reasonably believes that this is inconsistent with the terms of any Sinosure Insurance Policy, the ECA Agent agrees:

(i)                                     not to take any action under the relevant Sinosure Insurance Policy without the consent of all the Lenders (which consent shall not be unreasonably withheld or delayed), unless the ECA Agent has reasonably determined that such action would not be detrimental to the insurance coverage provided to the Lenders thereunder; and

(ii)                                  to take such actions under the relevant Sinosure Insurance Policy (including with respect to any amendment, modification or supplement to that Sinosure Insurance Policy) as may be directed by all the Lenders from time to time;

provided that, notwithstanding anything herein or in the relevant Sinosure Insurance Policy to the contrary, the ECA Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers under this Agreement or the relevant Sinosure Insurance Policy if:

(A)                               it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; or

(B)                               such action would be contrary to applicable law.

(b)                                 If, in respect of any Sinosure Matters in relation to or arising out of any of the Finance Documents, where the approval, consent, authorization or instruction of Sinosure is required under the terms of the Finance Documents or the relevant Sinosure Insurance Policy, the ECA Agent wishes to take any step or action under or in relation to which conflicts with, or in contrary to, the provisions of the relevant Sinosure Insurance Policy and/or the approval, consent, authorization or instruction of Sinosure, such step or action may only be taken with consent of all Lenders.

33.2                        Limitation on obligation of ECA Agent to request instructions

The ECA Agent shall not have any obligation to request the Facility Agent or the Required Lenders or any other Finance Party to give it any instructions or to make any determination.

33.3                        Ratification of unauthorized action of ECA Agent

Any action which the ECA Agent takes or purports to take at a time when it had not been authorized to do so shall, if subsequently ratified, be as valid as regards every Finance Party as if the ECA Agent had been expressly authorized in advance.

33.4                        Cooperation with the ECA Agent

(a)                                 Each Lender and each Obligor undertakes to cooperate with the ECA Agent to comply with any legal requirements imposed on the ECA Agent in connection with the performance of its duties under this Agreement or any other Finance Document and shall supply any information reasonably requested by the ECA Agent in connection with the proper performance of those duties.

(b)                                 The ECA Agent undertakes to provide timely notice to Sinosure with respect to any matters that require consent from the Required Lenders.

33.5                        Nature of the ECA Agent’s duties

The ECA Agent’s duties under the Finance Documents are limited to coordinating and communicating with Sinosure. Unless otherwise specifically required under this Agreement, the ECA Agent is not tasked with responsibilities relating to payment, collection or receipt of funds.

33.6                        Lenders’ representations

Each Lender represents and warrants to the ECA Agent, with effect from the date of the relevant Sinosure Insurance Policy, that:

(a)                                 no information provided by such Lender in writing to the ECA Agent or to Sinosure prior to the date of this Agreement was untrue or incorrect in any material respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to giving such information, could not have discovered the error or omission;

(b)                                 it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the ECA Agent being in breach of any of its obligations in its capacity as ECA Agent under the relevant Sinosure Insurance Policy or the other Finance Documents, or result in the relevant Lenders being in breach of any of their respective obligations as insured parties under the relevant Sinosure Insurance Policy, or which would otherwise prejudice the ECA Agent’s ability to make a claim on behalf of the Lenders under the relevant Sinosure Insurance Policy;

(c)                                  it has reviewed the relevant Sinosure Insurance Policy and is aware of the provisions thereof; and

(d)                                 the representations and warranties made by the ECA Agent on behalf of each Lender under the relevant Sinosure Insurance Policy are true and correct with respect to such Lender in all respects.

33.7                        Provision of information

The ECA Agent shall provide to Sinosure any information which it receives from any Obligor or the Facility Agent pursuant to the Finance Documents and which it is obliged to provide to Sinosure under the terms of the relevant Sinosure Insurance Policy.

33.8                        Lender communications

Each Lender shall promptly forward to the ECA Agent a copy of any communication relating to Sinosure Matters which that Lender sends to, or receives from, any Obligor or Sinosure directly.

33.9                        Claims under Sinosure Insurance Policies

Each Lender acknowledges and agrees that, unless otherwise provided for in the relevant Sinosure Insurance Policy, it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with any of the Sinosure Insurance Policies except through the ECA Agent and that all of the rights of the Lenders under any of the Sinosure Insurance Policies shall only be exercised by the ECA Agent.

33.10                 Application of receipts

(a)                                 Except as expressly stated to the contrary in any Finance Document, any moneys which the ECA Agent receives or recovers shall be transferred to the Facility Agent as soon as practicable upon receipt by the ECA Agent, for application in accordance with Clause 36 (Payment Mechanics) of this Agreement.

(b)                                 The parties agree that any unpaid Sinosure Premium and any unpaid fees, costs and expenses of Sinosure shall constitute amounts then due and payable in respect of the Loan under the Finance Documents for the purposes of the amounts then due and payable in respect of Clause 36 (Payment Mechanics) of this Agreement.

33.11                 Assignment to Sinosure

Each of the Parties agrees that, upon the issuance of the Compensation Notice by Sinosure in accordance with the terms of any Sinosure Insurance Policy:

(a)                                 the obligations of the Borrower, any other Obligor or any other party to the Finance Documents shall not be reduced or affected in any manner;

(b)                                 each of the Lenders shall assign to Sinosure:

(i)                                     such part of their respective contributions and (to the extent that there remain any) of their respective contributions as is equal to the amount to be paid to it by Sinosure under the relevant Sinosure Insurance Policy as set out in the Compensation Notice; and

(ii)                                  the rights of the Lenders to recover against the Borrower, any other Obligors or any other party to the Finance Documents pursuant to the Finance Documents or any relevant laws;

in each case, by means of a substitution certificate or such other evidence of assignment as may be reasonably required by Sinosure, provided that this shall not be construed as depriving any Lender of its rights to recover any part of the Total Commitments, the Loan or otherwise of the Unpaid Sum still owing to it after receipt of the relevant Sinosure Insurance Policy insurance proceeds;

(c)                                  Sinosure shall, upon being validly assigned rights under the Finance Documents pursuant to Clause 28.1 (Assignment and transfers by the Lenders), and to the extent of such assignment, be an assignee and as such shall be entitled to the rights and benefits of the Lenders under this Agreement and the other Finance Documents in respect of such payment to the extent of its interest;

(d)                                 until such assignment, each of the Lenders shall hold in trust for Sinosure any payments under this Agreement and each of the other Finance Documents and pay or transfer such payment to Sinosure in accordance with the relevant Sinosure Insurance Policy;

(e)                                  without prejudice to the indemnity provisions in Clause 14 (Other Indemnities), the Borrower and/or any other Obligor shall indemnify Sinosure in respect of any actual, reasonable costs or expenses (including reasonable legal fees) suffered or incurred by Sinosure in connection with the assignment referred to in this Clause 33.11 or in connection with any review by Sinosure of any Event of Default or dispute between the Borrower and/or any other Obligor and the Finance Parties occurring prior to the assignment referred to in this Clause 33.11;

(f)                                   with respect to the obligations of the Borrower and the other Obligors owed to the Facility Agent and/or the Lenders under the Finance Documents, such obligations shall additionally be owed to Sinosure by way of subrogation of the rights of the Lenders;

(g)                                  the Borrower agrees to cooperate with the Facility Agent, the ECA Agent and the Lenders, as the case may be, in giving effect to any subrogation or assignment referred to in this Clause 33.11 and to take all actions requested by the Facility Agent, any Lender, the ECA Agent or Sinosure, in each case to the extent capable of being done by it, to implement or give effect to such subrogation or assignment;

(h)                                 the Borrower hereby acknowledges, for the benefit of the Lenders and Sinosure, that any payments made by Sinosure to an Lender (or to the Facility Agent or the ECA Agent on their respective behalfs) pursuant to a Sinosure Insurance Policy, will not satisfy, reduce, release or prejudice any of the Borrower’s obligations under the Finance Documents in whole or in part, which obligations shall remain due and payable notwithstanding the receipt or application of those payments;

(i)                                     on the date of any subrogation to, or (as applicable) assignment of any rights referred to in this Clause 33.11:

(i)                                     all further rights and benefits (including the right to receive commission in respect thereof but not any duty or other obligations) whatsoever of the relevant Lender in relation to the portion of the Loan or the rights and benefits to which such assignment or rights of subrogation relate under or arising out of this Agreement shall, to the extent of such assignment or rights of subrogation, be vested in and be for the benefit of Sinosure; and

(ii)                                  references in this Agreement to the Lenders shall, where relevant in the context thereafter be construed so as to include Sinosure in relation to such rights and benefits as are assigned to, or to which Sinosure has rights of subrogation; and

(j)                                    the representations and warranties made in this Agreement in favour of the relevant Lender shall survive any assignment or transfer pursuant to this Clause 33.11 and shall also inure to the benefit of Sinosure;

provided that nothing in this Clause 33.11 shall be construed as depriving the Lenders of any rights they may have against the Borrower or any other Obligor in respect of the Lenders’ rights under Clauses 14 (Other indemnities) and 13 (Increased costs).

33.12                 Cooperation with Sinosure; Events of Default

(a)                                 Each of the ECA Agent, the Facility Agent and the Security Agent shall provide to Sinosure any information which it receives from the Borrower and any other Obligor pursuant to the Finance Documents.

(b)                                 Each of the ECA Agent, the Facility Agent and the Security Agent agrees that it shall consult with Sinosure wherever reasonably practical prior to issuing a notice pursuant to Clause 27 (Events of Default), provided that Sinosure’s consent shall not be required in order for any such notice of default to be issued (other than by Sinosure to the extent required under any Sinosure Insurance Policy).

(c)                                  Notwithstanding anything to the contrary in any Finance Document, if an Event of Default has occurred and is continuing, the Facility Agent shall put to the vote of the Required Lenders the question of whether the provisions of the Finance Documents as to the consequences of the occurrence of such Event of Default should apply and/or whether the remedies afforded under Clause 27 (Events of Default) of this Agreement should be invoked.  Should the Required Lenders’ vote be in favour of any of actions described in the preceding sentence, (i) the Facility Agent shall inform the ECA Agent and the ECA Agent shall discuss in a timely manner with Sinosure and obtain Sinosure’s consent before taking any step to enforce the Finance Documents and (ii) after obtaining the aforementioned consent from Sinosure, the Facility Agent and the Security Agent shall be entitled to take the necessary steps to enforce the Finance Documents and the Lenders shall agree and execute and otherwise perfect and do all such acts and things necessary for such purpose.

(d)                                 Failing agreement between the Facility Agent (acting on behalf of the Required Lenders) and the ECA Agent (acting on behalf of Sinosure), the Facility Agent and the Security Agent shall be entitled to act in accordance with the instructions of the Required Lenders, including in relation to any waiver of an Event of Default and enforcement of remedies related thereto, provided that this does not result in any Sinosure Insurance Policy being lost, cancelled, unenforceable or invalid.

33.13                 Sinosure Override

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, nothing in this Agreement shall permit or oblige any Lender to act (or omit to act) in a manner that is inconsistent with any requirement of Sinosure under or in connection with any Sinosure Insurance Policy and, in particular:

(a)                                 each of the Lenders and if applicable, the ECA Agent shall be authorized to take all such actions as they may deem necessary to ensure that all requirements of Sinosure under or in connection with each of the Sinosure Insurance Policies are complied with;

(b)                                 no Lender shall be obliged to do anything if, in its opinion (upon consultation with the ECA Agent), to do so could result in a breach of any requirements of Sinosure under or in connection with a Sinosure Insurance Policy or affect the validity of a Sinosure Insurance Policy;

(c)                                  each of the Lenders will agree to accept the instructions as advised to them by the ECA Agent or Sinosure and to act in conformity therewith in connection with their obligations under this Agreement; and

(d)                                 in the event of any conflict or inconsistency between the terms of this Agreement and any Sinosure Insurance Policy, the terms of the relevant Sinosure Insurance Policy shall prevail.

33.14                 Sinosure Premium and Sinosure

Without prejudice to Clause 7.10 (Refund of Sinosure Premium on voluntary prepayment), the Borrower:

(a)                                 agrees, and each Lender acknowledges and agrees, that:

(i)                                     the amount of any Sinosure Premium will be calculated in accordance with the percentage included in the relevant defined term as of the date of this Agreement, but otherwise subject to the terms of the relevant Sinosure Insurance Policy and Sinosure’s internal regulations; and

(ii)                                  no Lender is in any way involved in the calculation or payment of any part of any Sinosure Premium;

(b)                                 agrees that their obligation to pay any Sinosure Premium or any part of any Sinosure Premium in accordance with the relevant Sinosure Insurance Policy shall be an absolute and unconditional obligation and, once paid, shall not be affected by any failure by the Borrower to draw down funds under this Agreement or the prepayment or acceleration of the whole or any part of the Loan;

(c)                                  acknowledges that it shall pay an amount equivalent to each Sinosure Premium to Sinosure on the relevant due date, and no Sinosure Premium will be refundable in whole or in part in any circumstances, unless otherwise provided in the relevant Sinosure Insurance Policy and Clause 7.10 (Refund of Sinosure Premium on voluntary prepayment);

(d)                                 agrees that if, for any reason whatsoever, any additional premium is or becomes payable to Sinosure in respect of any Sinosure Insurance Policy, the Borrower shall promptly pay such additional premium in full and the Borrower shall fully cooperate with the Facility Agent and the ECA Agent on their reasonable request to take all steps necessary on the part of the Borrower to ensure that each Sinosure Insurance Policy remains in full force and effect throughout the Facility Period; and

(e)                                  shall indemnify Sinosure in relation to any costs or expenses (including reasonable legal fees) suffered or incurred by Sinosure (other than as a result of Sinosure’s gross negligence or wilful misconduct) in connection with any transfer to Sinosure undertaken pursuant to Clause 33.11 (Assignment to Sinosure) or in connection with any review by Sinosure of or in relation to any Event of Default and/or amendment or supplement to any of the Finance Documents and/or a request for a consent or approval from Sinosure; and

(f)                                   undertakes to pay any fees in relation to the application for any letter of interest or letter of intent in relation to the Sinosure Insurance Policy.

33.15                 Liability for Sinosure Premiums

(a)                                 The Borrower shall be responsible and shall bear the cost of the Sinosure Premium of each Sinosure Insurance Policy and shall pay the relevant Sinosure Premium for each Advance on the Utilisation Date relating to that Advance.

33.16                 Sinosure Insurance Policies

(a)                                 The Borrower will not, without the ECA Agent’s prior written consent, do or omit to do anything which may to its knowledge adversely prejudice the Lenders’ rights under any Sinosure Insurance Policy.

(b)                                 The ECA Agent and the Lenders are responsible for complying with the terms of each Sinosure Insurance Policy from which each Lender benefits.

33.17                 Sinosure Requirements

Each Obligor must execute all such other documents and instruments and do all such other acts and things as the ECA Agent, acting on the instructions of Sinosure and/or any Finance Party may reasonably require:

(a)                                 in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(b)                                 in order for the beneficiaries under each Sinosure Insurance Policy to comply with and continue to benefit from that Sinosure Insurance Policy or to maintain the effectiveness of that Sinosure Insurance Policy.

33.18                 Protection of each of the Sinosure Insurance Policies

(a)                                 If at any time in the reasonable opinion of the ECA Agent, any provision of a Finance Document contradicts or conflicts with any provision of a Sinosure Insurance Policy or Sinosure requires any further action to be taken or documents to be entered into for such Sinosure Insurance Policy to remain in full force and effect, the Borrower shall use commercially reasonable efforts to take such action as the ECA Agent or Sinosure shall reasonably require to remove any contradiction or conflict and to ensure such Sinosure Insurance Policy remains in full force and effect.

(b)                                 In addition, the Borrower shall comply with any instructions given by Sinosure to the ECA Agent in relation to such Sinosure Insurance Policy and the transactions contemplated in such Sinosure Insurance Policy provided that such instructions are in compliance with that Sinosure Insurance Policy.

33.19                 Notification to Sinosure

(a)                                 The Borrower will deliver a notice to each of the Facility Agent and the ECA Agent promptly after it becomes aware of the occurrence of any political or commercial risk covered by a Sinosure Insurance Policy and will:

(i)                                     pay any additional premium payable to Sinosure in relation to the relevant Sinosure Insurance Policy; and

(ii)                                  cooperate with the ECA Agent on its reasonable request to take all steps necessary on the part of the Borrower to ensure that the relevant Sinosure Insurance Policy remains in full force and effect throughout the Facility Period which shall include providing the ECA Agent with any information, reasonably requested by the ECA

Agent, relating to any material commercial facts which could result in a Material Adverse Change.

(b)                                 In addition, the Borrower shall promptly supply to the ECA Agent copies of all financial or other information reasonably required by the ECA Agent to satisfy any request for information made by Sinosure pursuant to a Sinosure Insurance Policy.

(c)                                  The Borrower agrees that it shall be reasonable for the ECA Agent to make a request under this Clause 33.19 (Notification to Sinosure) if it is required to do so as a condition of maintaining a Sinosure Insurance Policy in full force and effect.

33.20                 Prior consultation with Sinosure

(a)                                 The Borrower acknowledges that the ECA Agent may, under the terms of each Sinosure Insurance Policy be required:

(i)                                     to consult with Sinosure, prior to the exercise of certain decisions under the Finance Documents to which that Borrower is a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

(ii)                                  to follow certain instructions given by Sinosure.

(b)                                 Each Lender will be deemed to have acted reasonably if it has acted on the instructions of the ECA Agent (given by Sinosure to the ECA Agent in accordance with the terms of a Sinosure Insurance Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.

33.21                 Demand under Sinosure Insurance Policies

Notwithstanding any other terms as set forth herein and the other Finance Documents, the ECA Agent shall make a written demand to Sinosure under a Sinosure Insurance Policy only after the Facility Agent has first made a written demand for payment of the relevant amount of the Unpaid Sum to the Guarantors under the relevant Guaranties.

33.22                 Replacement of the ECA Agent

(a)                                 After consultation with the Borrower, any Lender may, with the prior consent of the Lenders (other than any Lender which is also the ECA Agent) constituting the Required Lenders and Sinosure and by giving 30 days’ notice to the ECA Agent, replace the ECA Agent by appointing a successor ECA Agent.

(b)                                 The retiring ECA Agent shall make available to the successor ECA Agent such documents and records and provide such assistance as the successor ECA Agent may reasonably request for the purposes of performing its functions as ECA Agent under the Finance Documents.

(c)                                  The appointment of the successor ECA Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring ECA Agent. As from this date, the retiring ECA Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) and any agency fees for the account of the retiring ECA Agent shall cease to accrue from (and shall be payable on) that date.

(d)                                 Any successor ECA Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.

34                                  CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                 interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35                                  SHARING AMONG THE FINANCE PARTIES

35.1                        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due to it under the Finance Documents then:

(a)                                 the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)                                 the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.5 (Application of receipts; partial payments).

35.2                        Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 36.5 (Application of receipts; partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

35.3                        Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant

Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

35.4                        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                 each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                 as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

35.5                        Exceptions

(a)                                 This Clause 35 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

36                                  PAYMENT MECHANICS

36.1                        Payments to the Facility Agent

(a)                                 On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make an amount in dollars equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time specified by the Facility Agent as being customary for settlement of transactions in dollars in the place of payment.

(b)                                 Payment shall be made to such account and with such bank as the Facility Agent, in each case, specifies.

36.2                        Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback and pre-funding), be made available by the Facility Agent as soon as practicable after receipt by the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party or, in the case of an Advance, to such account of such person as may be specified by the Borrower in a Utilisation Request.

36.3                        Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4                        Clawback and pre-funding

(a)                                 Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)                                  If the Facility Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)                                     the Borrower shall on demand refund it to the Facility Agent; and

(ii)                                  the Lender by whom those funds should have been made available or, if the Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

36.5                        Application of receipts; partial payments

(a)                                 Subject to the paragraphs below and except as any Finance Document may otherwise provide, any payment (in an amount sufficient to fully repay or prepay the Loan and all amounts owing under the Finance Documents (other than the Hedging Agreements)) that is received or recovered by any Finance Party (other than any Hedge Counterparty) under, in connection with, or pursuant to any Finance Document shall be paid to the Facility Agent which shall apply the same in the following order:

(i)                                     first, in or towards payment of any amounts then due and payable under any of the Finance Documents (other than the Hedging Agreements) to the Lenders;

(ii)                                  secondly, in retention by the Security Agent of an amount equal to any amount not then payable under any Finance Document (other than the Hedging Agreements) to the Lenders but which the Facility Agent, by notice to the Borrower and the other Finance Parties, states in its opinion will or may become payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them;

(iii)                               thirdly, in or towards payment of:

(A)                               any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Hedge Counterparties under the Hedging Agreements; and

(B)                               thereafter, any payments as a result of termination or closing out due but unpaid to the Hedge Counterparties under the Hedging Agreements; and

(iv)                              finally, any surplus shall be paid to the Borrower or to any other person who appears to be entitled to it;

(b)                                 If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents (other than the Hedging Agreements), the Facility Agent shall apply that payment towards the obligations of the Borrower and the other Obligors under the Finance Documents (other than the Hedging Agreements) in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents (other than the Hedging Agreements);

(ii)                                  secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement;

(iv)                              fourthly, in or towards payment pro rata of any other sum due to any Finance Party (other than the Hedge Counterparties), but unpaid under the Finance Documents (other than the Hedging Agreements);

(v)                                 finally, in or towards payment of:

(A)                               any periodical payments (not being payments as a result of termination or closing out) due but unpaid to the Hedge Counterparties under the Hedging Agreements; and

(B)                               thereafter, any payments as a result of termination or closing out due but unpaid to the Hedge Counterparties under the Hedging Agreements;

(c)                                  The Facility Agent shall, if so directed by all the Lenders and the Hedge Counterparties, vary the order set out in sub-paragraphs (ii) to (v) of paragraph (b) above.

(d)                                 Paragraphs (a) and (c) above will override any appropriation made by an Obligor.

(e)                                  Notwithstanding the foregoing, no amount received from a Guarantor in respect of its obligations under Clause 17 (Guarantee and Indemnity) shall be applied to any Excluded Hedging Obligations.

36.6                        No set-off by Obligors

(a)                                 All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)                                 Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

36.7                        Business Days

(a)                                 Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.8                        Currency of account

(a)                                 Subject to paragraphs (b) and (c) below, dollars are the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

36.9                        Change of currency

(a)                                 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

36.10                 Currency Conversion

(a)                                 For the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange.

(b)                                 The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

36.11                 Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)                                 the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)                                 the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                  the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                 any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 44 (Amendments and Waivers);

(e)                                  the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11 (Disruption to Payment Systems etc.); and

(f)                                   the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

37                                  SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents other than a Hedging Agreement (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38                                  NOTICES

38.1                        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)                                 in the case of the Borrower, the Owner Guarantors and the Parent Guarantor, that specified in Schedule 1 (The Parties);

(b)                                 in the case of each Lender, each Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;

(c)                                  in the case of the Facility Agent, that specified in Schedule 1 (The Parties);

(d)                                 in the case of the Security Agent, that specified in Schedule 1 (The Parties); and

(e)                                  in the case of the ECA Agent, that specified in Schedule 1 (The Parties),

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

38.3                        Delivery

(a)                                 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Facility Agent unless otherwise specified in any Finance Document.

(d)                                 Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)                                  Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

38.4                        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

38.5                        Electronic communication

(a)                                 Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)                                     notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)                                  notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                                 Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted from of communication.

(c)                                  Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.

(d)                                 Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)                                  Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 38.5 (Electronic communication).

(f)                                   Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information via telecopier, email or other electronic means (including by way of the Facility Agent’s Debtdomain system).  All Lenders confirm that they have consented to the use of the Facility Agent’s Debtdomain system as an accepted method of communication under or in connection with the Finance Documents and agree that Debtdomain system will be the primary method of communication between the Facility Agent, the ECA Agent and the Lenders.  The Lenders acknowledge that a communication made via Debtdomain will be effective once the communication is posted to Debtdomain by the Facility Agent or ECA Agent.

38.6                        English language

(a)                                 Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.7                        Hedging Agreement

Notwithstanding anything in Clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this Clause do not include any Hedging Agreement entered into by any Obligor with any Hedge Counterparty in connection with the Facility.

39                                  CALCULATIONS AND CERTIFICATES

39.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2                        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40                                  PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41                                  REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of a Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

42                                  SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between any Finance Party and any Obligor shall be conditional upon no security or payment to any Finance Party by any Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any bankruptcy or insolvency law or otherwise.

43                                  IRREVOCABLE PAYMENT

If the Facility Agent considers that an amount paid or discharged by, or on behalf of, an Obligor or by any other person in purported payment or discharge of an obligation of that Obligor to a Finance Party under the Finance Documents is capable of being avoided or otherwise set aside on the bankruptcy, liquidation or administration of that Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

44                                  AMENDMENTS AND WAIVERS

44.1                        Required consents

Neither this Agreement nor any other Finance Documents nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Obligors party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with obligations incurred hereunder being directly affected in the case of following paragraphs (i) to (iii)) and, in the case of the following paragraph (vii), to the extent that any such Lender would be required to make an Advance in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of the Loan that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vii)):

(i)                                     extend the final scheduled maturity of the Loan, extend the timing for or reduce the principal amount of any Repayment Date, or reduce the rate or extend the time of payment of fees or interest on the Loan, or reduce the principal amount thereof (except to the extent repaid in cash);

(ii)                                  release any of the Security Assets (except as expressly provided otherwise in the Finance Documents) under the Security Documents;

(iii)                               amend, modify or waive any provision of this Clause 44 (Amendments and Waivers) or amend Clauses 2.2 (Finance Parties’ rights and obligations), 3 (Purpose), 7.2 (Change of control), 7.7 (Termination etc. of Sinosure Insurance Policies) or 18.10 (Use of proceeds; Margin regulations) or 18.17 (Sanctions) or 21.9 (Use of proceeds; Margin regulations) or 21.16 (Sanctions) or 28 (Changes to the Lenders);

(iv)                              an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments ratably under the Facility;

(v)                                 reduce the percentage specified in the definition of Required Lenders or otherwise amend or modify the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loan are included on the date of this Agreement),

(vi)                              consent to the assignment or transfer by any Obligor of any of its respective rights and obligations under this Agreement,

(vii)                           amend, modify or waive any provision in this Agreement to the extent providing for payments or prepayments of Loan to be applied pro rata among the Lenders entitled to such payments or prepayments of the Loan, or

(viii)                        release any Guarantor from any guarantee to the extent same owns a Ship (other than as provided in this Agreement), provided, further, that no such change, waiver, discharge or termination shall (A) without the consent of the Facility Agent, amend, modify or waive any provision of Clause 30 (The Facility Agent and the Mandated Lead Arrangers) as same applies to the Facility Agent or any other provision as same relates to the rights or obligations of the Facility Agent, or (B) without the consent of the Security Agent, amend, modify or waive any provision relating to the rights or obligations of the Security Agent.

44.2                        Non-Consenting Lender

If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by paragraphs (i) through (viii), inclusive, of Clause 44.1 (Required Consents), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required (any such Lender, a “Non-Consenting Lender”) is not obtained, then the Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either paragraphs (a) or (b) below, to:

(a)                                 replace each such Non-Consenting Lender with one or more Replacement Lenders pursuant to Clause 7.8 (Right of replacement and repayment and cancellation in relation to a single

Lender) so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination; or

(b)                                 repay the outstanding Loan of such Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s consent, in accordance with Clause 44.1 (Required consents)

provided that, unless the Vessel Loans that are repaid pursuant to preceding paragraph (b) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Vessel Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding paragraph (b), the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender or repay such Lender’s Vessel Loan solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Clause 44.1 (Required consents).

44.3                        Other exceptions

(a)                                 An amendment or waiver which relates to the rights or obligations of a Servicing Party or the a Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of that Servicing Party or that Mandated Lead Arranger, as the case may be.

(b)                                 The Borrower and the Facility Agent, the Mandated Lead Arrangers, the ECA Agent, CEXIM or the Security Agent, as applicable, may amend or waive a term of a Fee Letter to which they are party.

(c)                                  An amendment or waiver which relates to the rights or obligations of a Hedge Counterparty (in its capacity as such) may not be effected without the consent of that Hedge Counterparty.

44.4                        Rights of a Defaulting Lender

Notwithstanding anything to the contrary herein, any Lender that is a Defaulting Lender shall not have any right to approve or disapprove of any amendment, waiver or consent hereunder; provided that, except as otherwise provided in Clause 15.3 (Defaulting Lender), (i) the Commitments of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (ii) no payment to such Defaulting Lender shall be decreased or postponed without the consent of such Defaulting Lender.

45                                  CONFIDENTIAL INFORMATION

45.1                        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 45.2 (Disclosure of Confidential Information) and Clause 45.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

45.2                        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                 to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential

Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                 to any person:

(i)                                     to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                                  with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                               appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.15 (Relationship with the other Finance Parties));

(iv)                              who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)                                 to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                              to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)                           to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Lenders’ rights);

(viii)                        who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)                              as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)                                 with the consent of the Parent Guarantor;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                               in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                               in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                               in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)                                  to any person appointed by that Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement in such form as may be agreed between the Borrower and the relevant Finance Party;

(d)                                 to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(e)                                  to Sinosure.

45.3                        Disclosure to numbering service providers

(a)                                 Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                     names of Obligors;

(ii)                                  country of domicile of Obligors;

(iii)                               place of incorporation/formation of Obligors;

(iv)                              date of this Agreement;

(v)                                 Clause 47 (Governing Law);

(vi)                              the names of the Facility Agent, the Security Agent and the Mandated Lead Arrangers;

(vii)                           date of each amendment and restatement of this Agreement;

(viii)                        amount of Total Commitments;

(ix)                              currency of the Facility;

(x)                                 type of Facility;

(xi)                              ranking of Facility;

(xii)                           a Termination Date;

(xiii)                        changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

(xiv)                       such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                                 The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                                  Each Obligor represents that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

45.4                        Entire agreement

This Clause 45 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

45.5                        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

45.6                        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)                                 of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 45.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 45 (Confidential Information).

45.7                        [Intentionally left blank]

46                                  COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

47                                  GOVERNING LAW

This Agreement and the other Finance Documents (except as otherwise provided in a Finance Document) and any non-contractual obligations arising out of or in connection with them are governed by English law.

48                                  ENFORCEMENT

48.1                        Jurisdiction

(a)                                 The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any other Finance Documents to which the Obligor is a party (including a dispute regarding the existence, validity or termination of this Agreement or such Finance Document or any non-contractual obligation arising out of or in connection with this Agreement or such Finance Document) (a “Dispute”).

(b)                                 The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)                                  This Clause 48.1 (Jurisdiction) is for the benefit of the Secured Parties only.  As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

48.2                        Service of process

(a)                                 Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)                                     irrevocably appoints Cheesewrights as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)                                 If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Facility Agent.  Failing this, the Facility Agent may appoint another agent for this purpose.

49                                  PATRIOT ACT NOTICE

49.1                        PATRIOT Act notice

Each of the Secured Parties hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Secured Parties, each of the Secured Parties is required to obtain, verify and record certain information and documentation that identifies each Obligor, which information includes the name and address of each Obligor and such other information that will allow each of the Secured Parties to identify each Obligor in accordance with the PATRIOT Act.

EXECUTION PAGES

WHEREFORE, the Parties have caused this Facility Agreement to be executed on 1 December 2015 but as of the date first written above.

GENER8 MARITIME SUBSIDIARY VII INC., as Borrower

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Vice President and Secretary

GENER8 MARITIME, INC., as Parent Guarantor

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Vice President and Secretary

GENER8 STRENGTH LLC, as Owner Guarantor and Hedge Guarantor

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Manager

GENER8 SUPREME LLC, as Owner Guarantor and Hedge Guarantor

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Manager

GENER8 SUCCESS LLC, as Owner Guarantor and Hedge Guarantor

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Manager

GENER8 ANDRIOTIS LLC, as Owner Guarantor and Hedge Guarantor

/s/ Christopher F. Allwin
Name: Christopher F. Allwin
Title: Manager

CITIBANK, N.A., as Global Co-ordinator

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Global Co-ordinator

/s/ Gustaf Stael von Holstein
Name: Gustaf Stael von Holstein
Title: Head of Risk Management

/s/ Lynn Sauro
Name: Lynn Sauro
Title: Vice President

CITIBANK, N.A., as Bookrunner

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

CITIBANK, N.A., as Mandated Lead Arranger

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

THE EXPORT-IMPORT BANK OF CHINA, as Mandated Lead Arranger

/s/ Gao Zefeng
Name: Gao Zefeng
Title: Assistant General Manager

BANK OF CHINA, NEW YORK BRANCH, as Mandated Lead Arranger

/s/ Xu, Chen
Name: Xu, Chen
Title: President, U.S.A. & CEO

CITIBANK, N.A., LONDON BRANCH, as Original Lender

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

THE EXPORT-IMPORT BANK OF CHINA, as Original Lender

/s/ Gao Zefeng
Name: Gao Zefeng
Title: Assistant General Manager

BANK OF CHINA, NEW YORK BRANCH, as Original Lender

/s/ Xu, Chen
Name: Xu, Chen
Title: President, U.S.A. & CEO

CITIBANK, N.A., LONDON BRANCH, as Hedge Counterparty

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

NORDEA BANK FINLAND PLC, as Hedge Counterparty

/s/ Gustaf Stael von Holstein
Name: Gustaf Stael von Holstein
Title: Head of Risk Management

/s/ Lynn Sauro
Name: Lynn Sauro
Title: Vice President

CITIBANK, N.A., LONDON BRANCH, as ECA Co-ordinator and ECA Agent

/s/ Kara Catt
Name: Kara Catt
Title: Vice President, Citibank N.A.

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Facility Agent

/s/ Gustaf Stael von Holstein
Name: Gustaf Stael von Holstein
Title: Head of Risk Management

/s/ Lynn Sauro
Name: Lynn Sauro
Title: Vice President

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Security Agent

/s/ Gustaf Stael von Holstein
Name: Gustaf Stael von Holstein
Title: Head of Risk Management

/s/ Lynn Sauro
Name: Lynn Sauro
Title: Vice President

SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation or Formation	Registration number (or equivalent, if any)	Address for Communication

GENER8 MARITIME SUBSIDIARY VII INC.	REPUBLIC OF MARSHALL ISLANDS	78649

299 PARK AVENUE,

2nd Floor

NEW YORK, NY 10017

Attn: Chief Financial Officer

Telephone: (212) 763-5600

Facsimile: (212) 763-5608

E-mail: finance@gener8maritime.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Kenneth Chin, Esq.

Telephone: +1 212 715 9100

Facsimile: +1 212 715 8000

Name of Parent Guarantor	Place of Incorporation or Formation	Registration number (or equivalent, if any)	Address for Communication

GENER8 MARITIME INC.	REPUBLIC OF MARSHALL ISLANDS	31343

299 PARK AVENUE,

2nd Floor

NEW YORK, NY 10017

Attn: Chief Financial Officer

Telephone: (212) 763-5600

Facsimile: (212) 763-5608

E-mail: finance@gener8maritime.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Kenneth Chin, Esq.

Telephone: +1 212 715 9100

Facsimile: +1 212 715 8000

Name of Owner Guarantor / Hedge Guarantor	Place of Incorporation or Formation	Registration number (or equivalent, if any)	Address for Communication

GENER8 STRENGTH LLC GENER8 SUPREME LLC GENER8 SUCCESS LLC GENER8 ANDRIOTIS LLC	REPUBLIC OF MARSHALL ISLANDS	963430 963435 963434 963431

299 PARK AVENUE,

2nd Floor

NEW YORK, NY 10017

Attn: Chief Financial Officer

Telephone: (212) 763-5600

Facsimile: (212) 763-5608

E-mail: finance@gener8maritime.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Kenneth Chin, Esq.

Telephone: +1 212 715 9100

Facsimile: +1 212 715 8000

PART B

THE ORIGINAL LENDERS

Name of Commercial Lender	Address for Communication

CITIBANK, N.A., LONDON BRANCH

Citibank N.A., London Branch,
Citigroup Centre, Canada Square,
London, E14 5LB
c/o Citibank International Limited,
Poland Branch
7/9 Traugutta str., 1st Floor
00-985 Warsaw, Poland
Attention: Loan Operations Department
(Kara Catt / Romina Coates — EAF Middle Office)
Telephone: +44 207986 4881
Facsimile: +44 207 655 2380
E-mail: cibuk.loans@citi.com

With a copy to:

388 Greenwich Street,
New York, NY, 10013
Attention: Meghan O’Connor
Telephone: +1 212 816 8557
Facsimile: N/A
E-mail: meghan.oconnor@citi.com

THE EXPORT-IMPORT BANK OF CHINA

No.30 Fu Xing Men Nei St., Xicheng District
Beijing, China100031
Attention: Transport Finance Department(Jenny Mi/ Wei Zhenyu)
Telephone: +86 10 83578412/83579512
Facsimile: +86 10 83578428/9
Email: mijie@eximbank.gov.cn/ weizhenyu@eximbank.gov.cn

BANK OF CHINA, NEW YORK BRANCH

Bank of China, New York Branch
410 Madison Avenue
New York, NY 10017
Attention: Operation Service Department

(Ms. Wenzhen Zhang)

Telephone: +1 646 231 3143
Facsimile: +1 212 371 4185
E-mail: synloanadmin.nyb@bocusa.com

wzhang@bocusa.com

PART C

HEDGING COUNTERPARTIES

Name of Hedging Counterparties	Address for Communication

CITIBANK, N.A., LONDON BRANCH

Citibank N.A., London Branch,
Citigroup Centre, Canada Square,
London, E14 5LB
c/o Citibank International Limited,
Poland Branch
7/9 Traugutta str., 1st Floor
00-985 Warsaw, Poland
Attention: Loan Operations Department
(Kara Catt / Romina Coates — EAF Middle Office)
Telephone: +44 207986 4881
Facsimile: +44 207 655 2380
E-mail: cibuk.loans@citi.com

With a copy to:

388 Greenwich Street,
New York, NY, 10013
Attention: Meghan O’Connor
Telephone: +1 212 816 8557
Facsimile: N/A
E-mail: meghan.oconnor@citi.com

NORDEA BANK FINLAND PLC

1211 Avenue of the Americas,
23rd Floor,
New York, NY 10036
Attention: Shipping Offshore and Oil Services
Telephone:  +1 212 318 9636
Facsimile:  +1 212 421 4420
E-mail: dlny-ny-cadloan@nordea.com

With a copy to:

Essendropsgate 7
P.O. Box 1166 Sentrum
NO-0107 Oslo, Norway
Facsimile: +47 22 48 66 78
E-mail: agency.soosid@nordea.com

PART D

THE SERVICING PARTIES

Name of Facility Agent	Address for Communication

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

1211 Avenue of the Americas,
23rd Floor,
New York, NY 10036
Attn:  Shipping Offshore and Oil Services

Telephone:  +1 212 318 9636
Facsimile:  +1 212 421 4420
E-mail: dlny-ny-cadloan@nordea.com

with a copy to:

Essendropsgate 7
P.O. Box 1166 Sentrum
NO-0107 Oslo, Norway

Facsimile: +47 22 48 66 78
E-mail: agency.soosid@nordea.com

Name of Security Agent	Address for Communication

NORDEA BANK FINLAND PLC, NEW YORK BRANCH

1211 Avenue of the Americas,
23rd Floor,
New York, NY 10036
Attn:  Shipping Offshore and Oil Services

Telephone:  +1 212 318 9636
Facsimile:  +1 212 421 4420
E-mail: dlny-ny-cadloan@nordea.com

with a copy to:

Essendropsgate 7

P.O. Box 1166 Sentrum
NO-0107 Oslo, Norway

Facsimile: +47 22 48 66 78
E-mail: agency.soosid@nordea.com

Name of ECA Agent	Address for Communication

CITIBANK, N.A., LONDON BRANCH

Citibank N.A., London Branch
c/o Citibank International Limited,
Poland Branch
7/9 Traugutta str., 1st Floor
00-985 Warsaw, Poland
Attention: Loan Operations Department
(Kara Catt/ Romina Coates — EAF Middle Office)

Facsimile: +44 207 655 2380

Telephone: +44 207986 4881
E-mail: cibuk.loans@citi.com

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO INITIAL UTILISATION REQUEST

1                                         Obligors

1.1                               A copy of the Constitutional Documents of each Obligor.

1.2                               A copy of a resolution of the board of directors (or equivalent) of each Obligor:

(a)                                 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                                 authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                  authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, a Utilisation Request) to be signed and/or dispatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3                               A specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.

1.4                               A copy of a resolution signed by the holder of the issued shares in each of the Owner Guarantors, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Owner Guarantor is a party.

1.5                               A certificate of an authorized signatory of the relevant Obligor certifying that each copy (but not an original) document relating to it specified in paragraphs 1 and 2 this Part A of Schedule 2 (Conditions Precedent) and every other copy document (but not an original) delivered by it under this Schedule, is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2                                         Shipbuilding Contracts and other Documents

2.1                               Copies of the Shipbuilding Contracts (which shall for the avoidance of doubt, include the Intercompany Ship Delivery Agreement) and the Merger Agreement and of all documents signed or issued by an Obligor or its Affiliate or the Seller (or any of them) under or in connection with it.

3                                         Finance Documents

3.1                               A duly executed copy of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

3.2                               A duly executed copy of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).

4                                         Security

4.1                               A duly executed copy of the Account Security in relation to each Account and of the Shares Security in respect of the Borrower and each Owner Guarantor (and of each document to be delivered under each of them).

4.2                               If applicable, a duly executed copy of each Assignment of Hedging Agreement in respect of the Borrower or the Parent Guarantor (as the case may be) (and of each document to be delivered under each of them).

4.3                               Documentary evidence that the Security intended to be created on or prior to the date of the first Utilisation Request by each of the Finance Documents has been duly perfected under applicable law.

5                                         Legal opinions

5.1                               A legal opinion of Watson Farley & Williams which shall be addressed to the Facility Agent, the Security Agent, the Lenders and Sinosure on such matters concerning English laws.

5.2                               A legal opinion of Watson Farley & Williams LLP which shall be addressed to the Facility Agent, the Security Agent, the Lenders and Sinosure on such matters concerning the laws of the Marshall Islands.

5.3                               A legal opinion of Global Law Office which shall be addressed to the Facility Agent from lawyers (either issued or in a form acceptable to the Facility Agent) on such matters concerning the laws of the PRC in respect of Sinosure and/or the Sinosure Insurance Policies.

5.4                               Favourable legal opinions by lawyers appointed by the Facility Agent on such matters concerning the laws of such relevant jurisdictions as the Facility Agent may require, substantially in the form distributed to the Original Lenders before signing this Agreement.

6                                         Other documents and evidence

6.1                               The Original Financial Statements of the Parent Guarantor.

6.2                               Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees and Sinosure Premium) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

6.3                               Such evidence as the Facility Agent and Sinosure may require for the Finance Parties to be able to satisfy each of their “know your customer” or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

6.4                               A copy of Sinosure’s written approval notice in respect of the transactions contemplated by the Finance Documents, in form and substance satisfactory to the Lenders and CEXIM.

6.5                               Evidence that any process agent referred to in Clause 48.2 (Service of process) has accepted its appointment.

6.6                               Evidence of written support by the competent Chinese Embassy and China Chamber of Commerce for Import and Export of Machinery and Electronic Products (CCCME) for the export of the Ships by the relevant Seller.

PART B

CONDITIONS PRECEDENT TO UTILISATION —  ADVANCE

In this Part:

“Relevant Advance” means the Advance for which a drawing has been requested under the relevant Utilisation Request.

“Relevant Ship” means the Ship to which the proposed Advance relates.

“Relevant Owner Guarantor” means the Owner Guarantor owning the Relevant Ship.

1                                         Borrower and Relevant Owner Guarantor

A certificate of an authorized signatory of the Borrower and the Relevant Owner Guarantor certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date for the Relevant Advance (and in particular, that there are no further amendments and/or supplements to the Shipbuilding Contract other than those previously provided to the Facility Agent pursuant to Part A of this Schedule 2 (Conditions Precedent) or pursuant to Part B of this Schedule 2 (Conditions Precedent)).

2                                         Finance Documents

2.1                               A duly executed copy of each Security Document (other than the Mortgage and the relevant Manager’s Undertakings) if not previously provided pursuant to Part A of this Schedule 2 (Conditions Precedent).

2.2                               A duly executed copy of any other document required to be delivered by each Finance Document if not previously provided pursuant to Part A of this Schedule 2 (Conditions Precedent).

3                                         Ship and other security

3.1                               Such documentary evidence as the Facility Agent and its legal advisers may require in relation to the due authorization and execution of the relevant Shipbuilding Contracts by each of the parties thereto.

3.2                               Such documentary evidence as the Facility Agent and its legal advisers may require in relation to evidencing that the relevant Owner Guarantor is the buyer (and shall be the legal and beneficial owner) of the Relevant Ship.

3.3                               A duly executed original of the Mortgage in respect of the relevant Ship and of each document to be delivered under or pursuant thereto together with documentary evidence that the Mortgage in respect of the Relevant Ship has been duly registered as a valid first preferred or first priority ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag.

3.4                               Documentary evidence that the Relevant Ship:

(a)                                 has been unconditionally delivered by the relevant Seller to, and accepted by, the Relevant Owner Guarantor under the Shipbuilding Contract relating to the Relevant Ship and that the full purchase price payable and all other sums due to such Seller under the said Shipbuilding

Contract, other than the sums to be financed pursuant to the Utilisation of the Delivery Advance, have been, or upon the Utilisation of the Delivery Advance, will be, paid to such Seller;

(b)                                 is definitively and if applicable, permanently registered in the name of the Relevant Owner Guarantor under the Approved Flag;

(c)                                  is in the absolute and unencumbered ownership of the Relevant Owner Guarantor save as contemplated by the Finance Documents;

(d)                                 maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and

(e)                                  is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

3.5                               Documents establishing that the Relevant Ship will, as from the Utilisation Date of the Relevant Advance, be managed commercially by its Approved Commercial Manager and managed technically by its Approved Technical Manager on terms acceptable to the Facility Agent acting with the authorization of all of the Lenders together with:

(a)                                 to the extent commercially practicable, a Manager’s Undertaking for each of the Approved Managers for the Relevant Ship; and

(b)                                 copies of the relevant Pool Agreement (if applicable and including all relevant novations, amendments, supplements thereto), the relevant Approved Technical Manager’s Document of Compliance and of the Relevant Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Facility Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Relevant Ship including without limitation an ISSC.

3.6                               An opinion from an independent insurance consultant acceptable to the Facility Agent on such matters relating to the Insurances as the Facility Agent may reasonably require.

3.7                               Two Appraisals of the Relevant Ship stated to be for the purposes of this Agreement and dated not earlier than 14 Business Days before the Utilisation Date, evidencing the Fair Market Value of the Relevant Ship.

3.8                               Copy of any Charter to which the Relevant Ship is subject (including without limitation, any charter pursuant to the relevant Pool Agreement (if any).

3.9                               The Relevant Ship’s INMARSAT number (or equivalent).

4                                         Legal opinions

Legal opinions of the legal advisers to the Facility Agent in the jurisdiction of the Approved Flag of the Relevant Ship, the Republic of the Marshall Islands, the PRC and such other relevant jurisdictions as the Facility Agent may require.

5                                         Other documents and evidence

5.1                               Evidence that the fees, costs and expenses then due from Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date for the Delivery Advance.

5.2                               Evidence satisfactory to the Facility Agent that the Parent Guarantor and/or one or more of its Subsidiaries has made payment, or has procured the payment:

(a)                                 to the Seller, of the difference between (i) the Contract Price payable under the Shipbuilding Contract relating to the Relevant Ship and (ii) the sums to be financed pursuant to the Utilisation of the relevant Advance, to the Seller; and

(b)                                 to the Debt Service Reserve Account, an amount equal to the aggregate of:

(i)                                     the first Repayment Instalment and the amount of interest payable on the first due date for payment of interest relating to the Vessel Loan relating to the Relevant Advance; and

(ii)                                  the next Repayment Instalment and amount of interest payment on the next due date for payment of interest in respect of each utilised Vessel Loan,

provided that payment of such amounts may, if requested by the Borrower, be financed by the proceeds of the Relevant Advance in accordance with and upon fulfilment of the conditions set out in Clause 3.1(c) (Purpose).

5.3                               Evidence satisfactory to the ECA Agent that the relevant Sinosure Premium payable by the Borrower for the Relevant Advance, have been paid or will be paid by the Utilisation Date of the Relevant Advance.

5.4                               Evidence satisfactory to the Facility Agent that the Relevant Owner Guarantor is or will be the legal and beneficial owner of the Relevant Ship pursuant to its Shipbuilding Contract by the Utilisation Date of the Relevant Advance.

5.5                               Certified copies of the duly executed Sinosure Insurance Policy relating to the Relevant Ship together with such documentary evidence as the ECA Agent and its legal advisers may require in relation to the due authorisation and execution by Sinosure of such Sinosure Insurance Policy.

5.6                               Confirmation from the ECA Agent that it has not been notified by Sinosure of cancellation of any existing Sinosure Insurance Policy in relation to any Ship.

5.7                               A certified English translation in respect of any other documents referred to above as may be required by the Facility Agent.

SCHEDULE 3

UTILISATION REQUEST

From:               GENER8 MARITIME SUBSIDIARY VII INC.

To:                             NORDEA BANK FINLAND PLC, NEW YORK BRANCH as Facility Agent

Dated: [•]

Dear Sirs

GENER8 MARITIME SUBSIDIARY VII INC.  — Facility Agreement dated [•] (the “Agreement”)

1                                         We refer to the Agreement.  This is a Utilisation Request.  Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                                         We wish to borrow the Advance under Vessel Loan relating to Ship [•] on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	[•] or, if less, the Available Commitment of all Lenders in relation to such Vessel Loan

Interest Period:	[•]

3                                         We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of this Agreement as they relate to the Advance to which this Utilisation Request refers is satisfied on the date of this Utilisation Request.

4                                         The proceeds of this Advance should be credited to: [account].

5                                         This Utilisation Request is irrevocable.

Yours faithfully

[•]
authorized signatory for
GENER8 MARITIME SUBSIDIARY VII INC.

SCHEDULE 4

COMMITMENTS

	LENDER	COMMITMENT ($)

	Citibank, N.A., London Branch (“Citibank”)	6,696,202.50
Ship A	The Export-Import Bank of China (“CEXIM”)	33,481,012.50
	Bank of China, New York Branch (“BOC”)	26,784,810.00

TOTAL COMMITMENT FOR SHIP A ($)		66,962,025.00

	Citibank	6,696,202.50
Ship B	CEXIM	33,481,012.50
	BOC	26,784,810.00

TOTAL COMMITMENT FOR SHIP B ($)		66,962,025.00

	Citibank	6,282,586.13
Ship C	CEXIM	31,412,930.62
	BOC	25,130,344.50

	LENDER	COMMITMENT ($)

TOTAL COMMITMENT FOR SHIP C ($)		62,825,861.25

	Citibank	6,282,586.13
Ship D	CEXIM	31,412,930.62
	BOC	25,130,344.50

TOTAL COMMITMENT FOR SHIP D ($)		62,825,861.25

TOTAL COMMITMENTS OF THE LENDERS		259,575,772.50

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                             [•] as Facility Agent

From:               [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:           [•]

Dear Sirs

GENER8 MARITIME SUBSIDIARY VII INC.  — Facility Agreement dated [•] (the “Agreement”)

1                                         We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2                                         We refer to Clause 28.5 (Procedure for transfer) of the Agreement:

(a)                                 The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and Contribution in the Loan under the Agreement as specified in the Schedule in accordance with Clause 28.5 (Procedure for transfer) of the Agreement.

(b)                                 The proposed Transfer Date is [•].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) of the Agreement are set out in the Schedule.

3                                         The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4                                         This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5                                         This Transfer Certificate and any non-contractual obligations arising out of or in connection with it, are governed by English law.

6                                         This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

7                                         The New Lender confirms that, immediately following the effective date of this Transfer Certificate, it will be a FATCA Exempt Party.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details

for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:
Name:
Title:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:                             [•] as Facility Agent and [•] as Borrower, for and on behalf of each Obligor

From:               [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [•]

Dear Sirs

GENER8 MARITIME SUBSIDIARY VII INC.  — Facility Agreement dated [•] (the “Agreement”)

1                                         We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2                                         We refer to Clause 28.6 (Procedure for assignment):

(a)                                 The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment and Contribution in the Loan under the Agreement as specified in the Schedule.

(b)                                 The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and Contribution in the Loan under the Agreement specified in the Schedule.

(c)                                  The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)                                 All rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrower or any other [Transaction] Obligor had against the Existing Lender.

3                                         The proposed Transfer Date is [•].

4                                         On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5                                         The Facility Office and address, fax, number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

6                                         The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).

7                                         This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each [Transaction] Obligor) of the assignment referred to in this Assignment Agreement.

8                                         This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9                                         This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10                                  This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
Name:	Name:
Title:	Title:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:
Name:
Title:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:                             NORDEA BANK FINLAND PLC, NEW YORK BRANCH as Facility Agent

From:               GENER8 MARITIME, INC.

Dated:           [•]

Dear Sirs

GENER8 MARITIME SUBSIDIARY VII INC.  — Facility Agreement dated [•] (the “Agreement”)

1                                         We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                                         We confirm that:  [Insert details of covenants to be certified]

3                                         We confirm that as at the date hereof:

(a)                                 no [Event of] Default is continuing.](1)

(b)                                 no event which would result in an Material Adverse Effect has occurred or would result from the proposed Advance; and

(c)                                  the Repeating Representations to be made by each Obligor are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which they shall be true and correct in all material respects as of such earlier date (but further provided that the representation made under Clause 18.7 (Financial statements; Financial Condition; Undisclosed Liabilities) which shall be made with reference to the latest financial statements provided under the Agreement and as at the last day of the financial period in relation to which such financial statements relate).

Yours faithfully,

[•]
authorized signatory for
GENER8 MARITIME, INC.

[insert applicable certification language]

for and on behalf of
[name of Auditors of the Parent Guarantor]

(1)  If this statement cannot be made, the certificate should identify any [Event of] Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8

DETAILS OF SHIPS

Ship	Hull Number	Owner Guarantor	Builder	Shipbuilding Contract	Ship Name	Approved Classification	Scheduled Delivery Date	Maximum Contract Price (USD)

Ship A	H1384	Gener8 Strength LLC (“Owner Guarantor A”)	SWS(2)	Shipbuilding Contract dated 21 March 2014 (Supplement dated 21 March 2014 and Addendum No.1 dated 21 March 2014) signed by Navig8 Crude Tankers Inc.	Gener8 Strength	ABS/CCS	10/29/15	99,203,000.00

Ship B	H1385	Gener8 Supreme LLC (“Owner Guarantor B”)	SWS	Shipbuilding Contract dated 21 March 2014 (Supplement dated 21 March 2014 and Addendum No.1 dated 21 March 2014) signed by Navig8 Crude Tankers Inc.	Gener8 Supreme	ABS/CCS	1/6/16	99,203,000.00

Ship C	H1355	Gener8 Success LLC (“Owner Guarantor C”)	SWS	Shipbuilding Contract dated 17 December 2013 (Supplement dated 17 December 2013) signed by Navig8 Crude Tankers Inc.	Gener8 Success	ABS/CCS	3/30/16	93,075,350.00

Ship D	H1356	Gener8 Andriotis LLC (“Owner Guarantor D”)	SWS	Shipbuilding Contract dated 17 December 2013 (Supplement dated 17 December 2013) signed by Navig8 Crude Tankers Inc.	Gener8 Andriotis	ABS/CCS	4/30/16	93,075,350.00

(2)  Shanghai Waigaoqiao Shipbuilding Co., Ltd.

SCHEDULE 9

ERISA PLANS AND CONTRIBUTIONS

General Maritime Corporation 401(k) Plan and Trust

SCHEDULE 10

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Zeus LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Atlas LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Hercules LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Ulysses LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Poseidon LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
Victory Ltd.	Gener8 Maritime Subsidiary II Inc.	100%	Bermuda
Vision Ltd.	Gener8 Maritime Subsidiary II Inc.	100%	Bermuda
GMR Spartiate LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Maniate LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR St Nikolas LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR George T LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Kara G LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of Liberia
GMR Harriet G LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of Liberia
GMR Orion LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Argus LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Spyridon LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Horn LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Phoenix LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Strength LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of Liberia
GMR Daphne LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
GMR Defiance LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of Liberia
GMR Elektra LLC	Gener8 Maritime Subsidiary II Inc.	100%	Republic of the Marshall Islands
Companion Ltd.	Gener8 Maritime Subsidiary II Inc.	100%	Bermuda
Compatriot Ltd.	Gener8 Maritime Subsidiary II Inc.	100%	Bermuda
Consul Ltd.	Gener8 Maritime Subsidiary II Inc.	100%	Bermuda
Gener8 Maritime Subsidiary III Ltd.	Gener8 Maritime, Inc.	100%	Bermuda
Gener8 Maritime Subsidiary NEW IV Inc.	Gener8 Maritime, Inc.	100%	Republic of the Marshall Islands
GMR Minotaur LLC	Gener8 Maritime Subsidiary NEW IV Inc.	100%	Republic of Liberia
GMR Agamemnon LLC	Gener8 Maritime Subsidiary NEW IV Inc.	100%	Republic of Liberia
GMR Hope LLC	Gener8 Maritime Subsidiary NEW IV Inc.	100%	Republic of the Marshall Islands
GMR Chartering LLC	Gener8 Maritime Subsidiary NEW IV Inc.	100%	New York
Gener8 Maritime Management LLC	Gener8 Maritime Subsidiary NEW IV Inc.	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) LLC	Gener8 Maritime Management LLC	100%	Republic of the Marshall Islands
Unique Tankers LLC	Gener8 Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) Limitada	Gener8 Maritime Management (Portugal) LLC	100%	Portugal
General Maritime Crewing Pte. Limited	Gener8 Maritime Management (Portugal) LLC	100%	Singapore
General Maritime Crewing Pte. Limited (India Division Office; not a separate entity)	Gener8 Maritime Crewing Pte. Limited	100%	India

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
General Maritime Crewing Pte. Limited	Gener8 Maritime Crewing Pte. Limited	100%	Russia
Gener8 Maritime Subsidiary V Inc.	Gener8 Maritime, Inc.	100%	Republic of the Marshall Islands
Gener8 Maritime Subsidiary VIII Inc.	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
Gener8 Neptune LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Athena LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Apollo LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Ares LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Hera LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Constantine LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Oceanus LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Nautilus LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Macedon LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Noble LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Ethos LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Perseus LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Theseus LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Hector LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Nestor LLC	Gener8 Maritime Subsidiary VIII Inc.	100%	Republic of the Marshall Islands
Gener8 Maritime	Gener8 Maritime, Inc.	100%	Republic of the

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
Subsidiary VII Inc.			Marshall Islands
Gener8 Strength LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Supreme LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Andriotis LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Miltiades LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Success LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Chiotis LLC	Gener8 Maritime Subsidiary VII Inc.	100%	Republic of the Marshall Islands
Gener8 Maritime Subsidiary VI Inc.	Gener8 Maritime, Inc.	100%	Republic of the Marshall Islands
Concord Ltd.	Gener8 Maritime Subsidiary VI Inc.	100%	Bermuda
Contest Ltd.	Gener8 Maritime Subsidiary VI Inc.	100%	Bermuda
Concept Ltd.	Gener8 Maritime Subsidiary VI Inc.	100%	Bermuda
Gener8 Maritime Subsidiary Inc.	Gener8 Maritime, Inc.	100%	Republic of the Marshall Islands
Gener8 Strength Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Supreme Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Andriotis Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Miltiades Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Success Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Chiotis Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 1 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 2 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
Gener8 Tankers 3 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 4 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 5 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 6 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 7 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
Gener8 Tankers 8 Inc.	Gener8 Maritime Subsidiary Inc.	100%	Republic of the Marshall Islands
STI Cavaliere Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Dundee Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Edinburgh Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Esles Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Glasgow Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Newcastle Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands
STI Perth Shipping Company Limited	Gener8 Maritime Subsidiary V Inc.	100%	Republic of the Marshall Islands

SCHEDULE 11

FINANCIAL INDEBTEDNESS

1                                         Approximately $1,379,294,532 remaining instalment payments as of August 27, 2015 due under the shipbuilding contracts for 21 VLCCs.

2                                         Letter of Credit of $658,344 within Article 42 of the Agreement of Lease, dated as of November 30, 2012, by and among Fisher-Park Lane Owner LLC, as Landlord, and General Maritime Corporation, as Tenant.

3                                         Letter of credit of $1,385,378 dated as of June 30, 2015.

SCHEDULE 12

INSURANCES

NONE.

SCHEDULE 13

EXISTING TRANSACTIONS

1.                                      Corporate Administration Agreement, dated 17 December 2013, between Navig8 Crude Tankers Inc. and Navig8 Asia Pte Ltd (amended on 25 March 2014 and 7 May 2015)

2.                                      Project Structuring Agreement, dated 17 December 2013, between Navig8 Limited and Navig8 DMCC (amended on 25 March 2014)

3.                                      Plan Approval and Construction Supervision Agreement Relating to Hull No’s. NTP0137 and NTP0138, dated 25 March 2014, between Navig8 Crude Tankers Inc. and Navig8 Shipmanagement Pte Ltd.

SCHEDULE 14

NON-CASH CHARGES

1.                                      noncash interest expense and amortization of debt discount and commissions and other fees and charges, amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses and to the extent not reflected in consolidated interest, any losses on any interest rate hedging agreements (including, without limitation, any Hedging Agreements) and Other Hedging Agreements, associated with Financial Indebtedness for such period (whether amortized or immediately expensed) less any gains on any interest rate hedging agreements (including, without limitation, any Hedging Agreements) and Other Hedging Agreements;

2.                                      all amounts attributable to impairment charges on intangible assets, including, without limitation, amortization of intangible assets (including goodwill) for such period;

3.                                      any non-cash management retention or incentive program payments for such period, including any accelerated charges relating to option plans;

4.                                      non-cash restricted stock compensation, including, without limitation, any restricted stock units; and

5.                                      losses on minority interests owned by any person, all losses from investments recorded using the equity method and the noncash impact of accounting changes or restatements less any gains on such minority interests or investments for such period.

SCHEDULE 15

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	Five (5) Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of a Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Interest Periods))

Facility Agent notifies the Lenders of the Advance in accordance with Clause 5.4 (Lenders’ participation)	Four (4) Business Days before the intended Utilisation Date.

LIBOR is fixed	Quotation Day as of 11:00 am New York time

SCHEDULE 16

FORM OF MT 199

Swift message to accompany MT103 payment for US$ [•] sent under swift reference number [•].

TO THE ATTENTION OF [Bank Name] ([Swift Address]), ADDRESS: [Street Address], ATTENTION: [Name, Telephone, Email]

Re: The Shipbuilding Contract dated [•] (as AMENDED, NOVATED and/or supplemented from time to time, the “Shipbuilding Contract”) made between [Original Buyer Name] WITH ADDRESS AT [•] (THE “ORIGINAL BUYER”) AND [Shipyard Name] WITH ADDRESS AT [•] [(the “Seller”)]/[(the “Builder”) AND [•] (together with the Builder, the “Seller”)] TO BE NOVATED TO [New Buyer Name] AS NEW BUYER (THE “BUYER”) FOR THE CONSTRUCTION OF [Shipyard Name] HULL [•] TO BE NAMED [•] (THE “VESSEL”).

We confirm having irrevocably remitted to you for value [DATE] an amount of US$ [•] (United States Dollars [•] only) being PART OF the delivery instalment in respect of the purchase of the Vessel by the Buyer from the Seller pursuant to the Shipbuilding Contract.

This amount is to be held to the sole order of [NORDEA BANK FINLAND PLC, NEW YORK BRANCH] under reference — [Shipyard Name] HULL [Hull Number] (to be named [Vessel Name]) delivery instalment.

You are hereby instructed to hold these funds and release them to the Builder only upon presentation to you by the Seller of a fax copy of the protocol of delivery and acceptance for the Vessel duly signed by the authorised representatives of the Seller and the Buyer and countersigned by any one of the following:

[Name, Nationality, Passport Number]

[Name, Nationality, Passport Number]

[Name, Nationality, Passport Number]

EACH OF [Law firm’s name], ACTING SINGLY ON BEHALF OF [NORDEA BANK FINLAND PLC, NEW YORK BRANCH].

These monies, when released, may only be used for payment to the account of the Seller with [Seller Bank Name, Address] in or towards satisfaction of the balance of the purchase price for the Vessel, payment instructions:

1.              BANK: [•]

2.              ACCOUNT NO.: [•]

3.              CORRESPONDENT BANK: [•]

4.              BENEFICIARY: [•]

5.              REFERENCE: [•]

In the event that all or any part of the amount so remitted has not been released in accordance with the foregoing instructions by close of business on [date, to be not later than 5 business days after the scheduled delivery date], then all of the money held by you must be immediately returned by remitting the same to [NORDEA BANK FINLAND PLC, NEW YORK BRANCH (swift code NDEAUS3NXXX)], for THE account of [Borrower] Account number [•] under reference: attn CREDIT ADMINISTRATION DEPARTMENT RE: [Borrower Name] — return of purchase price of the vessel [•].

If you have any questions please contact [•] telephone no. [•] AT [NORDEA BANK FINLAND PLC, NEW YORK BRANCH.]